UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED May 20, 2022

SailPoint Technologies Holdings, Inc.

11120 Four Points Drive, Suite 100

Austin, Texas 78726

(512) 346-2000

Dear SailPoint Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of holders of common stock, par value $0.0001 per share, of SailPoint Technologies Holdings, Inc. (“SailPoint common stock,” and the holders thereof “SailPoint Stockholders”), a Delaware corporation (“SailPoint” or the “Company”), to be held on [●], 2022, at [●] a.m., Central Time. SailPoint will hold the Special Meeting virtually via the Internet at www.proxydocs.com/SAIL. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of April 10, 2022 (the “Merger Agreement”), by and among SailPoint, Project Hotel California Holdings, LP, a Delaware limited partnership (“Parent”) and Project Hotel California Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SailPoint’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Parent and Merger Sub are entities that are affiliated with Thoma Bravo, L.P., a private equity investment firm. All references herein to “Thoma Bravo” include Thoma Bravo, L.P. and the affiliated funds thereof. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into SailPoint and the separate corporate existence of Merger Sub will cease, with SailPoint continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

If the Merger is completed, you will be entitled to receive $65.25 in cash, less any applicable withholding taxes, for each share of SailPoint common stock that you own, unless you have properly exercised your appraisal rights.

The Board of Directors of SailPoint (the “Board of Directors” or the “Board”), after considering the factors more fully described in the enclosed proxy statement, and acting by the recommendation of a special committee of the Board of Directors, has unanimously: (i) determined that it is in the best interests of SailPoint and SailPoint Stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby; and (iii) resolved to recommend that SailPoint Stockholders adopt the Merger Agreement. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of SailPoint common stock entitled to vote at the Special Meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated,

501 Madison Avenue, 20th Floor,

New York, NY, 10022

Banks and Brokers Call: (212) 750-6833

All Others Call: (877) 750-8332

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

Mark McClain
Chief Executive Officer and Director

The accompanying proxy statement is dated [●], 2022 and, together with the enclosed form of proxy card, is first being mailed on or about [●], 2022.

SailPoint Technologies Holdings, Inc.

11120 Four Points Drive, Suite 100

Austin, Texas 78726

(512) 346-2000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON [●], 2022

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of holders of common stock, par value $0.0001 per share, of SailPoint Technologies Holdings, Inc. (“SailPoint common stock,” and the holders thereof “SailPoint Stockholders”), a Delaware corporation (“SailPoint” or the “Company”), will be held on [●], 2022, at [●] a.m., Central Time. SailPoint will hold the Special Meeting virtually via the Internet at www.proxydocs.com/SAIL. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of April 10, 2022 (the “Merger Agreement”), by and among Project Hotel California Holdings, LP, a Delaware limited partnership (“Parent”) and Project Hotel California Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into SailPoint and the separate corporate existence of Merger Sub will cease, with SailPoint continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

2.

To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SailPoint’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.

To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only SailPoint Stockholders of record as of the close of business on May 25, 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

SailPoint Stockholders who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares of SailPoint common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the proposal to adopt the Merger Agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement and is incorporated therein by reference.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

By Order of the Board of Directors,

Mark McClain Chief Executive Officer and Director

Dated: [●], 2022

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a SailPoint Stockholder of record, voting in person by virtual ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone, or (3) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the adjournment proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of SailPoint common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated,

501 Madison Avenue, 20th Floor,

New York, NY, 10022

Banks and Brokers Call: (212) 750-5833

All Others Call: (877) 750-8332

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Project Hotel California Merger Sub, Inc. with and into SailPoint Technologies Holdings, Inc. (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “SailPoint,” “we,” “our,” “us,” the “Company” and similar words refer to SailPoint Technologies Holdings, Inc. Throughout this proxy statement, we refer to Project Hotel California Holdings, LP as “Parent” and Project Hotel California Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated April 10, 2022, by and among Parent, Merger Sub and SailPoint as the “Merger Agreement,” our common stock, par value $0.0001 per share, as “SailPoint common stock,” and the holders of SailPoint common stock as “SailPoint Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger

SailPoint Technologies Holdings, Inc.

SailPoint is the leader in identity security for the modern enterprise. Harnessing the power of our deep expertise combined with machine learning, SailPoint automates the management and control of access, delivering only the required access to the right identities and technology resources at the right time. Our sophisticated identity platform seamlessly integrates with existing systems and workflows, providing the singular view into all identities and their access. We meet customers where they are with an intelligent identity solution that matches the scale, velocity and environmental needs of the modern enterprise. SailPoint empowers the most complex enterprises worldwide to build a security foundation grounded in identity security. SailPoint common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “SAIL.”

Project Hotel California Holdings, LP

Parent was formed on April 1, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Hotel California Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of Parent and was formed on April 1, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent and Merger Sub are affiliated with Thoma Bravo Fund XV, L.P. (the “Thoma Bravo Fund”), and Parent, Merger Sub and the Thoma Bravo Fund are each affiliated with Thoma Bravo, L.P. (“Thoma Bravo”). Thoma

Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the Effective Time (as defined in the section of this proxy statement captioned “—The Merger”), the Surviving Corporation (as defined in the section of this proxy statement captioned “—The Merger”), will be indirectly owned by the Thoma Bravo Fund and certain of its affiliates.

In connection with the transactions contemplated by the Merger Agreement, (1) the Thoma Bravo Fund has provided Parent with an equity commitment and (2) Parent has obtained debt financing commitments from Golub Capital Markets LLC, Blackstone Alternative Credit Advisors LP, Owl Rock Capital Advisors LLC, Marfic Investment Pte Ltd., Antares Holdings LP, Antares Capital LP, BlackRock Capital Investment Advisors, LLC, Fortress Credit Corp., Macquarie Capital (USA) Inc., Macquarie PF Inc., Onex Falcon Direct Lending BDC Fund, LLC and Thoma Bravo Credit Fund II, L.P. The amounts committed under the Financing Letters will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and to also fund certain other payments at the closing (including the Required Amounts (as defined in the section of this proxy statement captioned “The Merger—Financing of the Merger”)), subject to the terms and conditions of the Merger Agreement. In addition, the Thoma Bravo Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $431.1 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by SailPoint, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into SailPoint and the separate corporate existence of Merger Sub will cease, with SailPoint continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, SailPoint common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, SailPoint common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SailPoint will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and SailPoint and specified in the certificate of merger, the “Effective Time”).

Merger Consideration

SailPoint Common Stock

At the Effective Time, each then outstanding share of SailPoint common stock (other than shares of SailPoint common stock (i) held by SailPoint as treasury stock or otherwise, (ii) owned by Parent or Merger Sub, or (iii) owned by SailPoint Stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares of SailPoint common stock in accordance with Section 262 of the DGCL, collectively, the “Excluded Shares”) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $65.25, without interest thereon (the “Per Share Merger Consideration”), less any applicable withholding taxes.

At or prior to the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate Per Share Merger Consideration with a designated payment agent for payment of each share of

SailPoint common stock owned by each SailPoint Stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a SailPoint Stockholder (except that SailPoint Stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of Company Equity Awards

Company Options

Each option to purchase shares of SailPoint common stock (each, a “Company Option”) that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Vested Company Option by (y) the total number of shares of SailPoint common stock underlying such Vested Company Option, subject to any required withholding of taxes.

Each Company Option that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company Option (each, an “Unvested Company Option”) will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Unvested Company Option by (y) the total number of shares of SailPoint common stock underlying such Unvested Company Option (the “Unvested Company Option Consideration”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company Option Consideration amounts will vest and become payable at the same time as the Unvested Company Option from which such Unvested Company Option Consideration was converted would have vested pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time with respect to the receipt of the Unvested Company Option Consideration.

Company RSUs

Each restricted stock unit award in respect of shares of SailPoint common stock (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective Time and either (x) held by a non-employee member of the Board of Directors or (y) vested in accordance with its terms as of the Effective Time (each, a “Vested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Vested Company RSU by (y) the Per Share Merger Consideration, subject to any required withholding of taxes.

Each Company RSU that is outstanding as of immediately prior to the Effective Time and not a Vested Company RSU (each, an “Unvested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Company RSU by (y) the Per Share Merger Consideration (the “Unvested Company RSU Consideration”).

Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company RSU Consideration amounts will vest and become payable at the same time as the Unvested Company RSU from which such Unvested Company RSU Consideration was converted would have vested pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time with respect to the receipt of the Unvested Company RSU Consideration.

Treatment of Company ESPP

In accordance with the terms of the Merger Agreement, on April 10, 2022 , the Board of Directors adopted resolutions providing that, with respect to the SailPoint Employee Stock Purchase Plan (the “Company ESPP”), (i) participation in the Company ESPP will be limited to those employees who are participants on the date of the Merger Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the Merger Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement, (iii) no offering period will be commenced after the date of the Merger Agreement, (iv) each then outstanding purchase right shall be exercised as of the earlier of (A) the end of the offering period in effect on the date of the Merger Agreement or (B) ten (10) days prior to the date on which the Effective Time occurs, and (v) the Company ESPP will terminate immediately prior to, but contingent upon the occurrence of, the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP). On such exercise date, SailPoint will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of SailPoint common stock in accordance with the terms of the Company ESPP and each share purchased thereunder immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right to receive the Per Share Merger Consideration, subject to withholding of any applicable withholding taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time will, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Treatment of Convertible Securities

The Merger Agreement provides that, on the date on which the closing of the Merger occurs (the “Closing Date”), Parent, Merger Sub and SailPoint are required, as and to the extent required by the Convertible Notes Indenture (as defined in the section of this proxy statement captioned “—Financing of the Merger”), to execute, and use reasonable best efforts to cause the trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s). SailPoint is required to use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and to incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

Prior to the Effective Time, SailPoint is required to (i) use reasonable best efforts to facilitate the settlement of the Capped Call Transactions (as defined in the section of this proxy statement captioned “The Merger—Capped Call Transactions”) at or promptly following the Effective Time as reasonably requested by Parent and (ii) use reasonable best efforts to cooperate with Parent with respect to Parent’s efforts to negotiate any termination payments or valuations related to the settlement of the Capped Call Transactions that is effective at or after the Effective Time; provided that SailPoint will not (x) agree to amend, modify or waive any terms relating to, or agree to any amount due upon the termination or settlement of, the Capped Call Transactions (except for amounts due upon exercise or termination of the Capped Call Transactions in accordance with their terms in connection with conversions of the Convertible Notes prior to the Effective Time) or (y) initiate or continue discussions or negotiations with the counterparties to the Capped Call Transactions or any of their respective affiliates or any other person regarding termination or settlement of the Capped Call Transactions, in each case, without the prior written consent of Parent, and to the extent any such discussions or negotiations have occurred prior to date hereof, provide Parent with reasonable detail regarding the substance of all such discussions or negotiations and copies of any documentation sent or received in connection therewith (however, limitations in the immediately preceding clauses (x) and (y) will not apply to any modification, adjustment or termination made unilaterally by any of the counterparties to the Capped Call Transactions pursuant to the terms of the applicable Capped Call Confirmations (as defined in the section of this proxy statement captioned “The Merger—Capped Call Transactions”) or conditioned on termination or abandonment of the Merger Agreement); and nothing in the Merger Agreement requires SailPoint to (A) make any payment with respect to the termination or settlement of any Capped Call Transaction as a result of the Merger prior to the occurrence of the Effective Time or (B) enter into any instrument or agreement relating to the termination or settlement of the Capped Call Transactions, or agree to any change or modification to any Capped Call Confirmations, that is effective prior to the Effective Time. SailPoint is required to promptly provide Parent with all written notices or other documents received by it with respect to any determination, cancellation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions and granted permission to Parent and its counsel and advisors to, at any time, initiate and engage in discussions and negotiations with the counterparties to the Capped Call Transactions regarding the settlement of the Capped Call Transactions at or promptly following the Effective Time and the terms of such settlement; provided that SailPoint and its counsel will, to the extent reasonably practicable, have a reasonable opportunity to participate in such discussions and negotiations.

Prior to the Effective Time, SailPoint is required to take all actions as may be required by the terms of the applicable Capped Call Transactions or applicable law, including the giving of any written notices or communication in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment under the Convertible Notes Indenture or occurring as a result of or in connection with the transactions contemplated by the Merger Agreement. SailPoint is required to use its reasonable best efforts to provide Parent and its counsel reasonable time and opportunity to review any such written notice or communication prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by SailPoint Stockholders in exchange for shares of SailPoint common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of SailPoint common stock surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of SailPoint common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

SailPoint Stockholders should read the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger.”

SailPoint Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. tax jurisdiction.

Appraisal Rights

If the Merger is consummated and certain conditions are met, SailPoint Stockholders who continuously hold shares of SailPoint common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that SailPoint Stockholders may be entitled to have their shares of SailPoint common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of SailPoint common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be “fair value,” if any, as determined by the court (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the “fair value” and the amount paid by the Surviving Corporation in the Merger to each SailPoint Stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, SailPoint Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

SailPoint Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the Per Share Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of SailPoint common stock.

To exercise appraisal rights, SailPoint Stockholders must: (i) submit a written demand for appraisal to SailPoint before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold shares of SailPoint common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of SailPoint unless certain stock ownership conditions are satisfied by SailPoint Stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of SailPoint common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Regulatory Approvals Required for the Merger

HSR Act, U.S. Antitrust Matters and Other Regulatory Approvals

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. SailPoint and Thoma Bravo made the filings required under the HSR Act on April 29, 2022. The applicable waiting period under the HSR Act is scheduled to expire at 11:59 p.m., Eastern time on May 31, 2022.

Completion of the Merger is further subject to the receipt of approval, clearance or expiration of the applicable review periods under the foreign investment laws of Australia and the United Kingdom.

For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

Closing Conditions

The obligations of SailPoint, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of SailPoint Stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the expiration of the applicable review periods under, or the receipt of approvals or clearances under, the relevant foreign investment laws of Australia and the United Kingdom;

•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger;

•

in the case of Parent and Merger Sub, the absence, since the date of the Merger Agreement, of any continuing change, event, effect or circumstance at SailPoint that is or would reasonably be expected to be materially adverse (with certain limitations) to the business, financial condition or results of operations of SailPoint and its subsidiaries, taken as a whole;

•

the accuracy of the representations and warranties of SailPoint, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers and monetary thresholds, as of the Effective Time or the date in respect of which such representation or warranty was specifically made;

•

the performance in all material respects by SailPoint, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time;

•

the receipt by Parent of a certificate of SailPoint, dated as of the Closing Date and signed by their respective president or chief executive officer, certifying that the conditions described in the preceding seven bullets have been satisfied; and

•

the receipt by SailPoint of a certificate of Parent and Merger Sub, dated as of the Closing Date and signed by their respective president or chief executive officer, certifying that the conditions described in the preceding eight bullets have been satisfied.

Financing of the Merger

We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $7.5 billion, which will be funded via equity and debt financing described below together with SailPoint’s cash on hand as of the Closing Date.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Parent and Merger Sub have represented to SailPoint that they will have available to them, together with SailPoint’s cash on hand, sufficient funds to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement. This includes funds needed to: (1) pay SailPoint Stockholders the amounts due under the Merger Agreement for their SailPoint common stock, (2) make payments in respect of our outstanding Company Options payable at the closing of the Merger pursuant to the Merger Agreement and (3) make payments of all amounts required to be paid in connection with the Merger pursuant to that certain Indenture, dated as of September 24, 2019, between SailPoint and U.S. Bank National Association, as trustee (the “Convertible Notes Indenture”), and the 0.125% Convertible Senior Notes due 2024 issued pursuant thereto (the “Convertible Notes”) (collectively, the “Required Amounts”).

The Thoma Bravo Fund has committed to contribute or cause to be contributed to Parent at the closing of the Merger certain equity financing, subject to the terms and conditions set forth in an equity commitment letter, dated as of April 10, 2022 (the “Equity Commitment Letter”). SailPoint is an intended and express third-party beneficiary of the Equity Commitment Letter solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letter by the Thoma Bravo Fund to be funded to Parent in accordance with the Equity Commitment Letter, and to cause Parent to enforce its rights against the Thoma Bravo Fund to perform its funding obligations under the Equity Commitment Letter, in each case subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.

Pursuant to the limited guaranty delivered by the Thoma Bravo Fund in favor of SailPoint, dated as of April 10, 2022 (the “Guaranty”), the Thoma Bravo Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $$431.1 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by SailPoint, as specified in the Merger Agreement.

In addition, in connection with the Merger Agreement, Merger Sub entered into a debt commitment letter, dated as of April 10, 2022 (as amended, supplemented or otherwise modified, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”) with Golub Capital Markets LLC, Blackstone Alternative Credit Advisors LP, Owl Rock Capital Corporation, Marfic Investment Pte Ltd., Antares Holdings LP, Antares Capital LP, BlackRock Capital Investment Advisors, LLC, Fortress Credit Corp., Macquarie Capital (USA) Inc., Macquarie PF Inc., Onex Falcon Direct Lending BDC Fund, LLC and Thoma Bravo Credit Fund II, L.P. (the “Lenders”), pursuant to which the Lenders have committed to provide, upon certain terms and subject to certain conditions, Parent and Merger Sub with Debt Financing (as defined in the section of this proxy statement captioned “The Merger—Financing of the Merger”). For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Pursuant to the Merger Agreement, Parent shall use reasonable best efforts to, and shall cause its subsidiaries to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing described in the Financing Letters on the terms (including any market “flex” provisions) set forth in the Financing Letters. For more information, please see the section of this proxy statement captioned “The Merger—Cooperation with Debt Financing.”

SailPoint has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries (and their respective representatives) to use their reasonable best efforts to provide, to Parent and Merger Sub such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Debt Commitment Letter, subject to the terms set forth in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Cooperation with Debt Financing.”

Required Stockholder Approval

The affirmative vote of the holders of a majority of the outstanding shares of SailPoint common stock is required to adopt the Merger Agreement. At the close of business on May 25, 2022 (the “Record Date”), [●] votes constitute a majority of the outstanding shares of SailPoint common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SailPoint’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and the proposal to adjourn the Special Meeting (the “adjournment proposal”), if a quorum is present, requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of SailPoint common stock, representing approximately [●]% of the shares of SailPoint common stock outstanding as of the Record Date (and approximately [●]% of the shares of SailPoint common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers).

We currently expect that our directors and executive officers will vote all of their respective shares of SailPoint common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment proposal.

The Special Meeting

Date, Time and Place

A special meeting of SailPoint Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [●], 2022, at [●] a.m., Central Time (the “Special Meeting”). SailPoint will hold the Special Meeting virtually via the Internet at www.proxydocs.com/SAIL (the “virtual meeting website”). You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of SailPoint common stock at the close of business on the Record Date. Each holder of SailPoint common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were [●] shares of SailPoint common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the outstanding voting power of all shares of capital stock entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the SailPoint Board of Directors

Upon the recommendation of a special committee of the Board of Directors (the “Special Committee” or “Committee”), the Board of Directors has unanimously: (i) determined that it is in the best interests of SailPoint and SailPoint Stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby; and (iii) resolved to recommend that SailPoint Stockholders adopt the Merger Agreement. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Prior to the adoption of the Merger Agreement by SailPoint Stockholders, under certain circumstances, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its outside legal and financial advisors) that failure to do so would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to SailPoint Stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent and its representatives in good faith over a five (5)-business-day period, after which the Board of Directors shall have determined that the failure of the Board of Directors to make a Change of Recommendation (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to SailPoint Stockholders under applicable law. The termination of the Merger Agreement by SailPoint following the Board of Directors’ authorization for SailPoint to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”) will result in the payment by SailPoint of a termination fee of either (i) $81,750,000 if the Merger Agreement is terminated before 11:59 p.m. Eastern Time on May 26, 2022 with respect to an Excluded Party (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”) or (ii) $212,540,000, in the case of any other such termination. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”

Opinion of Morgan Stanley & Co. LLC

In connection with the Merger, Morgan Stanley & Co. LLC ( “Morgan Stanley”) rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, that as of April 10, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such SailPoint Stockholders, as set forth in such opinion as more fully described in the section of this proxy statement captioned “The Merger—Opinion of Morgan Stanley & Co. LLC.”

The full text of the written opinion of Morgan Stanley, dated as of April 10, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addresses only the fairness from a financial point of view of the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how SailPoint Stockholders should vote at the Special Meeting.

For more information, see the section of this proxy statement captioned “The Merger—Opinion of Morgan Stanley & Co. LLC.”

Interests of Executive Officers and Directors of SailPoint in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, SailPoint Stockholders should be aware that certain of SailPoint’s non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, those of SailPoint Stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, approving the Merger Agreement and the Merger, and recommending that the Merger Agreement be adopted by SailPoint Stockholders. These interests include:

•

at the Effective Time, each Company Option and Company RSU held by an executive officer or director will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of SailPoint in the Merger—Treatment and Quantification of Company Equity Awards”;

•

eligibility of SailPoint’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) under the Severance Pay Plan, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of SailPoint in the Merger—Severance Pay Plan”;

•

eligibility of certain of SailPoint’s executive officers to receive a cash transaction or retention bonus, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of SailPoint in the Merger—Transaction and Retention Bonus Programs”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of SailPoint common stock held by SailPoint directors and executive officers will be treated in the same manner as outstanding shares of SailPoint common stock held by all other SailPoint Stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of SailPoint in the Merger.”

Alternative Acquisition Proposals

The Go-Shop Period—Solicitation of Other Alternative Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until 11:59 p.m., Eastern time on May 16, 2022 (such date, the “No-Shop Period Start Date” and such period, the “Go-Shop Period”), SailPoint, its affiliates and their respective representatives had the right to, among other things: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”), including by providing information (including non-public information and data) of or affording access to SailPoint and its subsidiaries to any third person that has entered into an Acceptable Confidentiality Agreement (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”); and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any third person regarding any Alternative Acquisition Proposals, and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Alternative Acquisition Proposals or other proposals that could reasonably be expected to lead to Alternative Acquisition Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an Alternative Acquisition Proposal or amendment to an Alternative Acquisition Proposal to be made confidentially to SailPoint or to the Board of Directors. SailPoint did not receive any offer or proposal that constituted, or could reasonably be expected to lead to, an Alternative Acquisition Proposal during the Go-Shop Period.

The No-Shop Period—No Solicitation of Other Alternative Acquisition Proposals

Under the Merger Agreement, from the No-Shop Period Start Date until the Effective Time, SailPoint may not: (i) solicit, initiate or knowingly encourage, or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (ii) participate in discussions or negotiations with, or provide any non-public information to, any person relating to, an Alternative Acquisition Proposal; (iii) approve, endorse or recommend any proposal that constitutes, or would be reasonably expected to lead to, an Alternative Acquisition Proposal; or (iv) enter into any contract relating to an Alternative Acquisition Proposal, other than a confidentiality agreement.

Notwithstanding the foregoing, under certain specified circumstances, from the No-Shop Period Start Date until the adoption of the Merger Agreement by SailPoint Stockholders, SailPoint may, among other things, engage in negotiations or discussions with, and provide information to, a third party (and its representatives and potential debt and equity financing sources) in respect of an Alternative Acquisition Proposal that was not received in response to or as a result of SailPoint’s obligations set forth in the immediately preceding paragraph, if the Board of Directors determines in good faith, after consultation with outside legal and financial advisors, that such Alternative Acquisition Proposal either constitutes a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Go-Shop Period—Solicitation of Other Offers”) or would reasonably be expected to lead to a Superior Proposal and the Board of Directors (or a committee thereof) has determined in good faith that the failure to take the actions in respect of such Alternative Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The No-Shop Period—No Solicitation of Other Offers.”

Both during the Go-Shop Period and after the No-Shop Period Start Date but prior to the adoption of the Merger Agreement by SailPoint Stockholders, SailPoint is entitled to terminate the Merger Agreement to enter into a definitive agreement in respect of a Superior Proposal only if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five (5)-business-day period in an effort to amend the terms and conditions of the Merger Agreement and other agreements so that such Superior Proposal no longer constitutes a Superior Proposal relative to the transactions contemplated by the Merger Agreement, amended pursuant to such negotiations.

The termination of the Merger Agreement by SailPoint following the Board of Directors’ authorization for SailPoint to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by SailPoint of a termination fee of either (i) $81,750,000 if the Merger Agreement is terminated before 11:59 p.m. Eastern Time on May 26, 2022 with respect to an Excluded Party and SailPoint has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal or (ii) $212,540,000, in the case of any other such termination. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”

Termination of the Merger Agreement

In addition to the circumstances described above, Parent and SailPoint have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of non-appealable court orders that permanently enjoin or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated on or before October 10, 2022 (the “End Date”) (subject to an automatic extension until January 10, 2023 in the event of the failure to have satisfied certain regulatory conditions (as further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”)), or if SailPoint Stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under some circumstances, (i) SailPoint is required to pay Parent a termination fee equal to either $81,750,000 or $212,540,000; and (ii) Parent is required to pay SailPoint a termination fee equal to $425,090,000. Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Effect on SailPoint if the Merger Is Not Completed

If the Merger Agreement is not adopted by SailPoint Stockholders, or if the Merger is not completed for any other reason:

i.	SailPoint Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of SailPoint common stock pursuant to the Merger Agreement;

ii.

(A) SailPoint will remain an independent public company; (B) SailPoint common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (C) SailPoint will continue to file periodic reports with the SEC; and

iii.

under certain specified circumstances, SailPoint will be required to pay Parent a termination fee of either $81,750,000 or $212,540,000, upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated herein by reference without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to SailPoint Stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:	SailPoint will hold the Special Meeting virtually via the Internet at the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into SailPoint, and SailPoint will become a wholly owned subsidiary of Parent;

•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of SailPoint common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. If you are a SailPoint Stockholder of record, you may attend the Special Meeting virtually via the Internet at the virtual meeting website on [●], 2022, and complete a virtual ballot, whether or not you sign and return your proxy card. If you are a SailPoint Stockholder of record, you will need your assigned control number to vote shares electronically at the Special Meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and complete a virtual ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will I receive in respect of my shares of SailPoint common stock if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $65.25 in cash, less any applicable withholding taxes, for each share of SailPoint common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of SailPoint common stock, you will receive $6,525.00 in cash in exchange for your shares of SailPoint common stock, less any applicable withholding taxes.

Q:	What will the holders of outstanding Company Options and Company RSUs receive if the Merger is completed?

A:	Upon completion of the Merger:

Each Vested Company Option will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Vested Company Option, by (y) the total number of shares of SailPoint common stock underlying such Vested Company Option, subject to any required withholding of taxes.

Each Unvested Company Option will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Unvested Company Option, by (y) the total number of shares of SailPoint common stock underlying such Unvested Company Option. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company Option Consideration amounts will vest and become payable at the same time as the Company Option from which such Unvested Company Option Consideration was converted would have vested and been payable pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time with respect to the receipt of the Unvested Company Option Consideration.

Each Vested Company RSU will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Company RSU, by (y) the Per Share Merger Consideration, subject to any required withholding of taxes.

Each Unvested Company RSU will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Company RSU, by (y) the Per Share Merger Consideration. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company RSU Consideration amounts will vest and become payable at the same time as the Company RSU from which such Unvested Company RSU Consideration was converted would have vested and been payable pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company

RSU immediately prior to the Effective Time with respect to the receipt of the Unvested Company RSU Consideration.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of SailPoint common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any SailPoint Stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?

A:

The holders of a majority of the voting power of the shares of capital stock entitled to vote at the Special Meeting as of the record date must be present at the Special Meeting in order to hold the Special Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Special Meeting if you are present and vote in person at the Special Meeting or if you have properly submitted a proxy.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by SailPoint Stockholders or if the Merger is not completed for any other reason, SailPoint Stockholders will not receive any payment for their shares of SailPoint common stock. Instead, SailPoint will remain an independent public company, SailPoint common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, SailPoint will be required to pay Parent a termination fee of either $212,540,000 or $81,750,000, upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Q:	Why are SailPoint Stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require SailPoint to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?

A:

If a quorum is present, the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of the Compensation Proposal.

Q:	What will happen if SailPoint Stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on SailPoint. Therefore, if the other requisite SailPoint Stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to SailPoint’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, SailPoint Stockholders of record who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares as determined by the Court of Chancery of the State of Delaware if the merger is completed. Appraisal rights will only be available to SailPoint Stockholders who properly deliver, and do not properly withdraw, a written demand for an appraisal to SailPoint prior to the vote on the proposal to adopt the Merger Agreement at the Special Meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a SailPoint Stockholder would be entitled to receive under the terms of the Merger Agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “The Merger—Appraisal Rights.”

Q:	Should I surrender my book-entry shares now?

A:

No. After the Merger is completed, the paying agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of SailPoint common stock represented by such holder’s book-entry shares for the Per Share Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of SailPoint common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of SailPoint common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies SailPoint in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of SailPoint common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a SailPoint Stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, to be the “SailPoint Stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by SailPoint.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of SailPoint common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the SailPoint Stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the SailPoint Stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a SailPoint Stockholder of record (that is, if your shares of SailPoint common stock are registered in your name with AST, our transfer agent), there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of SailPoint common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of SailPoint common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of SailPoint common stock in person by virtual ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by virtual ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement but will have no effect on the Compensation Proposal or the adjournment proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a SailPoint Stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Secretary of SailPoint; or

•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you hold your shares of SailPoint common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of SailPoint common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of SailPoint common stock is called a “proxy card.” Mark D. McClain, our director and Chief Executive Officer, and Chris Schmitt, our Executive Vice President, General Counsel and Secretary, are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a SailPoint Stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What should I do if I receive more than one (1) set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one (1) set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a SailPoint Stockholder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card.

Q:	Who will count the votes?

A:

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Where can I find the voting results of the Special Meeting?

A:

SailPoint intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that SailPoint files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of SailPoint common stock for cash pursuant to the Merger?

A:

The exchange of SailPoint common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of SailPoint common stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger”), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States, but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding tax.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second half of 2022. However, the exact timing of completion of the Merger cannot be predicted, because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The expenses of soliciting proxies will be paid by SailPoint. SailPoint has retained Innisfree M&A Incorporated to assist in soliciting proxies for a fee of up to $75,000, plus costs and expenses. SailPoint and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, and employees of Innisfree M&A Incorporated may solicit proxies personally or in writing, by telephone, email, or otherwise. SailPoint will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, SailPoint, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.

Q:	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

SailPoint will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the Special Meeting during the check-in time or during the Special Meeting, please call the technical support number that will be posted on the Special Meeting log-in page.

Q:	Do any of SailPoint’s directors or officers have interests in the Merger that may be in addition to or differ from those of SailPoint Stockholders generally?

A:

Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that SailPoint’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of SailPoint Stockholders generally. The Board of Directors and the Special Committee were aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in making their respective recommendations and determinations, including in the case of the Board of Directors, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by SailPoint Stockholders. For a description of the interests of SailPoint’s directors and executive officers in the Merger, see the section entitled “The Merger—Interests of Executive Officers and Directors of SailPoint in the Merger.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of SailPoint common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated,

501 Madison Avenue, 20th Floor,

New York, NY, 10022

Banks and Brokers Call: (212) 750-5833

All Others Call: (877) 750-8332

FORWARD-LOOKING STATEMENTS

This proxy statement, and any document to which SailPoint refers in this proxy statement, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include statements relating to SailPoint’s strategy, goals, future focus areas and the value of the proposed transaction to SailPoint Stockholders. These forward-looking statements are based on SailPoint management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or similar expressions and the negatives of those terms. SailPoint has based the forward-looking statements contained in this proxy statement primarily on its current expectations and projections, in light of currently available information, about future events and trends that it believes may affect SailPoint’s business, financial condition, results of operations and prospects. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including the uncertainty associated with the potential impacts of the COVID-19 pandemic on SailPoint’s business, financial condition, results of operations and prospects. Additional factors that could cause or contribute to such differences include, but are not limited to, the following:

(i)

the completion of the Merger on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of SailPoint’s business and other conditions to the completion of the transaction;

(ii)	the impact of the COVID-19 pandemic on SailPoint’s business and general economic conditions;

(iii)	SailPoint’s ability to implement its business strategy;

(iv)	significant transaction costs associated with the Merger;

(v)	potential litigation relating to the Merger;

(vi)	the risk that disruptions from the Merger will harm SailPoint’s business, including current plans and operations;

(vii)	the ability of SailPoint to retain and hire key personnel;

(viii)	potential adverse reactions or changes to business relationships resulting from the announcement of the Merger;

(ix)	legislative, regulatory and economic developments affecting SailPoint’s business;

(x)	general economic and market developments and conditions;

(xi)	the evolving legal, regulatory and tax regimes under which SailPoint operates;

(xii)	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect SailPoint’s financial performance;

(xiii)	restrictions during the pendency of the Merger that may impact SailPoint’s ability to pursue certain business opportunities or strategic transactions;

(xiv)

unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, cyber-attacks, or outbreak of war or hostilities, as well as SailPoint’s response to any of the aforementioned factors; and

(xv)

such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by SailPoint, including its Annual Report on Form 10-K previously filed with the SEC on February 28, 2022, and its Quarterly Report on Form 10-Q previously filed with the SEC on May 5, 2022.

SailPoint expressly qualifies in their entirety all forward-looking statements attributable to either SailPoint or any person acting on SailPoint’s behalf by the cautionary statements contained or referred to in this proxy statement. All information provided in this proxy statement is as of the date hereof and SailPoint undertakes no duty to update this information except as required by law.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [●], 2022, at [●] a.m., Central Time. SailPoint will hold the Special Meeting virtually via the Internet at the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

Purpose of the Special Meeting

At the Special Meeting, we will ask SailPoint Stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only SailPoint Stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of SailPoint Stockholders entitled to vote at the Special Meeting will be available at the virtual meeting website during the Special Meeting. As of the Record Date, there were [●] shares of SailPoint common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the outstanding voting power of all shares of capital stock entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of SailPoint common stock is required to adopt the Merger Agreement. As of the Record Date, [●] votes constitute a majority of the outstanding shares of SailPoint common stock. Adoption of the Merger Agreement by SailPoint Stockholders is a condition to the closing of the Merger.

If a quorum is present, the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

Approval of the proposal to adjourn the Special Meeting, if a quorum is present, requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon.

If a SailPoint Stockholder abstains from voting, that abstention will have the same effect as if SailPoint Stockholders voted “AGAINST” the proposal to adopt the Merger Agreement, the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. SailPoint does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of SailPoint common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Stock Ownership and Interests of Certain Persons

Shares Held by SailPoint’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of SailPoint common stock, representing approximately [●]% of the shares of SailPoint common stock outstanding on the Record Date (and approximately [●]% of the total shares of SailPoint common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers).

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a virtual ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the SailPoint Stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the adjournment proposal.

Revocability of Proxies

If you are a SailPoint Stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Secretary of SailPoint; or

•	attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of SailPoint common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow SailPoint Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

Upon the recommendation of the Special Committee, the Board of Directors has unanimously: (i) determined that it is in the best interests of SailPoint and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery and performance of the Merger Agreement by SailPoint, the performance by SailPoint of its covenants under the Merger Agreement, and the consummation of the transactions contemplated thereof, including the Merger; and (iii) resolved to recommend that SailPoint Stockholders adopt the Merger Agreement and directed that such matter be submitted for the consideration of SailPoint stockholders at the Special Meeting.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expenses of soliciting proxies will be paid by SailPoint. SailPoint has retained Innisfree M&A Incorporated to assist in soliciting proxies for a fee of up to $75,000, plus costs and expenses. SailPoint and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person.

Our directors, officers, and other employees, without additional compensation, and employees of Innisfree M&A Incorporated may solicit proxies personally or in writing, by telephone, email, or otherwise. SailPoint will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, SailPoint, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by SailPoint Stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the second half of 2022.

Appraisal Rights

If the Merger is consummated, SailPoint Stockholders who continuously hold shares of SailPoint common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that SailPoint Stockholders who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of SailPoint common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be “fair value,” if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the “fair value” and the amount paid by the Surviving Corporation in the Merger to each SailPoint Stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, SailPoint Stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to SailPoint before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold your shares of SailPoint common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by SailPoint Stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of SailPoint common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Delisting and Deregistration of SailPoint Common Stock

If the Merger is completed, the shares of SailPoint common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of SailPoint common stock will no longer be publicly traded.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of SailPoint common stock will be voted in accordance with the discretion of the appointed proxy holders.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two (2) or more SailPoint Stockholders reside if we believe SailPoint Stockholders are members of the same family. Each SailPoint Stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another SailPoint Stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a SailPoint Stockholder of record, you may contact us by writing to SailPoint at 11120 Four Points Drive, Suite 100, Austin, TX 78726, or by calling SailPoint at (512) 664-8916 and requesting to speak with our investor relations department. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of SailPoint common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated,

501 Madison Avenue, 20th Floor,

New York, NY, 10022

Banks and Brokers Call: (212) 750-5833

All Others Call: (877) 750-8332

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

SailPoint Technologies Holdings, Inc.

11120 Four Points Drive, Suite 100

Austin, Texas 78726

(512) 346-2000

SailPoint is the leader in identity security for the modern enterprise. Harnessing the power of our deep expertise combined with machine learning, SailPoint automates the management and control of access, delivering only the required access to the right identities and technology resources at the right time. Our sophisticated identity platform seamlessly integrates with existing systems and workflows, providing the singular view into all identities and their access. We meet customers where they are with an intelligent identity solution that matches the scale, velocity and environmental needs of the modern enterprise. SailPoint empowers the most complex enterprises worldwide to build a security foundation grounded in identity security. SailPoint common stock is listed on NYSE under the symbol “SAIL.”

Project Hotel California Holdings, LP

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

(415) 263-3600

Parent was formed on April 1, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Hotel California Merger Sub, Inc.

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

(415) 263-3600

Merger Sub is a wholly owned subsidiary of Parent and was formed on April 1, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with the Thoma Bravo Fund, and Parent, Merger Sub and the Thoma Bravo Fund are each affiliated with Thoma Bravo. Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the Effective Time, the Surviving Corporation, will be indirectly owned by the Thoma Bravo Fund and certain of its affiliates.

In connection with the transactions contemplated by the Merger Agreement, (1) the Thoma Bravo Fund has provided Parent with an equity commitment and (2) Parent has obtained debt financing commitments from Golub

Capital Markets LLC, Blackstone Alternative Credit Advisors LP, Owl Rock Capital Advisors LLC, Marfic Investment Pte Ltd., Antares Holdings LP, Antares Capital LP, BlackRock Capital Investment Advisors, LLC, Fortress Credit Corp., Macquarie Capital (USA) Inc., Macquarie PF Inc., Onex Falcon Direct Lending BDC Fund, LLC and Thoma Bravo Credit Fund II, L.P. The amounts committed under the Financing Letters will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and to also fund certain other payments at the closing (including the Required Amounts), subject to the terms and conditions of the Merger Agreement. In addition, the Thoma Bravo Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $431.1 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by SailPoint, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “—Financing of the Merger.”

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into SailPoint and the separate corporate existence of Merger Sub will cease, with SailPoint continuing as the Surviving Corporation. As a result of the Merger, SailPoint will become a wholly owned subsidiary of Parent, and SailPoint common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, SailPoint common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on SailPoint If the Merger Is Not Completed

If the Merger Agreement is not adopted by SailPoint Stockholders, or if the Merger is not completed for any other reason:

i.	SailPoint Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of SailPoint common stock pursuant to the Merger Agreement;

ii.

(a) SailPoint will remain an independent public company; (b) SailPoint common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) SailPoint will continue to file periodic reports with the SEC;

iii.

we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) SailPoint Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to SailPoint’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which SailPoint operates and economic conditions;

iv.

the price of SailPoint common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of SailPoint common stock would return to the price at which it trades as of the date of this proxy statement;

v.

the Board of Directors will continue to evaluate and review SailPoint’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that SailPoint’s business, prospects and results of operations will be adversely impacted; and

vi.

under specified circumstances, SailPoint will be required to pay Parent a termination fee of either $81,750,000 or $212,540,000, upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Merger Consideration

SailPoint Common Stock

At the Effective Time, each share of SailPoint common stock (other than Excluded Shares, which include, for example, shares of SailPoint common stock owned by SailPoint Stockholders who have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of each share of SailPoint common stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a SailPoint Stockholder (except that SailPoint Stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”

Treatment of Company Equity Awards

The Merger Agreement provides that SailPoint’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

Company Options

Each Vested Company Option will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Vested Company Option by (y) the total number of shares of SailPoint common stock underlying such Vested Company Option, subject to any required withholding of taxes.

Each Unvested Company Option will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Unvested Company Option by (y) the total number of shares of SailPoint common stock underlying such Unvested Company Option. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company Option Consideration amounts will vest and become payable at the same time as the Unvested Company Option from which such Unvested Company Option Consideration was converted would have vested pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time with respect to the receipt of the Unvested Company Option Consideration.

Company RSUs

Each Vested Company RSU will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Company RSU by (y) the Per Share Merger Consideration, subject to any required withholding of taxes.

Each Unvested Company RSU will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Unvested Company RSU by (y) the Per Share Merger Consideration. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company RSU Consideration amounts will vest and become payable at the same time as the Unvested Company RSU from which such Unvested Company RSU Consideration was converted would have vested pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time with respect to the receipt of the Unvested Company RSU Consideration.

Treatment of Company ESPP

In accordance with the terms of the Merger Agreement, on April 10, 2022, the Board of Directors adopted resolutions providing that with respect to the Company ESPP, (i) participation in the Company ESPP will be limited to those employees who are participants on the date of the Merger Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the Merger Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement, (iii) no offering period will be commenced after the date of the Merger Agreement, (iv) each then outstanding purchase right shall be exercised as of the earlier of (A) the end of the offering period in effect on the date of the Merger Agreement or (B) ten (10) days prior to the date on which the Effective Time occurs, and (v) the Company ESPP will terminate immediately prior to, but contingent upon the occurrence of, the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP). On such exercise date, SailPoint will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of SailPoint common stock in accordance with the terms of the Company ESPP and each share purchased thereunder immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right to receive the Per Share Merger Consideration, subject to withholding of any applicable withholding taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time will, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Background of the Merger

As part of SailPoint’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board and SailPoint’s management periodically review, consider and assess SailPoint’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review at times includes, among other things, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

From SailPoint’s initial public offering in November 2017 until August 2018, Thoma Bravo and/or its affiliates reported holding a controlling stake in SailPoint. By the end of 2018, Thoma Bravo beneficially owned less than 5% of SailPoint’s outstanding common stock.

In April 2020, SailPoint management commenced a review of the Company’s strategic direction for its products and SaaS services to expand beyond traditional identity governance and, in the third quarter of 2020, SailPoint engaged a nationally recognized consulting firm to validate and review its strategic direction to drive growth. As part of the review, the consulting firm assessed target segment opportunities for a possible buyside acquisition strategy by SailPoint. As part of that engagement, the consulting firm identified several priority areas for possible inorganic expansion, including data governance, machine identities, and cloud identity.

In the third quarter of 2021, SailPoint management requested that Morgan Stanley evaluate the Company’s financial capacity to undertake acquisitions, including large-scale acquisitions. In October 2021, Morgan Stanley discussed with the Board the valuation environment and observations for SailPoint to consider with respect to potential large-scale acquisitions, including the challenges associated with executing potential large-scale transactions with data governance (DG) companies as a result of limitations associated with the Company’s financial and leverage capacity at its then-current market capitalization. For a number of reasons, including significant volatility in SailPoint’s trading price during the third and fourth quarters of 2021 as well as the then-prevailing valuations of potential target companies, the Board and Company management believed during the second half of 2021 that it was not viable at that time to pursue a DG company acquisition or other large-scale acquisition.

In early December 2021, in the context of the Company’s continuing review of the strategic direction for its products and SaaS services, management determined that it would be sensible to approach Thoma Bravo for outside input on SailPoint’s Identity Security vision as a longtime former investor in the Company and one that is highly knowledgeable about SailPoint and the infrastructure software and cybersecurity sectors generally. Prior to meeting with Thoma Bravo, management consulted with members of the Board about this determination. On December 7, 2021, members of Company management met with representatives of Thoma Bravo and discussed with them the Company’s Identity Security vision, challenges and market environment and opportunity. Company management did not solicit, intend to solicit or expect any indication of interest from Thoma Bravo to undertake any strategic transaction or partnership with the Company.

On December 10, 2021, Thoma Bravo representatives called Mr. Mark McClain, CEO of SailPoint. On the call, they expressed interest in exploring a potential strategic transaction between SailPoint and Thoma Bravo and requested that Thoma Bravo be permitted to enter into a non-disclosure agreement to commence due diligence in connection with such exploration of a potential transaction. Mr. McClain stated to the Thoma Bravo representatives that he would need to discuss this request with the Board. Mr. McClain did not comment on any such potential transaction with Thoma Bravo and made no commitment to permit Thoma Bravo to enter into a non-disclosure agreement. Following the call, Mr. McClain and other members of Company management gave an update regarding the call to Mr. William Bock, chairperson of the Board, who directed Company management to reach out to outside counsel and schedule a Board meeting to discuss Thoma Bravo’s unsolicited outreach.

On December 13, 2021, a Thoma Bravo representative called Mr. McMartin to inquire whether he could discuss due diligence requests. Mr. McMartin reiterated to the Thoma Bravo representative that he was not authorized to have any such discussion and that he would need to discuss the request with the Board.

On December 14, 2021, a Thoma Bravo representative called Mr. McClain to request an update. Mr. McClain stated that a Board meeting had been scheduled and that he expected that he would have a response to Thoma Bravo’s request following the meeting.

On December 14, 2021, the Board met by videoconference to discuss the unsolicited outreach by Thoma Bravo to Mr. McClain. Members of SailPoint management also attended the meeting. The Board requested a meeting to understand from outside counsel its advice regarding the Board’s fiduciary duties with respect to inbound interest in a potential strategic transaction and related matters before making a decision on whether and how to respond to Thoma Bravo’s unsolicited outreach. The Board also directed Company management to convey to Thoma Bravo that the Board was considering a response to Thoma Bravo’s unsolicited outreach and possible next steps, if any, and to request that Thoma Bravo await the outcome of that evaluation.

On December 16, 2021, at the direction of the Board as discussed above, Mr. McClain called a Thoma Bravo representative and conveyed that the Board was considering a response to Thoma Bravo’s unsolicited outreach and possible next steps, if any, and requested that Thoma Bravo await the outcome of that evaluation. The Thoma Bravo representative responded that Thoma Bravo would wait as requested.

On December 17, 2021, the Board met by videoconference. Members of SailPoint management and, at the direction of Mr. Bock as described above, representatives of Goodwin Procter LLP, SailPoint’s outside counsel (“Goodwin”), also attended the meeting. Representatives of Goodwin discussed directors’ fiduciary duties in this context in connection with the evaluation of a potential strategic transaction involving SailPoint, whether with Thoma Bravo or any other counterparty, including that under Delaware law, the Board could “just say no” to offers for a potential transaction, even if compelling. The Board also discussed disclosure of relationships between directors and Thoma Bravo and/or its affiliates to the other directors. The Board discussed potentially establishing a special committee at the appropriate time, should the Board consider engaging with Thoma Bravo on a potential transaction, in light of potential conflicts of interest or potential appearances of conflicts of interest arising from relationships with Thoma Bravo and/or its affiliates. Furthermore, the Board discussed that Company management should not discuss with Thoma Bravo the involvement, compensation or equity participation of Company management in the business from and after the consummation of any potential transaction, and throughout the process leading up to the execution of the Merger Agreement, no such discussion was held between Company management and Thoma Bravo. At the meeting, the Board and its advisors also discussed the importance of understanding the Company’s current long-range plan and projections, the current value of the Company and available strategic opportunities before determining how to respond to Thoma Bravo’s outreach. Accordingly, the Board then authorized SailPoint management to develop a set of long-range plans and projections to fiscal year 2026, expanding on the three-year plan that SailPoint management had been developing at the time on a standalone basis. The Board also requested that, in the meantime, management continue to confidentially consider and evaluate various strategic opportunities, including but not limited to potential acquisitions of DG companies by SailPoint.

In accordance with the direction of the Board, SailPoint management then proceeded to develop a set of long-range plans and projections, including the related methodology, underlying assumptions and related risks and preliminary financial forecasts for fiscal years 2022 through 2026. After management’s completion of this draft, on January 6, 2022, the Board met by videoconference. Members of SailPoint management and representatives of Goodwin also attended the meeting. Members of SailPoint management led a discussion of this draft. Following discussion, the Board requested that Company management incorporate additional cash flow analyses into this draft. At the January 6, 2022 meeting, the Board and management also continued to discuss various strategic opportunities, including potential acquisitions by the Company, execution risks facing the Company and the Company’s go-to-market strategy and account acquisition metrics.

On January 10, 2022, the Board met by videoconference. Members of SailPoint management led a discussion about the draft long-range plans and projections presented at the Board’s January 6, 2022 meeting, as updated to incorporate additional cash flow analyses as requested by the Board at that meeting (as so updated, the “January 2022 Projections”). Following discussion, the Board approved the January 2022 Projections for use by Morgan Stanley to prepare a preliminary financial analysis of the Company and present to the Board strategic alternatives reasonably available to the Company. The Board also discussed the formal engagement of Morgan Stanley as its financial advisor in connection with the potential transaction, noting SailPoint’s longstanding relationship with Morgan Stanley, including Morgan Stanley’s work with SailPoint in connection with SailPoint’s ongoing strategic review, as well as Morgan Stanley’s extensive expertise, knowledge of the industry in which SailPoint operates and experience advising software companies in connection with potential strategic transactions (including but not limited to advising companies that had previously been approached by Thoma Bravo). On the basis of these considerations, and subject in all respects to the Board’s review of a customary relationships disclosure to be produced by Morgan Stanley, the Board authorized SailPoint to engage Morgan Stanley, and, as described below, following negotiations over the terms of the engagement between the Special Committee (as defined below) and Morgan Stanley, Morgan Stanley was formally engaged on March 18, 2022 effective as of January 10, 2022.

On January 13, 2022, a Thoma Bravo representative called Mr. McClain seeking an update on whether the Company had a response yet to Thoma Bravo’s request to enter into a non-disclosure agreement and to begin discussions on a potential strategic transaction. Mr. McClain stated to the Thoma Bravo representative that he was not authorized to have any such discussion and that he would need to discuss the request with the Board.

Later on January 13, 2022, the Board met by videoconference. Members of SailPoint management also attended the meeting and representatives of Goodwin and Morgan Stanley attended portions of the meeting. Morgan Stanley gave a comprehensive presentation on (i) market and industry dynamics, (ii) SailPoint’s trading performance since its initial public offering, (iii) M&A activity in the software and technology industries, (iv) Thoma Bravo’s acquisition and bidding history, and (v) Morgan Stanley’s analysis of the universe of other potential strategic and financial sponsor acquirors of the Company. Morgan Stanley then presented its preliminary financial analysis of the Company based on the January 2022 Projections and the Board discussed this financial analysis. Following discussion, the Board instructed Morgan Stanley to respond to Thoma Bravo (i) stating that the Company was not for sale, (ii) stating that, at a minimum, the Board believes that full year 2021 and fourth quarter 2021 financial results must first be released before the Board was prepared to even consider a potential transaction, and (iii) conveying to Thoma Bravo that, in light of the strength of the Company’s business and the fact that Company was not for sale, any premium in any proposal must exceed traditional M&A market premiums prevailing in the industry.

On January 20, 2022, Morgan Stanley called Thoma Bravo and conveyed the Board’s message described in clause (iii) above. On the call, Thoma Bravo conveyed that Thoma Bravo would be prepared to focus on a premium to the intrinsic value of the Company, rather than on a premium to recent trading price, which may result in a significant premium to the then-current trading price. Following this call, a Thoma Bravo representative called Mr. McClain and such representative confirmed that Thoma Bravo would await a determination of the Board on next steps, if any, but reiterated a desire to be able to start due diligence, which Mr. McClain reiterated is a decision reserved for the Board. Later that day, Mr. McClain gave an update to the Board on the exchanges between Thoma Bravo and Morgan Stanley and himself which occurred on that day. The Board reiterated that full year 2021 and fourth quarter 2021 financial results must first be released before the Board was prepared to even consider a potential transaction. As a result, the Board determined (i) not to permit Thoma Bravo to enter into a non-disclosure agreement with the Company, (ii) not to permit Thoma Bravo access to due diligence, (iii) not to otherwise engage further with Thoma Bravo and (iv) for Company management to continue to operate the Company as an independent, publicly traded company, while continuing to consider and evaluate various strategic opportunities, including but not limited to potential acquisitions by SailPoint. Morgan Stanley conveyed this determination to Thoma Bravo on January 20, 2022.

On February 28, 2022, SailPoint issued its fourth quarter and full year 2021 financial results, announcing significant year-over-year increases in total annual recurring revenue, total revenue and subscription revenue, as well as its guidance for 2022. SailPoint’s trading price increased 14% in the subsequent two trading days.

On March 1, 2022, Mr. McClain received a call from a representative of Thoma Bravo. On the call, the Thoma Bravo representative conveyed that it would soon submit a non-binding letter of intent to acquire the Company. On the same day, Morgan Stanley also received a call from a representative of Thoma Bravo who conveyed substantially the same message. On these calls, Mr. McClain and Morgan Stanley each conveyed to Thoma Bravo that it was Thoma Bravo’s prerogative to submit a non-binding letter of intent and therefore the Company would not try to stop Thoma Bravo from doing so.

Later on March 2, 2022, SailPoint received an unsolicited non-binding letter of intent from Thoma Bravo to acquire SailPoint for $60.00 per share in cash (the “March 2 Proposal”). The $60.00 per share offer price implied a premium to SailPoint’s last closing price prior to March 2, 2022 of approximately 34%. The March 2 Proposal also noted that (i) the full consideration would be financed with a combination of equity from Thoma Bravo funds and debt from one or more of Thoma Bravo’s lending partners, (ii) the transaction would not be subject to any financing contingencies, (iii) Thoma Bravo envisioned a “30-day closed go-shop” and (iv) Thoma Bravo was making certain assumptions underlying its offer price, including as to the Company’s cash position and the dilutive effect of the Company’s equity awards and convertible notes, and that the Company’s unvested dilutive securities would be paid out in cash from and after closing in accordance with their existing vesting schedules (clauses (i) through (iv) collectively, the “Specified Non-Binding Terms”). The March 2 Proposal was promptly shared with the Board.

On March 7, 2022, the Board met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Goodwin provided an overview of the directors’ fiduciary duties in connection with their evaluation of a potential transaction. Morgan Stanley provided market, trading price and industry updates since the last such presentation on January 13, 2022, noting in particular the impacts of inflation, the interest rate environment, global supply chain challenges, the Russia-Ukraine conflict and higher energy prices, among other macroeconomic and geopolitical dynamics that had newly arisen or been exacerbated since the January 13, 2022 presentation. The Board then discussed the March 2 Proposal. Morgan Stanley presented an updated preliminary financial analysis based on Thoma Bravo’s $60.00 per share offer price and on the January 2022 Projections, Company management confirmed that the January 2022 Projections had not materially changed since their approval. A representative of Goodwin discussed certain process considerations with respect to a possible transaction with Thoma Bravo and/or its affiliates or with other entities, including the potential for actual or perceived conflicts of interest with members of the Board. The Board discussed various potential conflicts of interest or potential appearances of a conflict of interest applicable to each director (if any) in relation to (i) a potential transaction with Thoma Bravo and (ii) Thoma Bravo and its affiliates. Specifically, it was noted that (i) Mr. McClain had investments in various funds affiliated with Thoma Bravo which were not material to his overall net worth and not material to Thoma Bravo and its affiliates; (ii) Mr. Cam McMartin served as the audit committee chair of a Thoma Bravo portfolio company; (iii) Mr. William Bock served as a director of two Thoma Bravo portfolio companies; (iv) Mr. Jim Pflaging served as a director of four Thoma Bravo portfolio companies; (v) Mr. Sudhakar Ramakrishna served as the CEO and director of a Thoma Bravo portfolio company; (vi) Ms. Tracey Newell had no known potential conflicts of interest or potential appearances of a conflict of interest; (vii) Ms. Heidi Melin had no known potential conflicts of interest or potential appearances of a conflict of interest; (viii) Mr. Ron Green had no known potential conflicts of interest or potential appearances of a conflict of interest; and (ix) Mr. Mike Sullivan had been appointed to the Board as an independent director by Thoma Bravo at a time when Thoma Bravo was the controlling stockholder of the Company, but otherwise had no known potential conflicts of interest or potential appearances of a conflict of interest. Following discussion, the Board adopted resolutions forming a special committee of the Board (the “Special Committee” or “Committee”), consisting of directors who are independent and disinterested in relation to (i) a potential transaction with Thoma Bravo and (ii) Thoma Bravo and its affiliates, to consider and evaluate any proposals made for a potential transaction with any counterparty as well as any alternatives to a potential transaction, including, without limitation, the Company continuing to operate as an independent, publicly traded company. The Board appointed Ms. Newell, Mr. Sullivan and Ms. Melin to the Special Committee (with these directors recusing themselves from the vote with respect to certain resolutions concerning their compensation as members of the Committee). Prior to this meeting, Ms. Newell, Mr. Sullivan and Ms. Melin had each answered questions regarding their relationships, which confirmed that each was independent and disinterested in relation to (i) a potential transaction with Thoma Bravo and (ii) Thoma Bravo and its affiliates. The Board determined to revisit the composition of the Special Committee in the event that the Company engaged with any other counterparty with respect to which any of the incumbent members of the Special Committee were not independent or disinterested.

Immediately following the Board meeting on March 7, 2022, the Special Committee held its first meeting by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. The Committee discussed views on valuation of the Company and risks to the Company on a standalone basis. Following the discussion, the Committee instructed Morgan Stanley to prepare potential alternative responses to Thoma Bravo’s $60.00 per share offer price.

Also on March 7, 2022, a member of the Special Committee received a call from a representative of a financial sponsor firm (“Financial Sponsor A”) with whom this member of the Special Committee had an ongoing professional relationship. On the call, Financial Sponsor A requested to meet with Mr. McClain and implied that Financial Sponsor A was interested in evaluating a potential transaction. Pending discussion with the full Special Committee, and in light of this member’s professional relationship with Financial Sponsor A, this member of the Special Committee did not respond to Financial Sponsor A’s request on the call.

Also on March 7, 2022, Mr. McClain had a pre-scheduled call with a representative of a financial sponsor firm (“Financial Sponsor B”) which had historically had routine discussions with the Company without discussions regarding any specific potential transaction. This call had been scheduled to discuss matters unrelated to a potential transaction. On the call, the representative of Financial Sponsor B asked Mr. McClain whether SailPoint has considered engaging in a going-private transaction. Mr. McClain did not respond substantively to this question.

On March 8, 2022, Morgan Stanley sent customary relationship disclosures to Goodwin, which information was shared with the Special Committee, disclosing certain relationships between Morgan Stanley and representatives thereof on the one hand and SailPoint and Thoma Bravo, and their respective affiliates, on the other hand. These disclosed relationships included the fact that Morgan Stanley is a counterparty to SailPoint with respect to certain derivative call option transactions entered into in connection with the Company’s issuance of its convertible notes due 2024, and that the public announcement of a potential transaction may result in adjustments to such derivative transactions, which adjustments may be favorable to Morgan Stanley.

Later on March 8, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Morgan Stanley also attended portions of the meeting and representatives of Goodwin attended the meeting. Further to the Committee’s March 7, 2022 meeting, the Committee, Morgan Stanley and Goodwin discussed potential alternative responses to Thoma Bravo. Following this discussion, the Committee instructed Morgan Stanley to respond to Thoma Bravo with a message that (i) some directors on the full Board believed that the deal price should be at least $70.00 per share and others believed that the deal price should at least be in the upper $60s per share, (ii) SailPoint was prepared to enter into a non-disclosure agreement with Thoma Bravo and proceed expeditiously with value-critical due diligence so that Thoma Bravo could submit a revised offer, and (iii) determinations about other procedural and legal matters including post-signing go-shop terms would be deferred pending further Committee review, but that the Committee was not prepared to enter into a potential transaction without a pre-signing market check. Following Morgan Stanley’s departure from the meeting, Goodwin reviewed the Morgan Stanley relationship disclosure with the Committee, and the Committee determined that Morgan Stanley should be engaged as its financial advisor. The Committee directed Goodwin to negotiate formal terms of SailPoint’s engagement with Morgan Stanley, which negotiations continued through to March 18, 2022. The member of the Special Committee who received the call from Financial Sponsor A on March 7, 2022 also informed the Committee about the call and, following this director’s departure from the meeting, the Committee discussed potential engagement with Financial Sponsor A and authorized this director to respond to Financial Sponsor A and approve a meeting between Financial Sponsor A and Mr. McClain. This director conveyed this message to Financial Sponsor A on March 8, 2022.

Later on March 8, 2022, Morgan Stanley called Thoma Bravo and conveyed the message of the Committee described above. On the call, Thoma Bravo conveyed to Morgan Stanley that it accepted the Committee’s determination for Thoma Bravo to enter into a non-disclosure agreement, commence value-critical due diligence and, subject to the outcomes of such due diligence, may potentially submit a revised offer price. Morgan Stanley then shared a draft non-disclosure agreement prepared by Goodwin with Thoma Bravo and Kirkland & Ellis LLP, Thoma Bravo’s outside counsel (“Kirkland”).

On March 9, 2022, Morgan Stanley received from Thoma Bravo an initial markup of the Company’s form of non-disclosure agreement, and promptly shared these markups with Goodwin and the Company. Later on March 9, 2022, SailPoint and Thoma Bravo entered into a non-disclosure agreement that included a standstill provision that prohibited Thoma Bravo, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring SailPoint, and from taking certain other actions, including soliciting proxies, without the prior consent of SailPoint (but did not include a so-called “don’t ask, don’t waive” provision), subject to the ability of Thoma Bravo to make certain confidential proposals to the Company and to certain customary fall-away provisions to the standstill in the event of the entry, commencement or public announcement of certain change of control transactions involving the Company and any third party.

Also on March 9, 2022, the Company received from Thoma Bravo a list of high-priority due diligence requests.

On March 11, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin also attended the meeting and representatives of Morgan Stanley attended portions of the meeting. Morgan Stanley reported on the March 8, 2022 call between it and Thoma Bravo described above. The Committee also discussed Mr. McClain’s upcoming meeting with Financial Sponsor A on March 15, 2022. Later on March 11, 2022, Morgan Stanley and Goodwin shared with Company management guidance and direction for Mr. McClain’s meeting with Financial Sponsor A.

On March 15, 2022, Mr. McClain met by videoconference with representatives of Financial Sponsor A and discussed potential strategic partnership opportunities or other strategic alternative opportunities between SailPoint and Financial Sponsor A.

Later on March 15 and March 16, 2022, members of SailPoint management met in-person with members of the Thoma Bravo deal team to conduct a management presentation.

On March 17, 2022, SailPoint received a revised non-binding letter of intent from Thoma Bravo to acquire SailPoint for $62.00 per share in cash (the “March 17 Proposal”). The $62.00 per share offer price implied a premium to SailPoint’s last closing price prior to March 17, 2022 of approximately 41%. The Specified Non-Binding Terms remained unchanged in the March 17 Proposal. Thoma Bravo contemporaneously called Morgan Stanley and conveyed that (i) Thoma Bravo was prepared to enter into a definitive agreement within two weeks, (ii) Thoma Bravo expected to be able to secure financing commitments in respect of the full consideration and (iii) Thoma Bravo preferred that the Company expeditiously enter into a definitive agreement with Thoma Bravo containing a “go-shop” and therefore avoid delays associated with a pre-signing market check. Pending discussion with the Special Committee, Morgan Stanley did not respond substantively to these points, including the request to sign expeditiously without a pre-signing market check, other than to note that the $62.00 per share offer price appeared to be inadequate relative to the price guidance previously conveyed to Thoma Bravo by Morgan Stanley on March 8, 2022. The March 17 Proposal was promptly shared with the Special Committee.

On March 18, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin also attended the meeting and representatives of Morgan Stanley attended portions of the meeting. The Committee discussed the March 17 Proposal, as well as Thoma Bravo’s other points conveyed to Morgan Stanley, including that it preferred that the Company sign expeditiously without a pre-signing market check. Following discussion, the Committee instructed Morgan Stanley to respond to Thoma Bravo that (i) the $62.00 per share offer price remained inadequate, (ii) the Committee would consider an offer price in the upper $60s for a potential transaction and (iii) the Company firmly rejected any limitations on the Company’s ability to conduct a pre-signing market check in accordance with the Committee’s sole discretion. The Committee also discussed a plan for a pre-signing market check, and determined that if Thoma Bravo reverted with a meaningfully improved offer price, then the Company would promptly commence a pre-signing market check at that point and would revert to Thoma Bravo with a specific counterproposal of $67.00 per share. The Committee also discussed the timing, scope, sequencing and messaging for a potential pre-signing market check. The Committee members expressed their belief that involving financial sponsor counterparties in the market check was riskier as compared to strategic counterparties, on account of, among other things, their lack of strategic synergies and therefore reduced ability to compete on price and the risks of leaks due to their potentially involving co-investors or other equity investors and debt financing sources. In light of these concerns, the Committee members discussed limiting the involvement of financial sponsors in any pre-signing market check exclusively to those sponsors that had recently and specifically reached out to SailPoint indicating interest in a potential transaction. Mr. McClain also updated the Committee on his meeting with Financial Sponsor A on March 15, 2022 and his impression that Financial Sponsor A was highly interested in a potential transaction.

Later on March 18, 2022, Morgan Stanley called Thoma Bravo and conveyed the message of the Committee that (i) the $62.00 per share offer price remained inadequate, (ii) the Committee would consider an offer price in the upper $60s for a potential transaction and (iii) the Company firmly rejected any limitations on the Company’s ability to conduct a pre-signing market check in accordance with the Committee’s sole discretion.

Later on March 18, 2022, SailPoint received a revised non-binding letter of intent from Thoma Bravo to acquire SailPoint for $63.50 per share in cash (the “March 18 Proposal”). The $63.50 per share offer price implied a premium to SailPoint’s last closing price prior to March 18, 2022 of approximately 43%. The Specified Non-Binding Terms remained unchanged in the March 18 Proposal. The March 18 Proposal was promptly shared with the Special Committee. In response, and in accordance with the direction of the Special Committee, Morgan Stanley responded later on March 18, 2022 with a counterproposal of $67.00 per share.

Following negotiation between Goodwin (on behalf of and at the direction of the Special Committee) and Morgan Stanley, on March 18, 2022, SailPoint also signed a formal engagement letter with Morgan Stanley in connection with a potential transaction, which engagement letter was effective as of January 10, 2022.

On March 19, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. The Committee discussed the March 18 Proposal and the Committee’s counterproposal with a $67.00 per share price target, as well as strategy and potential responses from Thoma Bravo.

Later on March 19, 2022, Morgan Stanley received a call from Thoma Bravo verbally conveying that Thoma Bravo would soon submit a revised non-binding letter of intent to acquire SailPoint for $65.25 per share in cash, which Thoma Bravo expressly characterized on the call as its “best and final” offer (the “March 19 Verbal Proposal”). The $65.25 per share offer price implied a premium to SailPoint’s last closing price prior to (i) March 19, 2022 of approximately 40%, (ii) March 18, 2022 of approximately 47%, (iii) March 17, 2022 of approximately 49% and (iv) March 2, 2022 of approximately 46%. On the call, Thoma Bravo conveyed to Morgan Stanley that, in light of the significant premium represented by the $65.25 per share offer price, which represented a premium to the Company’s all-time high trading price, Thoma Bravo was expecting that, if the Company engaged in a pre-signing market check, that it would be limited in scope.

Promptly following the receipt of the March 19 Verbal Proposal on March 19, 2022, the Special Committee re-convened by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. The Committee discussed the March 19 Verbal Proposal. The Committee reaffirmed that it would reject any limitations on the Company’s ability to conduct a pre-signing market check in accordance with the Committee’s sole discretion. The Committee also noted that, having extensively discussed and taken into account various important considerations pertaining to the involvement of financial sponsors in a market check, including their lack of strategic synergies and reduced ability to compete on price and the risks of leaks due to their potential involvement of co-investors or other equity investors and debt financing sources, the Committee had intended to limit the involvement of financial sponsors in any pre-signing market check exclusively to those sponsors that had recently and specifically reached out to SailPoint indicating interest in a potential transaction. The Committee then discussed the timing, scope and sequencing of the Company’s pre-signing market check, with input from Morgan Stanley, reviewing each potential strategic and financial sponsor counterparty and determining to exclude certain strategic and financial sponsor counterparties from the market check on account of various considerations, including the risk of leaks and competitive sensitivities, as well as each counterparty’s level of execution risk and ability to undertake an all-cash acquisition rather than an all-stock or mixed-consideration acquisition. The Committee determined to commence the market check on March 21, 2022 with respect to strategic counterparties, with financial sponsor counterparties to follow later that week on account of the risks previously addressed.

Later on March 19, 2022, following the Special Committee meeting, SailPoint received a revised non-binding letter of intent from Thoma Bravo memorializing the $65.25 Verbal Proposal to acquire SailPoint for $65.25 per share in cash, which was expressly characterized in the letter of intent as Thoma Bravo’s “best and final” offer (such letter, together with the March 19 Verbal Proposal, the “March 19 Final Proposal”). The Specified Non-Binding Terms remained unchanged in the March 19 Final Proposal. This letter of intent was promptly shared with the Special Committee. Later on March 19, 2022, Morgan Stanley called Thoma Bravo and (i) conveyed that the Board would meet on March 20, 2022 to discuss the March 19 Final Proposal, (ii) discussed certain valuation assumptions underlying the March 19 Final Proposal and the letters of intent preceding it and (iii) reiterated the message of the Committee that the Company firmly rejected any limitations on the Company’s ability to conduct a pre-signing market check in accordance with the Committee’s sole discretion.

On March 20, 2022, the Board met by videoconference. Members of SailPoint management and representatives of Goodwin also attended the meeting and representatives of Morgan Stanley attended portions of the meeting. Morgan Stanley provided a detailed overview of the recent developments with Thoma Bravo, including those that occurred on March 19, 2022. The Board discussed the March 19 Final Proposal, including Thoma Bravo’s “best and final” $65.25 per share offer price, Thoma Bravo’s views on any pre-signing market check and the Committee’s view on preserving the Company’s discretion as to any pre-signing market check. Goodwin also discussed the status of negotiations of a definitive agreement with Kirkland, including relating to a post-signing go-shop and the status of Thoma Bravo’s due diligence. Members of the Special Committee gave their preliminary view that, in light of Morgan Stanley’s analysis of the Company’s inherent valuation, the negotiation history with Thoma Bravo thus far and other important considerations, and subject in all respects to the outcomes of the Company’s pre-signing market check, the Committee regarded the $65.25 per share offer price to be a compelling offer price. Members of the Committee then reported on its determinations regarding the timing, scope and sequencing of the Company’s pre-signing market check, and other members of the Board expressed their views on the Committee’s determinations. Members of the Board also inquired of the Committee whether it had considered simply rejecting the $65.25 per share offer price on the basis that Morgan Stanley had made a counterproposal of $67.00 per share to Thoma Bravo. Members of the Committee responded in the affirmative that they had considered rejecting the $65.25 per share offer price, but after discussion, they had regarded it to be a compelling offer price.

Also on March 20, 2022, Thoma Bravo announced its entry into a definitive agreement to acquire Anaplan, Inc. for approximately $11 billion.

On March 21, 2022, the Special Committee met by videoconference. Members of SailPoint management also attended portions of the meeting and representatives of Goodwin and Morgan Stanley attended the meeting. Morgan Stanley reported that Thoma Bravo intended to raise approximately $1 billion in debt financing for the potential transaction. The Special Committee then considered, along with representatives of Goodwin, how Thoma Bravo’s debt financing would impact the Company’s remedies under a definitive agreement. Following discussion, the Committee authorized Morgan Stanley to approve Thoma Bravo’s request to involve two lender partners for its debt financing syndicate. The Committee then discussed Thoma Bravo’s entry into a definitive agreement to acquire Anaplan, Inc. Representatives of Goodwin reviewed ongoing due diligence, including a request by Thoma Bravo that representatives of Thoma Bravo meet in-person with Mr. McClain, and certain terms under negotiation in the draft definitive agreement, including relating to a post-signing go-shop and termination fees.

Also on March 21, 2022, Morgan Stanley commenced the Company’s pre-signing market check with respect to strategic counterparties in accordance with the directions of the Board and the Special Committee, including that the market check with respect to previously interested financial sponsors should follow later on account of the risks pertaining to financial sponsors addressed by the Board and the Committee. Morgan Stanley reached out to six strategic counterparties (referred to herein as “Strategic Party A”, “Strategic Party B”, “Strategic Party C”, “Strategic Party D”, “Strategic Party E” and “Strategic Party F”), in each case with the message that the Company had received a proposal to acquire the Company with low execution risk, and that the Company was prepared to enter into a non-disclosure agreement with the counterparty to enable the counterparty to expeditiously receive access to due diligence and potentially submit a proposal for a potential transaction.

Later on March 23, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Representatives of Goodwin provided an update on the negotiation of go-shop terms with Kirkland. Morgan Stanley then provided a status update on the ongoing market check, noting that no strategic party thus far had requested to enter into a non-disclosure agreement. The Committee then discussed the scope and sequencing of the Company’s market check with respect to financial sponsor counterparties, reviewing each potential financial sponsor counterparty. The Committee also authorized Morgan Stanley to approve Thoma Bravo’s request to involve a third lender partner for its debt financing syndicate, and determined that, subject to the Committee’s review of each particular debt financing source, the Committee would also generally permit other market check participants to involve debt financing sources if so requested.

On March 24, 2022, Morgan Stanley and Thoma Bravo had a call wherein Morgan Stanley, at the direction of the Committee described above, approved Thoma Bravo’s request to involve another lender partner for its debt financing syndicate.

Also on March 24, 2022, Morgan Stanley received an update from Strategic Party A that they would like to learn more about SailPoint, and were continuing to evaluate a potential transaction internally. Strategic Party A did not request to enter into a non-disclosure agreement at this time.

Also on March 24, 2022, Morgan Stanley was notified by Strategic Party B that Strategic Party B was affirmatively declining to further evaluate a potential transaction.

On March 25, 2022, Morgan Stanley received an unsolicited email from a representative of a financial sponsor firm (“Financial Sponsor C”) expressing interest in evaluating a potential transaction.

Also on March 25, 2022, Morgan Stanley commenced the Company’s pre-signing market check with respect to financial sponsor counterparties in accordance with the directions of the Board and the Special Committee. Morgan Stanley reached out to Financial Sponsor A and Financial Sponsor B, each of which had recently and specifically indicated interest to the Company in evaluating a potential transaction, and in each case with the message that the Company had received a proposal to acquire the Company with low execution risk, and that the Company was prepared to enter into a non-disclosure agreement with the counterparty to enable the counterparty to expeditiously receive access to due diligence and potentially submit a proposal for a potential transaction.

Later on March 25, 2022, the Special Committee met by videoconference. Members of SailPoint management also attended portions of the meeting and representatives of Goodwin and Morgan Stanley attended the meeting. Morgan Stanley provided a status update on the ongoing market check. Morgan Stanley also reported on the unsolicited indication of interest received from Financial Sponsor C described above, and following discussion, the Committee authorized Morgan Stanley to include Financial Sponsor C in the market check. Morgan Stanley also reported on Thoma Bravo having expressed a strong desire to enter into a definitive agreement immediately after its investment committee meeting scheduled for April 6, 2022, as described above. The Committee expressed its desire to continue to work expeditiously with Thoma Bravo, but determined not to commit to any specific timetable in light of the ongoing market check.

Also on March 25, 2022, Morgan Stanley received from each of Financial Sponsor A and Financial Sponsor B an initial markup of the Company’s form of non-disclosure agreement, and promptly shared these markups with Goodwin and the Company.

On March 27, 2022, Morgan Stanley spoke to Financial Sponsor C as part of the market check in accordance with the directions of the Special Committee, with the message that the Company had received a proposal to acquire the Company with low execution risk, and that the Company was prepared to enter into a non-disclosure agreement with Financial Sponsor C to enable it to expeditiously receive access to due diligence and potentially submit a proposal for a potential transaction

Also on March 27, 2022, SailPoint and Financial Sponsor A entered into a non-disclosure agreement that included a standstill provision that prohibited Financial Sponsor A, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring SailPoint, and from taking certain other actions, including soliciting proxies, without the prior consent of SailPoint (but did not include a so-called “don’t ask, don’t waive” provision), subject to the ability of Financial Sponsor A to make certain confidential proposals to the Company and to certain customary fall-away provisions to the standstill in the event of the entry, commencement or public announcement of certain change of control transactions involving the Company and any third party.

Also on March 27, 2022, Morgan Stanley received an unsolicited communication from a financial sponsor firm (“Financial Sponsor D”) regarding SailPoint. Morgan Stanley subsequently spoke with Financial Sponsor D, but Financial Sponsor D did not indicate an interest in a potential transaction with SailPoint.

Also on March 27, 2022, Goodwin received from Kirkland an initial draft of the merger agreement for a potential transaction with Thoma Bravo, which included a go-shop provision.

On March 28, 2022, the Board met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Morgan Stanley reported on the unsolicited communication received from Financial Sponsor D described above. Due to upward movements in SailPoint’s trading price in recent days coupled with the unsolicited communications received from Financial Sponsor C and Financial Sponsor D, the Board expressed concerned that the Company’s ongoing sale process had leaked to an unknown extent.

Also on March 28, 2022, Morgan Stanley received confirmation from Financial Sponsor A that it would attend a management presentation with the Company on March 30, 2022.

On March 29, 2022, SailPoint and Financial Sponsor B entered into a non-disclosure agreement that included a standstill provision that prohibited Financial Sponsor B, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring SailPoint, and from taking certain other actions, including soliciting proxies, without the prior consent of SailPoint (but did not include a so-called “don’t ask, don’t waive” provision), subject to the ability of Financial Sponsor B to make certain confidential proposals to the Company and to certain customary fall-away provisions to the standstill in the event of the entry, commencement or public announcement of certain change of control transactions involving the Company and any third party.

Also on March 29, 2022, Morgan Stanley received from Financial Sponsor C an initial markup of the Company’s form of non-disclosure agreement, and promptly shared this markup with Goodwin and the Company. Later on March 29, 2022, SailPoint and Financial Sponsor C entered into a non-disclosure agreement that included a standstill provision that prohibited Financial Sponsor C, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring SailPoint, and from taking certain other actions, including soliciting proxies, without the prior consent of SailPoint (but did not include a so-called “don’t ask, don’t waive” provision), subject to the ability of Financial Sponsor C to make certain confidential proposals to the Company and to certain customary fall-away provisions to the standstill in the event of the entry, commencement or public announcement of certain change of control transactions involving the Company and any third party. Morgan Stanley also received confirmation from Financial Sponsor C that it would attend a management presentation with the Company on April 1, 2022.

Also on March 29, 2022, Morgan Stanley had a call with Strategic Party A. Strategic Party A expressed interest in having a management meeting with the Company to learn more about the Company and its business. Strategic

Party A shared with Morgan Stanley a draft non-disclosure agreement prepared by Strategic Party A, which did not include a standstill provision. Later on March 29, 2022, following review by Goodwin, Morgan Stanley reverted with a revised draft of this non-disclosure agreement which, among other things, added a standstill provision (but not a so-called “don’t ask, don’t waive” provision), which was made subject to the ability of Strategic Party A to make certain confidential proposals to the Company and to certain customary fall-away provisions to the standstill in the event of the entry, commencement or public announcement of certain change of control transactions involving the Company and any third party.

Also on March 29, 2022, Morgan Stanley was notified by Strategic Party F that Strategic Party F was affirmatively declining to further evaluate a potential transaction.

On March 30, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin also attended the meeting and representatives of Morgan Stanley attended portions of the meeting. Morgan Stanley reported that, in accordance with the direction of the Special Committee, it had conveyed to each of Financial Sponsor A, Financial Sponsor B and Financial Sponsor C that the Company expected to receive their preliminary proposals for a potential transaction by April 4, 2022. The Committee also discussed its continued monitoring of SailPoint’s trading price, which had continued to rise in recent days. Representatives of Goodwin also presented an overview of certain terms in the draft definitive agreement being negotiated with Kirkland with respect to employee and equity award matters. Representatives of Goodwin then presented an overview of other material legal issues in the draft definitive agreement.

Also on March 30, 2022, SailPoint management provided a revised set of the January 2022 Projections to Morgan Stanley, updated to reflect SailPoint’s actual full year and fourth quarter 2021 financial results (as so updated, the “Projections”).

Also on March 30, 2022, members of SailPoint management and representatives of Morgan Stanley conducted a management presentation for Financial Sponsor A. Morgan Stanley also granted access to the Company’s virtual data room to Financial Sponsor A and Financial Sponsor B.

Also on March 30, 2022, Morgan Stanley was notified by Strategic Party D that Strategic Party D was affirmatively declining to further evaluate a potential transaction.

On March 31, 2022, members of SailPoint management and representatives of Morgan Stanley conducted a management presentation for Financial Sponsor B.

Also on March 31, 2022, Morgan Stanley followed up with Strategic Party A regarding the revised non-disclosure agreement that it had sent back to Strategic Party A on March 29, 2022. Strategic Party A pushed back on including a standstill provision, among other things, in the non-disclosure agreement, and cited institutional concerns over the lack of an ability to properly enforce such a standstill provision across Strategic Party A’s numerous business units.

Also on March 31, 2022, Morgan Stanley was notified by Strategic Party C that Strategic Party C will most likely decline to further evaluate a potential transaction, and to assume that Strategic Party C would so decline.

On April 1, 2022, members of SailPoint management and representatives of Morgan Stanley conducted a management presentation for Financial Sponsor C.

Also on April 1, 2022, Morgan Stanley had a call with Financial Sponsor A. On the call, Financial Sponsor A conveyed to Morgan Stanley that, if it were to make a proposal, then the offer price would likely be in the range of $60.00 to $65.00 per share and that the price would likely be at the low end of that range and would not in any circumstances exceed that range. In any event, Financial Sponsor A conveyed that it would likely require further due diligence on the timespan of multiple weeks before making any such proposal.

Later on April 1, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Morgan Stanley provided a status update on the ongoing market check. The Committee reviewed with the representatives of Goodwin Strategic Party A’s pushback on including a standstill provision in its non-disclosure agreement. The Committee authorized Goodwin to forego a standstill provision for the time being in order to enable Strategic Party A to expeditiously gain access to value-critical due diligence and potentially make a preliminary proposal for a potential transaction, which the Committee viewed to be a worthwhile compromise given the fact that any such standstill would likely be expected to fall away if SailPoint were to publicly announce a potential transaction. After Morgan Stanley conveyed this concession to Strategic Party A, SailPoint and Strategic Party A entered into a non-disclosure agreement on April 4, 2022, which did not include a standstill provision. A management meeting with Strategic Party A was scheduled, to occur on April 7, 2022. At the April 1, 2022 meeting, Morgan Stanley also reported on its call with Financial Sponsor A earlier on April 1, 2022 as described above. In light of Financial Sponsor A’s messaging, the Committee determined to terminate the Company’s engagement with Financial Sponsor A following the preliminary proposal deadline on April 4, 2022, and therefore that the Committee member who had an ongoing professional relationship with Financial Sponsor A could continue to serve on the Committee. Representatives of Goodwin then presented an overview of the material legal terms in the draft definitive agreement with Thoma Bravo. This included Thoma Bravo’s agreement that SailPoint would have a post-signing go-shop lasting 35 days, and would be entitled to terminate the definitive agreement with Thoma Bravo within 45 days after signing to enter into a superior proposal received from an “excluded party” during the go-shop for a reduced termination fee payable by the Company.

On April 2, 2022, Morgan Stanley followed up with each of Financial Sponsor B and Financial Sponsor C, reiterating to each party that if they were interested in submitting a proposal for a potential transaction, they must notify Morgan Stanley of their proposal by mid-day on April 4, 2022. On the call with Morgan Stanley, Financial Sponsor B reported that the same representatives of Financial Sponsor B evaluating a potential transaction with the Company were separately engaged in evaluating a merger and acquisition opportunity involving a different company, that these separate obligations would likely lead to significant delays in Financial Sponsor B’s ability to evaluate a potential transaction with the Company and that Financial Sponsor B was not prepared to estimate on a preliminary basis its ultimate valuation of the Company, if it were to eventually make a proposal at all.

On April 4, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Morgan Stanley reported on its calls with Financial Sponsor B and Financial Sponsor C as described above. Morgan Stanley also presented an updated financial and premia analysis on the basis of Thoma Bravo’s $65.25 per share offer price.

Also on April 4, 2022, Morgan Stanley again followed up with Financial Sponsor C. Financial Sponsor C reported that its representatives were simultaneously evaluating another merger and acquisition opportunity involving a different company, that these separate obligations would likely lead to significant delays in Financial Sponsor C’s ability to evaluate a potential transaction with the Company and that Financial Sponsor C was not prepared to estimate on a preliminary basis its ultimate valuation of the Company, if it were to eventually make a proposal at all.

Also on April 4, 2022, Mr. McClain and representatives of Thoma Bravo met in-person and discussed Thoma Bravo’s remaining high-level due diligence items.

On April 5, 2022, Morgan Stanley had a call with Thoma Bravo. Morgan Stanley conveyed that the Special Committee did not believe that the Company would be prepared to enter into a definitive agreement on April 6, 2022, as Thoma Bravo had desired, but that the Company may potentially be prepared to enter into a definitive agreement sometime during the coming weekend on April 9 or 10, 2022.

Later on April 5, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Morgan Stanley reported on its call earlier on April 5, 2022 with Thoma Bravo as described above. The Committee resolved to hold a management meeting with Strategic Party A on April 7, 2022 as planned, with the hope of being able to receive a preliminary proposal for a potential transaction from Strategic Party A shortly thereafter and prior to determining whether to proceed with entering into a definitive agreement with Thoma Bravo.

On April 6, 2022, Morgan Stanley was notified by Financial Party B that Financial Party B was affirmatively declining to further evaluate a potential transaction, due to its prioritization of time and resources to a separate transaction.

Also on April 6, 2022, the Special Committee met by videoconference. Members of SailPoint management also attended portions of the meeting and representatives of Goodwin and Morgan Stanley also attended the meeting. Mr. McClain presented a preliminary overview of SailPoint’s actual first quarter 2022 financial results, which in the aggregate were consistent with expectations despite various strengths and weaknesses across different geographic regions. Morgan Stanley also gave an update on the market check, noting that Financial Party B had affirmatively declined to further evaluate a potential transaction.

Also on April 6, 2022, members of SailPoint management met with representatives of Thoma Bravo to provide a preliminary overview of SailPoint’s actual first quarter 2022 financial results, which in the aggregate were consistent with expectations despite various strengths and weaknesses across different geographic regions.

Also on April 6, 2022, Morgan Stanley was notified by Strategic Party E that Strategic Party E was affirmatively declining to further evaluate a potential transaction, due to the fact that the Company’s lines of business were not currently priorities for Strategic Party E.

On April 7, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Morgan Stanley presented an updated financial and premia analysis on the basis of Thoma Bravo’s $65.25 per share offer price. Goodwin also presented an overview of material legal terms in the draft definitive agreement with Thoma Bravo.

Also on April 7, 2022, members of SailPoint management and representatives of Morgan Stanley conducted a management presentation for Strategic Party A.

On April 8, 2022, Morgan Stanley was notified by Strategic Party A that Strategic Party A was affirmatively declining to further evaluate a potential transaction.

Over the course of April 8, 9 and 10, Goodwin and Kirkland finalized their work on the terms of the definitive agreement between SailPoint and Thoma Bravo, as well as the disclosure schedules and other ancillary agreements pertaining to the transaction.

On April 10, 2022, the Special Committee met by videoconference to review the final terms of the definitive agreement between SailPoint and Thoma Bravo and related ancillary agreements and vote on whether to recommend entry into such definitive agreement to the Board. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Morgan Stanley presented an update on the Company’s market check, noting that the market check had yielded one verbal preliminary price proposal to acquire the Company, which was the verbal indication conveyed by Financial Sponsor A on April 1, 2022. Morgan Stanley also discussed the intended scope and sequencing of the Company’s go-shop process which, assuming that the Company entered into a definitive agreement with Thoma Bravo on April 10, 2022, would commence on April 11, 2022 and run through to May 16, 2022. Morgan Stanley presented a list of 44 potential go-shop counterparties consisting of 20 strategic counterparties and 24 financial sponsor counterparties. Among these, the Committee determined to exclude specifically reaching out to three strategic counterparties as part of the go-shop, on account of various considerations, including these counterparties’ financial capacity, commercial and competitive sensitivity and enterprise size relative to SailPoint. Representatives of Goodwin then presented an overview of the final material legal terms in the definitive agreement with Thoma Bravo, as well as ancillary agreements pertaining to the potential transaction with Thoma Bravo including Thoma Bravo’s equity commitment letter, debt commitment letter and limited guaranty. Morgan Stanley then reported to the Committee that it would be prepared to deliver its oral fairness opinion to the Board at the Board meeting that would immediately follow this Committee meeting, which would subsequently be confirmed in writing, and which would state that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the per share merger consideration to be received by SailPoint’s stockholders (other than holders of certain excluded shares) pursuant to the definitive agreement with Thoma Bravo was fair, from a financial point of view, to such SailPoint stockholders. The Committee then discussed its reasons in favor of recommending the potential transaction with Thoma Bravo to the Board, as well as considerations of risk pertaining to the same. The Committee then unanimously adopted resolutions favorably recommending the potential transaction with Thoma Bravo to the Board.

Immediately following the Special Committee meeting, on April 10, 2022, the Board met by videoconference to review the final terms of the definitive agreement between SailPoint and Thoma Bravo and related ancillary agreements and vote on whether to approve entry into the definitive agreement with Thoma Bravo. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Morgan Stanley presented an update on the Company’s market check, noting that the market check had yielded one verbal preliminary price proposal to acquire the Company, which was the verbal indication conveyed by Financial Sponsor A on April 1, 2022. Morgan Stanley then presented an updated financial and premia analysis on the basis of Thoma Bravo’s final $65.25 per share offer price. Goodwin then presented an overview of the final material legal terms in the definitive agreement with Thoma Bravo, as well as ancillary agreements pertaining to the potential transaction with Thoma Bravo including Thoma Bravo’s equity commitment letter, debt commitment letter and limited guaranty. These terms included Thoma Bravo’s agreement that SailPoint would have a post-signing go-shop lasting 35 days, and would be entitled to terminate the definitive agreement with Thoma Bravo within 45 days after signing to enter into a superior proposal received from an “excluded party” during the go-shop for a reduced termination fee payable by the Company. Morgan Stanley then summarized the updated Morgan Stanley Relationship Disclosure, which included the fact that Morgan Stanley is a counterparty to SailPoint with respect to certain derivative call option transactions entered into in connection with the Company’s issuance of its convertible notes due 2024, and that the public announcement of a potential transaction may result in adjustments to such derivative transactions, which adjustments may be favorable to Morgan Stanley. A representative of Morgan Stanley then delivered Morgan Stanley’s oral opinion, subsequently confirmed in writing, dated April 10, 2022, to the Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than holders of the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such SailPoint Stockholders. Members of the Special Committee then reported on the Committee’s reasons in favor of recommending the potential transaction with Thoma Bravo to the Board, as well as considerations of risk pertaining to the same. After extensive discussions of the proposed potential transaction with Thoma Bravo and the matters summarized for the Board at the meeting, the Board then unanimously (i) determined that it was in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement with Thoma Bravo, (ii) approved the execution, delivery and performance of the merger agreement with Thoma Bravo and the consummation of the transactions contemplated thereby, and (iii) recommended that the Company stockholders adopt the merger agreement with Thoma Bravo and directed that such matter be submitted for consideration of the Company stockholders at a special meeting of Company stockholders.

Later in the evening on April 10, 2022, SailPoint and Thoma Bravo executed and delivered the merger agreement and the limited guaranty, and Thoma Bravo and the other parties thereto executed and delivered the equity commitment letter and the debt commitment letter.

Early in the morning on April 11, 2022, the parties issued a press release publicly announcing the transaction.

From April 11, 2022, after the transaction was announced, and throughout the week of April 11, 2022, at the direction of the Board and the Special Committee, Morgan Stanley contacted 17 strategic counterparties and 24 financial sponsor counterparties regarding a potential acquisition of SailPoint in connection with the go-shop provided for in the merger agreement with Thoma Bravo (among these 41 counterparties, six strategic counterparties and three financial sponsor counterparties had been contacted during the pre-signing market check). Over the course of that week, 24 counterparties affirmatively declined to further evaluate a potential transaction.

On April 14, 2022, a financial sponsor firm contacted in connection with the go-shop (“Financial Sponsor E”) expressed interest in evaluating a potential transaction.

Later on April 14, 2022, Morgan Stanley received from Financial Sponsor E an initial markup of the Company’s form of go-shop non-disclosure agreement (which does not include a standstill provision), and promptly shared this markup with Goodwin and the Company. Later on April 14, 2022, SailPoint and Financial Sponsor E entered into a non-disclosure agreement.

Also on April 14, 2022, Morgan Stanley reached out to Strategic Party C in connection with the go-shop and Strategic Party C confirmed its earlier indication on March 31, 2022 that it was affirmatively declining to further evaluate a potential transaction.

On April 15, 2022, a financial sponsor firm contacted in connection with the go-shop (“Financial Sponsor F”) expressed interest in evaluating a potential transaction, and scheduled a meeting with Morgan Stanley for April 20, 2022 to discuss a potential transaction further.

On April 18, 2022, the Special Committee met by videoconference. Members of SailPoint management and representatives of Goodwin and Morgan Stanley also attended the meeting. Morgan Stanley provided an update on the Company’s go-shop process, noting that a total of 41 counterparties were contacted, out of which 24 have affirmatively declined to further evaluate a potential transaction and two have affirmatively expressed interest in further evaluating, one of which (Financial Sponsor E) has entered into a non-disclosure agreement with the Company.

On April 18, 2022, a financial sponsor firm contacted in connection with the go-shop (“Financial Sponsor G”) expressed interest in evaluating a potential transaction.

On April 19, 2022, Morgan Stanley received from Financial Sponsor G an initial markup of the Company’s form of go-shop non-disclosure agreement (which does not include a standstill provision), and promptly shared this markup with Goodwin and the Company.

On April 20, 2022, SailPoint and Financial Sponsor G entered into a non-disclosure agreement.

On April 21, 2022, members of SailPoint management and representatives of Morgan Stanley conducted a management presentation for Financial Sponsor E.

On April 25, 2022, Morgan Stanley received from Financial Sponsor F a markup of the Company’s form of go-shop non-disclosure agreement (which does not include a “standstill” provision) which did not include any substantive changes from such form, and promptly shared this markup with Goodwin and the Company. Later on April 25, 2022, SailPoint and Financial Sponsor F entered into a non-disclosure agreement.

On April 27, 2022, Morgan Stanley was notified by Financial Sponsor E that Financial Sponsor E was affirmatively declining to further evaluate a potential transaction, due to Financial Sponsor E’s lack of confidence that it would be able to match or exceed the $65.25 per share offer price.

On April 28, 2022, members of SailPoint management and representatives of Morgan Stanley conducted a management presentation for each of Financial Sponsor F and Financial Sponsor G.

On May 3, 2022, Morgan Stanley was notified by Financial Sponsor G that Financial Sponsor G was affirmatively declining to further evaluate a potential transaction, due to Financial Sponsor G’s lack of confidence that it would be able to match or exceed the $65.25 per share offer price in a timely manner.

On May 6, 2022, Morgan Stanley was notified by Financial Sponsor F that Financial Sponsor F was affirmatively declining to further evaluate a potential transaction. Financial Sponsor F informed Morgan Stanley that they do not see a path to proposing an offer price per share higher than the $65.25 per share in the Thoma Bravo transaction.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board and the Special Committee carefully reviewed and considered the proposed Merger in consultation with SailPoint’s management and legal and financial advisors and, upon the recommendation of the Special Committee, the Board has unanimously (i) determined that it is in the best interests of SailPoint and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that SailPoint Stockholders adopt the Merger Agreement and directed that such matter be submitted for the consideration of SailPoint Stockholders at the Special Meeting.

The Board unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

The Board and the Special Committee carefully reviewed and considered the proposed Merger in consultation with SailPoint’s management and legal and financial advisors and, upon the unanimous recommendation of the Special Committee, the Board has unanimously (i) determined that it is in the best interests of SailPoint and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iii) recommended that SailPoint stockholders adopt the Merger Agreement and directed that such matter be submitted for the consideration of SailPoint stockholders at a special meeting of SailPoint stockholders.

In reaching these decisions, the Board and the Special Committee considered the following positive reasons to support the Merger Agreement and the transactions contemplated thereby:

•	the fact that the price of $65.25 per share in cash payable in the Merger provides certainty, immediate value and liquidity to SailPoint stockholders;

•

the historical market prices, volatility and trading information with respect to shares of SailPoint common stock, including the fact that $65.25 per share to be received by SailPoint stockholders in the Merger represents a premium of approximately 32% over the closing price of SailPoint common stock as of April 8, 2022, the last trading day before the public announcement of the Merger, a premium of approximately 48% over the 90-day volume-weighted average price of SailPoint common stock as of April 8, 2022, a premium of approximately 36% over the 30-day average of SailPoint common stock as of April 8, 2022, and a premium of approximately 3% over the all-time high price of SailPoint common stock as of April 8, 2022;

•

the current and prospective business environment in which SailPoint operates, including international, national and local economic conditions, the competitive environment, and the likely effect of these factors on SailPoint and the execution of SailPoint’s plans as a standalone company;

•

the belief that the $65.25 per share in cash payable in the Merger was more favorable to SailPoint stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to SailPoint, based upon the directors’ extensive knowledge of SailPoint’s business, assets, financial condition and results of operations, the execution challenges that SailPoint potentially faces, SailPoint’s historical and projected financial performance, and market dynamics, and the belief that the Merger represented an attractive and comparatively certain value for SailPoint stockholders relative to the risk-adjusted prospects for SailPoint on a standalone basis;

•

the sale process conducted by SailPoint, with the assistance of Morgan Stanley and Goodwin, to review other potential strategic alternatives and, in connection therewith, the engagement with multiple counterparties, including both strategic parties and financial sponsors, regarding their interest in a potential acquisition of SailPoint;

•

the potential risk of losing the favorable opportunity with Thoma Bravo in the event SailPoint sought to pursue discussions with all third parties who may be interested in pursuing a strategic transaction with SailPoint prior to entry into the Merger Agreement and the potential negative effect that such a process might have on SailPoint’s business, especially in light of the go-shop provision Thoma Bravo was willing to provide that would allow for SailPoint to solicit Alternative Acquisition Proposals following announcement of the Merger;

•

the right of SailPoint, pursuant to a go-shop period ending May 16, 2022, to solicit Alternative Acquisition Proposals from, and participate in discussions and negotiations with, third parties regarding Alternative Acquisition Proposals;

•

the belief that, after multiple rounds of negotiations with Thoma Bravo and its representatives (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), $65.25 per share was the highest price that Thoma Bravo was willing to pay as of the date of execution of the Merger Agreement and that the terms of the Merger Agreement include the most favorable terms to SailPoint, in the aggregate, to which Thoma Bravo was willing to agree;

•

the oral opinion of Morgan Stanley rendered to the Board of Directors, subsequently confirmed in writing, that, as of April 10, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such SailPoint Stockholders, as more fully described below under the section of this proxy statement captioned “—Opinion of Morgan Stanley & Co. LLC,” which full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•	the fact that SailPoint has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger;

•	the high degree of confidence that the Merger would close in a timely manner in light of the conditions and other terms set forth in the Merger Agreement;

•

the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of SailPoint’s representations and warranties, is generally subject to a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) qualification;

•

the ability of the Special Committee and the Board to furnish information to, and conduct negotiations with, third parties in certain circumstances, to terminate the Merger Agreement to accept a Superior Proposal upon payment of a termination fee of $212,540,000 (which the Special Committee and the Board believed was reasonable under the circumstances) and to terminate the Merger Agreement to accept a Superior Proposal received prior to 11:59 p.m. Eastern Time on May 26, 2022 to enter into a definitive agreement with respect to a Superior Proposal received from certain parties upon payment of a reduced termination fee equal to $81,750,000;

•	the End Date of October 10, 2022 (subject to extension under certain circumstances), which is expected to allow for sufficient time to complete the Merger;

•

the availability of statutory appraisal rights to SailPoint stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL;

•

the absence of a financing condition in the Merger Agreement, the obligations of Parent under the Merger Agreement to arrange and consummate the financing, and the limited number and nature of the conditions in the Financing Letters;

•

SailPoint’s ability, under circumstances specified in the Merger Agreement and the Equity Commitment Letter, to specifically enforce Parent’s obligation to cause the equity financing to be funded as contemplated by the Merger Agreement and the Equity Commitment Letter;

•

the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay SailPoint a termination fee of $425,090,000, and the obligations of the Thoma Bravo Fund under the Guaranty to fund such amount;

•

representations by Parent in the Merger Agreement that it will have adequate resources to pay the merger consideration and other amounts required to consummate the Merger, taking into account the proceeds from the Financing Letters and the projected cash balance of SailPoint;

•	SailPoint’s rights to specific performance under the terms and subject to the conditions set forth in the Merger Agreement; and

•	the likelihood that the Merger would be consummated, in light of the experience, reputation and financial capabilities of Thoma Bravo and its debt financing sources.

In the course of its deliberations, the Board and the Special Committee also considered, among other things, the following negative factors:

•	the fact that SailPoint stockholders will not participate in any future growth potential or benefit from any future increase in the value of SailPoint as a private company;

•	the possibility that the Merger will not be consummated and the potential negative effects on SailPoint’s business, operations, financial results and stock price;

•

the potential negative effects of the public announcement of the Merger on SailPoint’s sales, operating results and stock price, its ability to retain key management, sales, engineering and other personnel, and its relationships with customers, suppliers and partners;

•

the restrictions on the conduct of SailPoint’s business prior to the completion of the Merger, requiring SailPoint to conduct its business in the ordinary course and preventing SailPoint from taking certain specified actions, subject to specific limitations and exceptions, all of which may delay or prevent SailPoint from undertaking business opportunities pending completion of the Merger;

•

the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of SailPoint management required to complete the Merger, which may disrupt SailPoint’s business operations and have a negative effect on its financial results;

•	the conditions to the obligations of Parent to complete the Merger and the right of Parent to terminate the Merger Agreement under certain circumstances;

•

the fact that the Merger Agreement precludes SailPoint from actively soliciting Alternative Acquisition Proposals after the Go-Shop Period, and the possibility that SailPoint may be obligated to pay Parent a termination fee of $212,540,000 or $81,750,000 in the event that SailPoint terminates the Merger Agreement under certain circumstances;

•

if Parent fails to complete the Merger as a result of the failure to obtain the financing under the Debt Commitment Letter or a breach of the Merger Agreement in certain circumstances, remedies are generally limited to the Parent termination fee payable by Parent as described above, which may be inadequate to compensate SailPoint for the damage caused, and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•

the fact that Parent requires significant third-party debt financing for the Merger and in the event that the Lenders do not provide the financing under the Debt Commitment Letter, SailPoint will not be able to specifically enforce Parent’s obligations to complete the Merger and may only be entitled to receive the Parent termination fee as provided under the Merger Agreement;

•	the fact that completion of the Merger requires certain regulatory clearances and consents, including under applicable antitrust laws and certain foreign investment laws;

•	the possible loss of key management or other personnel of SailPoint during the pendency of the Merger;

•	the risk of litigation;

•	the fact that the consideration consists of cash and will therefore be taxable to SailPoint stockholders who are subject to taxation for U.S. federal income tax purposes; and

•

the interests that certain SailPoint directors and executive officers may have with respect to the Merger, in addition to their interests as SailPoint stockholders generally, as described in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of SailPoint in the Merger.”

The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement is not meant to be exhaustive but addresses the material information and factors considered by the Board and the Special Committee in consideration of their respective recommendations. In view of the wide variety of factors considered by the Board and the Special Committee in connection with its evaluation of the Merger and the complexity of these matters, the Board and the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. Rather, in considering the information and factors described above, individual members of the Board or the Special Committee each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board and the Special Committee based their respective unanimous recommendations on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

Opinion of Morgan Stanley & Co. LLC

The Board of Directors retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible sale of SailPoint. The Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its extensive expertise and experience advising software companies in connection with potential strategic transactions (including but not limited to numerous transactions with Thoma Bravo), its knowledge of SailPoint’s business and affairs based on its longstanding relationship with SailPoint. At the meeting of the Board of Directors on April 10, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of April 10, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to such SailPoint Stockholders.

The full text of the written opinion of Morgan Stanley, dated as of April 10, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addresses only the fairness from a financial point of view of the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how SailPoint Stockholders should vote at the Special Meeting. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of SailPoint;

•	reviewed certain internal financial statements and other financial and operating data concerning SailPoint;

•

reviewed certain financial projections prepared by the management of SailPoint and certain extrapolations prepared with guidance from the management of SailPoint (which were reviewed and approved for Morgan Stanley’s use by the management of SailPoint);

•	discussed the past and current operations and financial condition and the prospects of SailPoint with senior executives of SailPoint;

•	reviewed the reported prices and trading activity for SailPoint common stock;

•

compared the financial performance of SailPoint and the prices and trading activity of SailPoint common stock with that of certain other publicly traded companies comparable with SailPoint, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of SailPoint, Parent and their respective financial and legal advisors;

•	reviewed a draft of the Merger Agreement dated as of April 10, 2022, drafts of each of the Financing Letters, each dated as of April 10, 2022 and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by SailPoint, and formed a substantial basis for its opinion. With respect to the Projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of SailPoint’s management of the future financial performance of SailPoint. Morgan Stanley expressed no view as to such Projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of SailPoint and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley’s opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of SailPoint’s officers, directors or employees, or any class of such persons, relative to the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of SailPoint, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 10, 2022. Events occurring after April 10, 2022 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated as of April 10, 2022, to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and was directed by the Board of Directors to rely upon, among other matters, (i) the Projections and (ii) certain estimates of equity research analysts (the “Street Consensus”). The Projections are more fully described below in the section of this proxy statement captioned “—Projections.” In accordance with direction from the Board of Directors, Morgan Stanley utilized the Street Consensus and the Projections in its financial analyses described below.

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for SailPoint with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to as the “comparable companies”).

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value to estimated revenue, which, for purposes of this analysis, (1) for SailPoint, (a) was provided to Morgan Stanley, and approved for Morgan Stanley’s use, by SailPoint management for calendar years 2022 and 2023 for the Projections, and (b) was based on available consensus equity analyst research estimates for calendar years 2022 and 2023 for the Street Consensus; and (2) for each of the comparable companies, was based on publicly available consensus equity analyst research estimates for comparison purposes. For purposes of its analyses, Morgan Stanley defined “aggregate value” as a company’s fully diluted equity value plus total debt, less cash and cash equivalents.

For calendar year 2022, the range of observed multiples of the ratio of aggregate value to estimated revenue for the comparable companies was 7.3x to 13.4x, with a median observed multiple of 10.5x. For calendar year 2023, the range of observed multiples of the ratio of aggregate value to estimated revenue for the comparable companies was 6.0x to 10.0x, with a median observed multiple of 8.7x. The following is a list of the selected comparable companies reviewed, together with the applicable multiples:

Selected Comparable Company	CY2022E AV/Estimated Revenue Multiple	CY2023E AV/Estimated Revenue Multiple
CyberArk Software Ltd.	10.8x	9.0x
ForgeRock, Inc.	7.6x	6.0x
KnowBe4, Inc.	12.1x	9.6x
Okta, Inc.	13.4x	10.0x
Palo Alto Networks	11.1x	9.1x
Ping Identity Holding Corp.	7.3x	6.1x
Qualys Inc	10.6x	9.2x
Rapid7, Inc.	10.4x	8.5x
Tenable, Inc.	10.0x	8.3x
Varonis Systems, Inc.	9.4x	7.7x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to estimated revenue multiples for use with each of the Projections and the Street Consensus, respectively. Morgan Stanley then applied these ranges of multiples to the estimated relevant revenue metric for SailPoint. For purposes of this analysis, Morgan Stanley utilized publicly available financial information, available as of April 8, 2022 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger).

Based on the outstanding shares of SailPoint common stock on a fully diluted basis and latest cash and debt balance as provided by SailPoint management, Morgan Stanley calculated the estimated implied value per share of SailPoint common stock as follows:

Public Trading Multiples	Selected Comparable Company AV/ Estimated Revenue Multiple Ranges	Implied Value Per Share of SailPoint Common Stock ($)
CY 2022E AV / Revenue
Street Consensus	8.5x – 11.0x	44.00 – 55.27
Projections	9.0x – 11.5x	46.99 – 58.47
CY 2023E AV / Revenue
Street Consensus	7.0x – 9.0x	43.86 – 54.77
Projections	7.5x – 9.5x	52.20 – 64.61

No company utilized in the public trading comparables analysis is identical to SailPoint. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond SailPoint’s control. These include, among other things, the impact of competition on SailPoint’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of SailPoint and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of such company’s estimated future revenue. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of the SailPoint common stock on a standalone basis for each of the Street Consensus and Projections.

To calculate these discounted fully diluted equity values, Morgan Stanley utilized calendar year 2024 revenue estimates under each of the Street Consensus and Projections, respectively. Based upon the application of its professional judgment and experience, Morgan Stanley applied a forward range of aggregate value to estimated revenue multiples (based on the range of aggregate value to revenue multiples for the comparable companies) to these revenue estimates, respectively, in order to reach a future-implied fully diluted aggregate value. For each of the Street Consensus and Projections, Morgan Stanley applied an aggregate value to estimated revenue multiple of 8.0x to 10.0x to generate an undiscounted, implied future fully diluted equity value.

In each case, Morgan Stanley then discounted the resulting implied future fully diluted equity value to April 8, 2022, at a discount rate of 9.8%, which rate was selected by Morgan Stanley based on SailPoint’s estimated cost of equity, estimated using the capital asset pricing model method and utilizing a 6% market risk premium, a risk-free rate of 2.7% based on the 10-year U.S. Treasury yield as of April 8, 2022, and a 1.2 predicted beta per Barra. The result of these analyses are listed below:

Based on Calendar Year 2024	Selected AV / Estimated Revenue Multiple Ranges	Implied, Discounted Value Per Share of SailPoint Common Stock ($)
Estimated Revenue
Street Consensus	8.0x – 10.0x	49.43 – 60.56
Projections	8.0x – 10.0x	57.56 – 70.88

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per share for the SailPoint common stock based on a discounted cash flow analysis to value SailPoint as a standalone entity. Morgan Stanley utilized estimates from the Projections for purposes of its discounted cash flow analysis, as more fully described below.

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (burdened by stock based compensation), less taxes and capital expenditures, and adjusted for changes in net working capital. The Projections included extrapolations through calendar year 2036 prepared by Morgan Stanley with the guidance of SailPoint management (which extrapolations were reviewed and approved for Morgan Stanley’s use by SailPoint management). The free cash flows and terminal values were discounted to present values as of April 8, 2022, at a discount rate ranging from 8.6% to 10.5%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of SailPoint’s weighted average cost of capital estimated using the capital asset pricing model method and utilizing a 6% market risk premium, a risk-free rate of 2.7% based on the 10-year U.S. Treasury yield as of April 8, 2022, and a 1.2 predicted beta per Barra. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 2.5 percent to 3.5 percent as part of its analyses, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The resulting aggregate value was then adjusted for net debt and further adjusted to add the net present value of net operating losses.

Based on the outstanding shares of SailPoint common stock on a fully diluted basis as provided by SailPoint’s management, Morgan Stanley calculated the estimated implied value per share of SailPoint common stock as follows:

Implied, Discounted Value Per Share of SailPoint Common Stock ($)
Projections	35.74 – 58.93

Precedent Transactions Multiples Analysis

Morgan Stanley performed a precedent transactions multiples analysis, which is designed to imply a value of a company based on publicly available financial terms. Morgan Stanley compared publicly available statistics for selected software transactions. Morgan Stanley selected such comparable transactions based on its professional judgment and experience, including because they shared certain characteristics with the Merger, most notably because they were similar software transactions since 2018. For such transactions, Morgan Stanley noted the multiple of aggregate value of the transaction to the estimated next 12 months’ (referred to as “NTM”) revenue based on publicly available information at the time of announcement or at the unaffected date of each such transaction.

The following is a list of the selected software transactions reviewed, together with the applicable multiples:

Selected Software Transactions (Target/Acquiror)	AV/NTM Revenue Multiple
Strategic Acquirors
Adaptive Insights Inc. / Workday, Inc.	11.0x
Auth0, Inc. / Okta, Inc.	~39x
Avast Plc / NortonLifeLock Inc.	9.6x
Callidus Software Inc. / SAP America, Inc.	8.3x
Carbon Black, Inc. / VMware, Inc.	8.0x
Livongo Health, Inc. / Teladoc Health, Inc.	44.9x
Mulesoft, Inc. / Salesforce.com, Inc.	15.7x
Qualtrics International Inc. / SAP America, Inc.	16.5x
SendGrid, Inc. / Twilio Inc.	15.7x
Slack Technologies, Inc. / Salesforce.com, Inc.	24.9x
Tableau Software Inc. / Salesforce.com, Inc.	11.0x
Financial Sponsor Acquirors
Anaplan, Inc. / Thoma Bravo, LLC	13.9x
Apptio Inc. / Vista Equity Partners Management, LLC	7.0x
Cambium Learning Group, Inc. / Veritas Capital Fund Management, L.L.C.	4.2x
Cloudera, Inc. / Clayton Dubilier & Rice, LLC; Kohlberg Kravis Roberts & Co. L.P.	5.3x
Ellie Mae Inc. / Thoma Bravo LP	6.8x
Forescout Technologies, Inc. / Advent International Corporation; Crosspoint Capital Partners	4.9x
Imperva Inc. / Thoma Bravo LP	4.7x
Instructure Inc. / Thoma Bravo LP	6.6x
LogMeIn, Inc. / Francisco Partners; Evergreen Coast Capital Corp.	3.4x
Medallia / Thoma Bravo, LLC	10.8x
McAfee Corp. / Advent International Corporation; Permira Advisers LLC; Crosspoint Capital Partners LP	7.3x
MINDBODY, Inc. / Vista Equity Partners Management, LLC	6.8x
Pluralsight, Inc. / Vista Equity Partners Management, LLC	7.8x
Proofpoint, Inc. / Thoma Bravo LP	9.3x

Selected Software Transactions (Target/Acquiror)	AV/NTM Revenue Multiple
QAD Inc. / Thoma Bravo LP	5.3x
RealPage, Inc. / Thoma Bravo LP	8.2x
Sophos Ltd. / Thoma Bravo LP	5.1x
Talend S.A. / Thoma Bravo LP	7.3x
Ultimate Software / Hellman & Friedman LLC	8.2x

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of the aggregate value to the estimated NTM revenue multiples of the transactions, and applied these ranges of multiples to the estimated calendar year 2022 revenue, based on the Street Consensus and Projections. The following table summarizes Morgan Stanley’s analysis:

Precedent Multiples	Representative Ranges	Implied Value Per Share of SailPoint Common Stock ($)
Street Consensus	8.0x – 13.0x	41.75 –64.29
Projections	8.0x – 13.0x	42.40 –65.35

No company or transaction utilized in the precedent transactions analysis is identical to SailPoint or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond SailPoint’s control. These include, among other things, the impact of competition on SailPoint’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of SailPoint and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and fully diluted equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of SailPoint derived from the valuation of precedent transactions were less than or greater than the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Merger, but is one of many factors Morgan Stanley considered.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board of Directors, including the following information described under the sections of this proxy statement captioned “The Merger—Opinion of Morgan Stanley & Co. LLC—Illustrative Precedent Premiums,” “The Merger—Opinion of Morgan Stanley & Co. LLC—Historical Trading Ranges” and “The Merger—Opinion of Morgan Stanley & Co. LLC—Equity Research Analysts’ Future Price Targets.”

Illustrative Precedent Premiums

Morgan Stanley performed an illustrative precedent transaction premiums analysis by reviewing software company transactions larger than $1 billion in aggregate value since 2014. For these transactions, Morgan Stanley noted the distributions of the following financial statistics, where available: (1) the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or the last full trading day prior to the share price being affected by acquisition rumors or similar merger-related news); and (2) the implied premium to the acquired company’s 52-week high closing share price prior to announcement.

Based on its analysis of the premia for such transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected (1) a representative range of premia and applied such range to

SailPoint’s closing share price on April 8, 2022 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger) and (2) a representative range of premia and applied such range to SailPoint’s 52-week high closing share price:

Premia	Representative Ranges	Implied Value per Share of SailPoint Common Stock ($)
Premia to 1-Day Unaffected Share Price	15% – 45%	57.98 – 73.11
Premia to 52-Week High Share Price	(20%) – 15%	50.69 – 72.86

Historical Trading Ranges

Morgan Stanley noted certain trading ranges with respect to the historical share prices of SailPoint common stock. Morgan Stanley reviewed a range of prices of the SailPoint common stock for various periods ending on April 8, 2022 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger). Morgan Stanley observed the following:

Trading Periods	Range of Trading Prices Per Share of SailPoint Common Stock ($)
Last 30 Days ending on April 8, 2022	41.16 – 52.46
Last 90 Days ending on April 8, 2022	35.71 – 52.46
Last 365 Days ending on April 8, 2022	34.98 – 63.36

Equity Research Analysts’ Future Price Targets

Morgan Stanley noted certain future public market trading price targets for SailPoint common stock prepared and published by equity research analysts prior to April 8, 2022 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger). These targets reflected each analyst’s estimate of the future public market trading price of SailPoint common stock. The range of undiscounted analyst price targets for the SailPoint common stock was $45 to $70 per share as of various dates ranging from November 10, 2021 to April 4, 2022. Morgan Stanley then took the 25th – 75th percentile which was $60—$63 per share and discounted the range of analyst price targets per share for the SailPoint common stock by one year at a rate of 9.8%, which was the discount rate selected by Morgan Stanley, upon the application of its professional judgment and experience, to reflect SailPoint’s cost of equity, estimated using the CAPM method and utilizing a 6% market risk premium, a risk-free rate of 2.7% based on the 10-year U.S. Treasury yield as of April 8, 2022, and a 1.2 predicted beta per Barra. This analysis indicated an implied range of fully diluted equity values for SailPoint common stock of $54.63 to $57.36 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for SailPoint common stock, and these estimates are subject to uncertainties, including the future financial performance of SailPoint and future financial market conditions.

General

In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of SailPoint. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond SailPoint’s control. These include, among other things, the impact of competition on SailPoint’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of SailPoint and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement and in connection with the delivery of its opinion dated as of April 10, 2022 to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of SailPoint common stock might actually trade.

The $65.25 per share in cash to be received by holders of shares of SailPoint common stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement was determined through arm’s-length negotiations between SailPoint and Parent and was approved by the Board of Directors. Morgan Stanley provided advice to the Board of Directors during these negotiations but did not, however, recommend any specific consideration to SailPoint or the Board of Directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how SailPoint Stockholders should vote at the Special Meeting.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors to approve and adopt the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the consideration pursuant to the Merger Agreement or of whether the Board of Directors would have been willing to agree to a different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Board of Directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of SailPoint, Parent, Thoma Bravo and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates directors or officers, including individuals working with SailPoint in connection with the Merger, may have committed and may commit in the future to invest in private equity funds managed by Thoma Bravo or its affiliates and their affiliated funds’ respective portfolio companies (which we refer to collectively as the “Thoma Bravo Related Entities”).

Under the terms of its engagement letter, Morgan Stanley provided SailPoint financial advisory services and an opinion, described in this section and attached to this proxy statement as Annex B, in connection with the Merger, and SailPoint has agreed to pay Morgan Stanley a fee of approximately $62 million for its services, $3 million of which was earned following delivery of the opinion described in this section and attached to this proxy statement as Annex B and the remainder of which is contingent upon the consummation of the Merger. In addition, upon the closing of the Merger, Morgan Stanley may receive additional value resulting from adjustments to the Capped Call Transactions between Morgan Stanley and SailPoint entered into in connection with SailPoint’s issuance of convertible notes due in 2024. SailPoint has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, SailPoint has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement, including certain liabilities under the federal securities laws.

In the thirty months prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for SailPoint and received aggregate fees of approximately $2 to $5 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services for Thoma Bravo and the Thoma Bravo Related Entities, and have received aggregate fees of approximately $10 to $25 million in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to SailPoint, Thoma Bravo, Thoma Bravo Related Entities and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Capped Call Transactions

On September 19, 2019, in connection with the pricing of the Convertible Notes, SailPoint entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with each of Morgan Stanley & Co. LLC, Bank of America, N.A., Citibank, N.A., RBC Capital Markets, LLC and Jefferies International Limited or their respective affiliates (the “Capped Call Counterparties”). On September 20, 2019, in connection with the initial purchasers’ exercise of their option to purchase additional Convertible Notes, SailPoint entered into additional capped call transactions with the Capped Call Counterparties (the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions the “Capped Call Transactions”). The Capped Call Transactions initially covered, subject to customary anti-dilution adjustments, the number of shares of SailPoint common stock that initially underlie the Convertible Notes. The strike price of the Capped Call Transactions is $28.42 per share of SailPoint common stock, and the cap price of the Capped Call Transactions is $41.34 per share of SailPoint common stock, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions are expected generally to reduce potential dilution to SailPoint Stockholders upon conversion of the Convertible Notes and/or offset the potential cash payments that SailPoint could be required to make in excess of the principal amount of any converted Convertible Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.

If the Merger is consummated, holders of the Convertible Notes may convert their Convertible Notes, which would result in termination of the Capped Call Transactions. Under the terms of the documents governing the Capped Call Transactions, each Capped Call Counterparty would be obligated to pay SailPoint the “fair value” of the transaction, determined pursuant to the terms of the relevant Capped Call Transaction. Such termination value will be determined by each Capped Call Counterparty, in its capacity as the calculation agent under its Capped Call Transaction, acting in good faith and in a commercially reasonable manner. The amount of such early termination cash payment would depend on a variety of factors, including the remaining term of its Capped Call Transaction as of the date on which the Merger is consummated, the Per Share Merger Consideration, the volatility of SailPoint common stock prior to the announcement of the Merger, hedge unwind costs and applicable interest rates.

In addition, following the announcement of the Merger, the Capped Call Counterparties may adjust the terms of the Capped Call Transactions, regardless of whether the Merger is consummated. Each Capped Call Counterparty may determine, in good faith and in a commercially reasonable manner, in its capacity as calculation agent with respect to its Capped Call Transaction, the economic effect of such an announcement on the value of its Capped Call Transaction and may take into account a number of factors, including, the date of the announcement (and the remaining term of its Capped Call Transaction at that time), the stock price of SailPoint common stock and changes in volatility, stock loan rate, liquidity and expected dividends of SailPoint common stock, in determining whether an adjustment to its Capped Call Transaction is appropriate. Each Capped Call Counterparty may make additional adjustments to its Capped Call Transaction following the announcement of a change to the Merger, including a withdrawal from, or the abandonment or discontinuation of, the Merger.

The indenture governing the Convertible Notes and the forms of confirmations containing the terms of the Capped Call Transactions were included as exhibits to SailPoint’s Current Report on Form 8-K filed by SailPoint with the SEC on September 25, 2019. All references in this section captioned “Capped Call Transactions” to share counts, conversion prices and strike prices may change from time to time in accordance with the terms of the relevant confirmations (the “Capped Call Confirmations”).

Management Projections

Summary of Projections

Except for financial outlooks with respect to the current fiscal quarter and year issued in connection with its ordinary course earnings announcements, SailPoint does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections, especially over the longer term periods. In connection with the evaluation of the Merger, however, SailPoint’s management in January 2022 prepared certain unaudited, preliminary financial forecasts for SailPoint for fiscal years 2022 through 2026; these forecasts are defined elsewhere in this proxy statement as the “January 2022 Projections”. In March 2022, SailPoint’s management updated the January 2022 Projections to reflect SailPoint’s actual full year 2021 and fourth quarter 2021 financial results, which are referred to in this section as the “March 2022 Projections.” The January 2022 Projections and the March 2022 Projections were made available to Morgan Stanley and the March 2022 Projections were extrapolated through calendar year 2036 by Morgan Stanley with the guidance of SailPoint management (which extrapolations were reviewed and approved for Morgan Stanley’s use by SailPoint management) (such extrapolations and the March 2022 Projections, collectively, the “March 2022 Case”), in each case, in connection with the rendering of its opinion to the Board of Directors as described in the section of this proxy statement captioned “—Opinion of Morgan Stanley & Co. LLC.” The March 2022 Case is referred to elsewhere in this proxy statement as the “Projections.” The January 2022 Projections and the March 2022 Case are referred to in this section collectively as the “Management Projections.” SailPoint is including a summary of both the January 2022 Projections and the March 2022 Case in order to provide SailPoint Stockholders with access to information that was made available to the Board of Directors and the Special Committee in connection with their evaluation of the Merger and the Per Share Merger Consideration. The January 2022 Projections and the March 2022 Projections were also made available to Parent and Merger Sub at Parent’s request in connection with their due diligence review, except that the Unlevered Free Cash Flow, Adjusted EBITDA and Stock-Based Compensation numbers were not made available to Parent or Merger Sub.

The following tables present a summary of the January 2022 Projections and the March 2022 Case.

March 2022 Case

	CY2022E	CY2023E	CY2024E	CY2025E	CY2026E	CY2027E	CY2028E	CY2029E	CY2030E	CY2031E	CY2032E	CY2033E	CY2034E	CY2035E	CY2036E	Terminal
Revenue	$527	$713	$955	$1,284	$1,640	$2,055	$2,524	$3,038	$3,581	$4,132	$4,665	$5,152	$5,562	$5,866	$6,042	$6,224
Non-GAAP EBIT (1)	($42)	($20)	$25	$132	$255	$337	$435	$549	$678	$817	$962	$1,106	$1,241	$1,358	$1,450	$1,494
Depreciation & Amortization (2)	$9	$11	$14	$18	$21	$21	$25	$30	$36	$41	$47	$52	$56	$59	$60	$62
Stock-Based Compensation	($96)	($123)	($156)	($194)	($233)	($275)	($320)	($366)	($412)	($455)	($495)	($528)	($553)	($570)	($575)	($581)
Adjusted EBITDA (SBC Burdened) (3)	($130)	($131)	($117)	($44)	$43	$82	$140	$213	$302	$403	$514	$629	$743	$847	$935	$975
Taxes	($4)	($5)	($6)	($7)	($9)	($24)	($43)	($64)	($88)	($112)	($136)	($156)	($172)	($181)	($184)	($192)
Capital Expenditure	($8)	($11)	($14)	($17)	($20)	($25)	($30)	($35)	($41)	($46)	($51)	($55)	($58)	($60)	($60)	($62)
Change in Net Working Capital	($1)	($17)	$41	$42	$51	$64	$81	$96	$110	$121	$125	$122	$110	$85	$52	$54
Unlevered Free Cash Flow (SBC Burdened) (4)	($143)	($130)	($96)	($26)	$64	$97	$148	$210	$283	$365	$452	$540	$622	$692	$743	$775

January 2022 Projections

	CY2022E	CY2023E	CY2024E	CY2025E	CY2026E
Revenue	$522	$706	$951	$1,270	$1,628
Non-GAAP EBIT (1)	($42)	($20)	$30	$129	$253
Depreciation & Amortization (2)	$7	$7	$8	$11	$14
Stock-Based Compensation	($96)	($123)	($156)	($194)	($233)
Adjusted EBITDA (SBC Burdened) (3)	($132)	($135)	($118)	($55)	$34
Taxes	($5)	($6)	($8)	($10)	($13)
Capital Expenditure	($8)	($11)	($14)	($17)	($20)
Change in Net Working Capital	($88)	($118)	($160)	($186)	($198)
Unlevered Free Cash Flow (SBC Burdened) (4)	($155)	($149)	($112)	($39)	$58

(1)

Non-GAAP EBIT is a non-GAAP financial measure defined as revenue less total operating expenses, where such expenses are adjusted for certain GAAP expenses, including one-time charges and certain non-cash charges, most notably stock-based compensation.

(2)	Figures also include estimates of provisions for credit losses.
(3)	Adjusted EBITDA (SBC burdened) is a non-GAAP financial measure defined as Non-GAAP EBIT plus depreciation and amortization and less stock-based compensation.
(4)	Unlevered Free Cash Flow is a non-GAAP financial measure defined as Adjusted EBITDA (SBC burdened) less taxes and capital expenditure, and adjusted for changes in net working capital.

Important Information Regarding the Management Projections

The Management Projections were developed by SailPoint management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context. Although the Management Projections are presented with numerical specificity, they were based on numerous variables and assumptions made by SailPoint management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to SailPoint’s business, all of which are difficult or impossible to predict accurately and many of which are beyond SailPoint’s control. The Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, SailPoint’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, the ability to successfully pursue and complete acquisitions, and the various risks set forth in SailPoint’s reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than the Management Projections. The Management Projections cover several years, and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by SailPoint’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections should not be regarded as an indication that SailPoint, Morgan Stanley, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by SailPoint or any other person regarding the Management Projections or SailPoint’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about SailPoint contained in SailPoint’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, SailPoint Stockholders are cautioned not to place undue, if any, reliance on the Management Projections.

The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. Grant Thornton LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Management Projections and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report incorporated by reference into this proxy statement relates to the Company’s previously issued financial statements. It does not extend to the Management Projections and should not be read to do so.

Non-GAAP EBIT, Adjusted EBITDA (SBC burdened) and Unlevered Free Cash Flow contained in the Management Projections summarized above are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Management Projections were relied upon by Morgan Stanley for purposes of its opinion and by the Board of Directors and the Special Committee in connection with their evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Morgan Stanley for purposes of its opinion or by the Board of Directors or the Special Committee in connection with their evaluation of the Merger. Accordingly, SailPoint has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SailPoint may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The summary of such information above is included solely to give SailPoint Stockholders access to the information that was made available to the Board of Directors, the Special Committee, Morgan Stanley, Parent and Merger Sub, and is not included in this proxy statement in order to influence any SailPoint Stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares of SailPoint common stock. In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, SailPoint does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

Interests of Executive Officers and Directors of SailPoint in the Merger

In considering the recommendation of the Board of Directors that SailPoint Stockholders vote to adopt the Merger Agreement, SailPoint Stockholders should be aware that certain of SailPoint’s non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, those of SailPoint Stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, approving the Merger Agreement and the Merger, and recommending that the Merger Agreement be adopted by SailPoint Stockholders.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The Effective Time is May 16, 2022, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);

•

The employment of each executive officer of SailPoint will have been terminated by SailPoint without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the Severance Pay Plan), in either case, immediately following the Change in Control Date; and

•

The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this disclosure, (1) SailPoint’s executive officers are: (i) Mark McClain, Chief Executive Officer; (ii) Colleen Healy, Chief Financial Officer; (iii) Matt Mills, President, Worldwide Field Operations; (iv) Chris

Schmitt, Executive Vice President, General Counsel and Secretary; and (v) Grady Summers, Executive Vice President, Product and (2) SailPoint’s named executive officers are: (i) Mark McClain, Chief Executive Officer; (ii) Colleen Healy, Chief Financial Officer; (iii) Cam McMartin, former Interim Chief Financial Officer; (iv) Matt Mills, President, Worldwide Field Operations; (v) Jason Ream, former Chief Financial Officer; (vi) Chris Schmitt, Executive Vice President, General Counsel and Secretary; and (vii) Grady Summers, Executive Vice President, Product.

Although Jason Ream, SailPoint’s former Chief Financial Officer, is a named executive officer for purposes of this disclosure, Mr. Ream does not hold any unvested SailPoint equity awards and does not have any interests in the Merger except insofar as he may hold vested stock options or shares of SailPoint common stock.

As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment and Quantification of Company Equity Awards

Company Options

At the Effective Time, each Vested Company Option will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Vested Company Option by (y) the total number of shares of SailPoint common stock underlying such Vested Company Option, subject to applicable withholding taxes.

At the Effective Time, each Unvested Company Option will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per-share exercise price for such Unvested Company Option by (y) the total number of shares of SailPoint common stock underlying such Unvested Company Option. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company Option Consideration amounts will vest and become payable at the same time as the Unvested Company Option from which such Unvested Company Option Consideration was converted would have vested pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time with respect to the receipt of the Unvested Company Option Consideration.

Company RSUs

At the Effective Time, each Vested Company RSU will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Vested Company RSU by (y) the Per Share Merger Consideration, subject to applicable withholding taxes.

At the Effective Time, each Unvested Company RSU will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Unvested Company RSU by (y) the Per Share Merger Consideration. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company RSU Consideration amounts will vest and become payable at the same time as the Unvested Company RSU from which such Unvested Company RSU Consideration was converted would have vested pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time with respect to the receipt of the Unvested Company RSU Consideration.

Quantification of Company Equity Awards

At the Effective Time, each Vested Company RSU held by a non-employee member (the only equity award held by the non-employee members of the Board of Directors) of the Board of Directors will convert into Merger Consideration in the manner described above. Based on the assumptions described above under the section of this proxy statement captioned “—Interests of Executive Officers and Directors of SailPoint in the Merger—Certain Assumptions,” the estimated aggregate amounts that would become payable to SailPoint’s eight (8) non-employee directors in respect of their Vested Company RSUs is $1,470,735, which excludes any grants of Company RSUs that may be made by SailPoint to the non-employee directors following the date of this proxy statement.

At the Effective Time, each Unvested Company RSU and Unvested Company Option held by the executive officers will convert into cash awards of Unvested Company RSU Consideration and Unvested Company Option Consideration in the manner described above and will generally remain subject to the same time-based vesting conditions and other terms and conditions as were applicable immediately prior to the Effective Time. Each award of Unvested Company RSU Consideration and Unvested Company Option Consideration will vest in the event that an executive officer experiences a termination of employment by SailPoint without “cause” or by the executive officer for “good reason,” in either case, within three (3) months prior to the Change in Control Date or within the one (1) year following the Change in Control Date.

See the section of this proxy statement captioned “—Interests of Executive Officers and Directors of SailPoint in the Merger—Golden Parachute Compensation” for an estimate of the amounts that would become payable to each SailPoint named executive officer (including each SailPoint executive officer) in respect of his or her Unvested Company Options and Unvested Company RSUs.

Severance Pay Plan

SailPoint adopted a Severance Pay Plan under which each of the executive officers is eligible to receive certain severance payments benefits upon a qualifying termination of employment. The Severance Pay Plan generally provides that if the executive officer’s employment is terminated by SailPoint without “cause” or the executive officer terminates his or her employment with “good reason,” in either case, within three (3) months prior to the Change in Control Date or within one (1) year following the Change in Control Date, then the executive officer will be eligible to receive:

•	a lump-sum cash severance amount equal to 100% of the executive officer’s annual base salary (or 150% of the annual base salary for the Chief Executive Officer);

•

continuation coverage for the executive officer and his or her spouse and eligible dependents under SailPoint’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for twelve (12) months (or eighteen (18) months for the Chief Executive Officer) at active employee rates, unless such coverage is earlier terminated in accordance with the terms of the Severance Pay Plan; and

•

accelerated vesting of all outstanding equity compensation awards held by the executive officer immediately prior to such termination of employment, with performance-based equity awards vesting at the greater of actual performance as of such termination of employment or target performance.

The provision of payments and benefits described above is conditioned upon the executive officer’s execution of a release of claims. The Severance Pay Plan further provides that if an executive officer receives any amount that is subject to the “golden parachute” excise tax imposed pursuant to Section 280G and 4999 of the Code, the amount of the payments to be made to the executive officer will be reduced to the extent necessary to avoid imposition of the excise tax.

Transaction and Retention Bonus Programs

Under the Merger Agreement, SailPoint may establish a transaction program (the “Transaction Bonus Program”) and a retention program (the “Retention Program”) providing for cash bonuses in the aggregate amount not to exceed $5.0 million. Awards under the Transaction Bonus Program shall be allocated by SailPoint’s Chief Executive Officer and shall be paid as soon as administratively practicable after, but no later than thirty (30) days following, the Effective Time, subject to the participant’s continued service through the Effective Time. Awards under the Retention Program shall also be allocated by SailPoint’s Chief Executive Officer and shall be paid as soon as administratively practicable after, but no later than thirty (30) days following, the date that is six months following the Effective Time, subject to the participant’s continued service through the end of such six(6)-month period. As of the date of this proxy statement, none of the executive officers has received an award under the Transaction Bonus Program or the Retention Program.

Compensation Arrangements with Parent

As of the date of this proxy statement, none of SailPoint’s executive officers has discussed or entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. Prior to or following the closing of the Merger, however, some or all of SailPoint’s executive officers may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, SailPoint’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the Effective Time under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of SailPoint in connection with the Merger. Although Jason Ream, SailPoint’s former Chief Financial Officer, is a named executive officer for purposes of this disclosure, Mr. Ream terminated employment with SailPoint on February 28, 2022 and does not hold any unvested SailPoint equity awards and does not have any interests in the Merger except insofar as he may hold vested stock options or shares of SailPoint common stock. Accordingly, Mr. Ream has been omitted from the table below. For additional details regarding the terms of the payments and benefits described below, see the section of this proxy statement captioned “—Interests of Executive Officers and Directors of SailPoint in the Merger.”

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any equity award grants that may be made after the assumed effective time of May 16, 2022 . For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The Effective Time is May 16, 2022, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section;

•

The employment of each executive officer of SailPoint will have been terminated by SailPoint without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the Severance Pay Plan), in either case, immediately following the Change in Control Date; and

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Mark McClain	750,000	21,410,071	20,123	22,180,194
Colleen Healy	425,000	8,280,421	6,165	8,711,586
Cam McMartin(4)	450,000	—	20,203	470,203
Matt Mills	450,000	14,877,036	20,339	15,347,375
Chris Schmitt	350,000	4,996,518	29,086	5,375,604
Grady Summers	425,000	14,009,159	26,958	14,461,117

(1)

Cash. Represents severance payable to each named executive officer in the form of lump-sum cash payments upon a termination of employment by SailPoint without “cause” or by the named executive officer for “good reason,” in each case, pursuant to the Severance Pay Plan. The severance amounts payable under the Severance Pay Plan to each named executive officer constitute “double-trigger” payments, which means that the amounts will become payable only on a qualifying termination of employment within three (3) months prior to the Change in Control Date or within one (1) year following the Change in Control Date. For further details regarding the severance amounts that may become payable to SailPoint’s named executive officers, see the section of this proxy statement captioned “—Interests of Executive Officers and Directors of SailPoint in the Merger—Severance Pay Plan.”

(2)

Equity. Represents the value of the Unvested Company Options and Unvested Company RSUs held by each named executive officer. Mr. McMartin does not hold any unvested equity awards. The amounts payable in respect of those Unvested Company Options and Unvested Company RSUs that convert into cash awards of Unvested Company Option Consideration and Unvested Company RSU Consideration at the Effective Time and in accordance with the terms of the Merger Agreement are “double-trigger” payments, which means that the amounts will become payable on the original vesting dates, subject to the named executive officer’s continued employment with SailPoint through the applicable vesting dates.

Pursuant to the Severance Pay Plan, each named executive officer’s Unvested Company Options and Unvested Company RSUs will become vested upon a termination of employment by SailPoint without “cause” or by the named executive officer for “good reason” within three (3) months prior to the Change in Control Date or within the twelve (12) months following the Change in Control Date. The amounts payable in respect of those Unvested Company Options and Unvested Company RSUs that become Vested Company Options and Vested Company RSUs and as a result of a qualifying termination of employment within three (3) months prior to the Change in Control Date or within the twelve (12) months following the Change in Control Date are “double-trigger” payments. For further details regarding the treatment of the Vested Company Options and Vested Company RSUs held by the named executive officers, see the section of this proxy statement captioned “—Interests of Executive Officers and Directors of SailPoint in the

Merger—Treatment and Quantification of Company Equity Awards.” The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Unvested Company Options		Unvested Company RSUs		Total ($)
	Shares (#)	Value ($)	Shares (#)	Value ($)
Mark McClain	246,226	6,196,642	233,156	15,213,429	21,410,071
Colleen Healy	—	—	126,903	8,280,421	8,280,421
Cam McMartin	—	—	—	—	—
Matt Mills	169,469	4,891,698	153,032	9,985,338	14,877,036
Chris Schmitt	58,097	1,414,554	54,896	3,581,964	4,996,518
Grady Summers	67,977	1,283,582	195,028	12,725,577	14,009,159

(3)

Perquisites/Benefits. Represents the value of continued health and welfare benefits coverage under the Severance Pay Plan. The continued health and welfare benefits coverage is a “double-trigger” payment, which means that the amounts will become payable only on a qualifying termination of employment within three (3) months prior to the Change in Control Date or within one (1) year following the Change in Control Date. For further details regarding the benefits amounts that may be provided to SailPoint’s named executive officers, see the section of this proxy statement captioned “—Interests of Executive Officers and Directors of SailPoint in the Merger—Severance Pay Plan.”

(4)

Mr. McMartin was our Interim Chief Financial Officer until Ms. Healy’s appointment as Chief Financial Officer on March 16, 2022 and he is still employed by the Company in a special advisory capacity. Accordingly, he is still entitled to severance benefits under the Severance Pay Plan.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating a potential transaction, the Board of Directors determined that each other member of the Special Committee would receive additional compensation of $1,500 per meeting of the Special Committee. Such fees were payable whether or not a potential transaction was entered into or consummated by the Company. No other meeting fees or other compensation (other than reimbursement for reasonable expenses in connection with the discharge of their duties or their engagement of advisors) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Financing of the Merger

We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $7.5 billion, which will be funded via equity and debt financing described below together with SailPoint’s cash on hand as of the Closing Date.

Parent and Merger Sub have represented to SailPoint that they will have available to them, together with SailPoint’s cash on hand, sufficient funds to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement. This includes funds needed to: (1) pay SailPoint Stockholders the amounts due under the Merger Agreement for their SailPoint common stock, (2) make payments in respect of our outstanding Company Options payable at the closing of the Merger pursuant to the Merger Agreement and (3) make payments of all amounts required to be paid in connection with the Merger pursuant to the Convertible Notes Indenture and the Convertible Notes.

Parent and Merger Sub have obtained committed financing consisting of (i) equity to be provided by the Thoma Bravo Fund pursuant to the terms of the Equity Commitment Letter and (ii) debt financing to be provided pursuant to the Debt Commitment Letter by the Lenders. In connection with the Merger Agreement, Parent and Merger Sub have delivered to SailPoint copies of the Financing Letters. Notwithstanding anything in the Merger

Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the financing contemplated by the Financing Letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.

Equity Financing

Pursuant to the Equity Commitment Letter, the Thoma Bravo Fund has committed to contribute or cause to be contributed to Parent at the closing of the Merger certain equity financing for the purpose of funding the Required Amounts. The obligations of the Thoma Bravo Fund to provide the equity financing under the Equity Commitment Letter is subject to a number of conditions, including, but not limited to: (i) the execution and delivery of the Merger Agreement, (ii) satisfaction or written waiver by SailPoint, Parent and Merger Sub, as applicable, of each the conditions to the obligations of SailPoint, Parent and Merger Sub to consummate the Merger set forth in Section 2.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), (iii) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement and (iv) the receipt of the debt financing contemplated by the Debt Commitment Letter or, if applicable, alternative debt financing or written confirmation that the debt financing contemplated by the Debt Commitment Letter or, if applicable, alternative debt financing, will be funded at the closing of the Merger if the equity financing under the Equity Commitment Letter is consummated at the closing of the Merger. We refer to the equity financing described in the preceding sentence as the “Equity Financing.”

The obligation of the Thoma Bravo Fund to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (i) the consummation of the closing of the Merger and the payment of the aggregate merger consideration, (ii) thirty (30) days following the termination of the Merger Agreement in accordance with its terms, and (iii) the occurrence of any event which, by the terms of the Guaranty, is an event which terminates the Thoma Bravo Fund’s obligations or liabilities under the Guaranty.

SailPoint is an intended and express third-party beneficiary of the Equity Commitment Letter solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letter by the Thoma Bravo Fund to be funded to Parent in accordance with the Equity Commitment Letter, and to cause Parent to enforce its rights against the Thoma Bravo Fund to perform its funding obligations under the Equity Commitment Letter, in each case subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.

Debt Financing

The Debt Commitment Letter provides that the Lenders will provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, debt financing (the “Debt Financing”).

The proceeds of the Debt Financing will be used (i) to effect the Merger and related transactions on the Closing Date, (ii) to refinance the Credit Agreement among SailPoint, SailPoint Technologies, Inc., other loan parties thereto, lenders party thereto, Citibank, N.A., Royal Bank of Canada and Bank of America, N.A. dated as of March 11, 2019, as amended or supplemented from time to time (the “Existing Credit Agreement”), (iii) for working capital, capital expenditures and other general corporate purposes and (iv) to pay fees and expenses related to the Merger and related transactions.

The obligations of the Lenders to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions, including, but not limited to (as applicable):

•

the consummation in all material respects of the Merger in accordance with the Merger Agreement (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders in their capacity as such without the consent of the lead arrangers);

•

subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the Merger of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents;

•	the Equity Financing shall have occurred or, substantially concurrently with the initial funding of the Debt Financing, shall occur;

•	the refinancing of the Existing Credit Agreement shall have occurred or, substantially concurrently with the initial funding of the Debt Financing, shall occur; and

•	the absence of a Company Material Adverse Effect (as defined herein) since April 10, 2022.

As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

Guaranty

Pursuant to the Guaranty, the Thoma Bravo Fund has agreed to guarantee the due, punctual and complete payment and performance of: (1) the aggregate amount of the Parent Termination Fee (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”) solely if and when any of the Parent Termination Fee is payable pursuant to the Merger Agreement; (2) any enforcement expenses due by Parent pursuant to legal proceedings as a result of certain defaults under the Merger Agreement; (3) the reimbursement obligations of Parent pursuant to the indemnification obligations to SailPoint and its representatives in connection with debt financing; and (4) any and all damages, losses, costs and expenses resulting from Parent or Merger Sub’s willful and material breach of the Merger Agreement, subject to certain limitations. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the Thoma Bravo Fund under the Guaranty are subject to an aggregate cap equal to $431.1 million.

Subject to specified exceptions, the Guaranty will terminate upon the earliest of:

•	funding of the commitment as set forth in the Equity Commitment Letter;

•	the Effective Time;

•

(1) the payment and discharge of any reimbursement obligations which SailPoint has requested reimbursement for within ninety (90) days following the valid termination of the Merger Agreement and (2) the date that is thirty (30) days following the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which SailPoint would be entitled to the Parent Termination Fee under the Merger Agreement, in which case the Guaranty shall terminate ninety (90) days after such termination unless SailPoint shall have delivered a written notice with respect to the Guaranteed Obligations prior to such ninetieth (90th) day; provided that if the Merger Agreement has been so terminated and such notice has been provided, the Thoma Bravo Fund, as the guarantor entities under the Guaranty, shall have no further liability or obligation under the Guaranty from and after the earliest of (x) the closing of the Merger, including payment of the Aggregate Merger Consideration payable at the closing of the Merger in accordance with the Merger Agreement, (y) a final, non-appealable order of a court of competent jurisdiction determining that the Thoma Bravo Fund, as the guarantor entity under the Guaranty, does not owe any amount under the Guaranty and (z) a written agreement between the Thoma Bravo Fund, as the guarantor entity under the Guaranty, and SailPoint terminating the obligations and liabilities of the Thoma Bravo Fund, as the guarantor entity under the Guaranty, pursuant to the Guaranty; and

•	payment of the portion of the Guaranteed Obligations validly claimed as payable by SailPoint by or on behalf the Thoma Bravo Fund, as the guarantor entity under the Guaranty, Parent and/or Merger Sub.

Closing and Effective Time

The closing of the Merger will take place at 5:00 a.m., Pacific time, on the second (2nd) business day following the satisfaction or waiver of all conditions to closing of the Merger (as described in the section of this proxy statement captioned, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

If the Merger is consummated, SailPoint Stockholders who continuously hold shares of SailPoint common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that SailPoint Stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of SailPoint common stock unless otherwise expressly noted herein. Only a holder of record of shares of SailPoint common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of SailPoint common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of SailPoint common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, SailPoint Stockholders who: (i) submit a written demand for appraisal of their shares; (ii) do not vote in favor of the adoption of the Merger Agreement; (iii) continuously are the record holders of such shares through the Effective Time; and (iv) otherwise exactly follow the procedures set forth in Section 262, may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of SailPoint common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be “fair value,” if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all SailPoint Stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of SailPoint common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Merger Consideration in respect of the shares of SailPoint common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will compound quarterly and accrue at 5% over the Federal Reserve System (the “Federal Reserve”) discount rate (including any surcharge) as established from time to time during the period from the Effective Time through the date the judgment is paid. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes SailPoint’s notice to SailPoint Stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any SailPoint Stockholder who wishes to exercise appraisal rights, or who wishes to preserve his, her or its right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A SailPoint Stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of SailPoint common stock, SailPoint believes that if a SailPoint Stockholder considers exercising such rights, that SailPoint Stockholder should seek the advice of legal counsel.

SailPoint Stockholders wishing to exercise the right to seek an appraisal of their shares of SailPoint common stock must do ALL of the following:

•	the SailPoint Stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the SailPoint Stockholder must deliver to SailPoint a written demand for appraisal before the vote is taken on the proposal to adopt the Merger Agreement at the Special Meeting;

•

the SailPoint Stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the SailPoint Stockholder (or any person who is the beneficial owner of shares of SailPoint common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the “fair value” of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a SailPoint Stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares.

Filing Written Demand

Any SailPoint Stockholder wishing to exercise appraisal rights must deliver to SailPoint, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to SailPoint Stockholders, a written demand for the appraisal of the SailPoint Stockholder’s shares, and that SailPoint Stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of SailPoint common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the SailPoint Stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a SailPoint Stockholder who submits a proxy and who wishes to exercise appraisal rights must ensure that the proxy submitted contains instructions to vote against the adoption of the Merger Agreement or abstain from voting. Neither voting against the adoption of the Merger Agreement nor abstaining from voting on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A SailPoint Stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of SailPoint Stockholders will constitute a waiver of appraisal rights.

Only a SailPoint Stockholder of record is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of SailPoint common stock must be executed by or on behalf of the holder of record, and must reasonably inform SailPoint of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

SAILPOINT STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

SailPoint Technologies Holdings, Inc.

Attention: General Counsel

11120 Four Points Drive, Suite 100

Austin, Texas 78726

Any SailPoint Stockholder who has delivered a written demand to SailPoint and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement by delivering to SailPoint a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any SailPoint Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any SailPoint Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such SailPoint Stockholder’s demand for appraisal and to accept the Per Share Merger Consideration within sixty (60) days after the Effective Time. If an appraisal proceeding is commenced and SailPoint, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any SailPoint Stockholder who withdraws such SailPoint Stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a SailPoint Stockholder, the SailPoint Stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of shares of SailPoint common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any SailPoint Stockholder who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a SailPoint Stockholder (or beneficial owner), demanding a determination of the “fair value” of the shares held by all dissenting SailPoint Stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and SailPoint Stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the “fair value” of the shares of SailPoint common stock. Accordingly, any SailPoint Stockholder who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of SailPoint common stock within the time and in the manner prescribed in Section 262. The failure of a holder of SailPoint common stock to file such a petition within the period specified in Section 262 could nullify the SailPoint Stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, any holder of shares of SailPoint common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which SailPoint has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting SailPoint Stockholder within ten (10) days after receipt by the Surviving Corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of SailPoint common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a SailPoint Stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of SailPoint common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all SailPoint Stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of SailPoint Stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to SailPoint Stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those SailPoint Stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require SailPoint Stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any SailPoint Stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that SailPoint Stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all SailPoint Stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of “Fair Value”

After determining SailPoint Stockholders entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to SailPoint Stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of SailPoint common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period from the Effective Time through the date the judgment is paid. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each SailPoint Stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting SailPoint Stockholder’s exclusive remedy.

SailPoint Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Per Share Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Per Share Merger Consideration payable in a Merger is not an opinion as to, and does not in any manner address, “fair value” under Section 262. No representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and SailPoint Stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither SailPoint nor Parent anticipates offering more than the Per Share Merger Consideration to any SailPoint Stockholder exercising appraisal rights, and each of SailPoint and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of SailPoint common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to SailPoint Stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a SailPoint Stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a SailPoint Stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any SailPoint Stockholder who demands appraisal of his, her or its shares of SailPoint common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of SailPoint common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A SailPoint Stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to SailPoint Stockholders seeking appraisal rights or if the SailPoint Stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no SailPoint Stockholder who has demanded appraisal rights will be entitled to vote such shares of SailPoint common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of SailPoint common stock, if any, payable to SailPoint Stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to SailPoint Stockholders seeking appraisal rights, or if the SailPoint Stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such SailPoint Stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any SailPoint Stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any SailPoint Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such SailPoint Stockholder’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a SailPoint Stockholder’s statutory appraisal rights. Consequently, any SailPoint Stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that may be relevant to SailPoint Stockholders whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of SailPoint common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.

This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular facts and circumstances, nor does it address any consequences to holders subject to special rules under the U.S. federal income tax laws, such as:

•	banks and other financial institutions;

•	insurance companies;

•	dealers in securities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	holders who hold their shares of SailPoint common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	holders whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	persons subject to the alternative minimum tax;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of SailPoint common stock (by vote or value); and

•	holders that received their shares of SailPoint common stock pursuant to the exercise of employee stock options or otherwise as compensation.

This discussion does not address any U.S. federal tax consequences other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of SailPoint common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of SailPoint common stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.

No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Holders

This section applies to “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of SailPoint common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of SailPoint common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of SailPoint common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of SailPoint common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. A reduced tax rate on capital gain will generally apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of shares of SailPoint common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger will generally not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•

such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty).

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute successor form) or (ii) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability; provided that the required information is timely furnished to the IRS.

HOLDERS OF SAILPOINT COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Regulatory Approvals Required for the Merger

General

SailPoint and Parent have agreed to take all action necessary to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under the HSR Act and any other applicable antitrust laws (whether domestic or foreign).

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until SailPoint and Thoma Bravo Fund XV-a, L.P. each files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms. If the FTC or DOJ issues a request for additional information and documents (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request.

SailPoint and Thoma Bravo Fund XV-a, L.P. each filed a Notification and Report Form under the HSR Act with respect to the Merger with the FTC and DOJ on April 29, 2022. The HSR waiting period is expected to expire at 11:59 p.m., Eastern time on May 31, 2022.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals

The Merger is subject to the expiration of the applicable review periods under, or the receipt of approvals or clearances under, the relevant foreign investment laws of Australia and the United Kingdom, in each case unless a relevant exemption applies. In addition, relevant regulatory bodies could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Merger on regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by SailPoint, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between SailPoint, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of SailPoint, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of SailPoint, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding SailPoint, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding SailPoint and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time (as defined in the section of this proxy statement captioned “—Closing and Effective Time”): (i) Merger Sub will be merged with and into SailPoint, with SailPoint becoming a wholly owned subsidiary of Parent; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) SailPoint will continue as the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of SailPoint and Merger Sub, and all of the debts, liabilities and duties of SailPoint and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of SailPoint as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed. At the Effective Time, the certificate of incorporation of SailPoint as the Surviving Corporation will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger (the “Closing”) will take place at 5:00 a.m., Pacific time, on the second (2nd) business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Parent, SailPoint and Merger Sub.

On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Effective Time will be the time at which the Merger will become effective.

Merger Consideration

SailPoint Common Stock

At the Effective Time, and without any action required by any SailPoint Stockholder, each share of SailPoint common stock (other than Excluded Shares, which include, for example, shares of SailPoint common stock owned by SailPoint Stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.

Treatment of Company Equity Awards

The Merger Agreement provides that SailPoint’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

Company Options

Each Vested Company Option will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Vested Company Option by (y) the total number of shares of SailPoint common stock underlying such Vested Company Option, subject to any required withholding of taxes.

Each Unvested Company Option will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the per share exercise price for such Unvested Company Option by (y) the total number of shares of SailPoint common stock underlying such Unvested Company Option. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company Option Consideration amounts will vest and become payable at the same time as the Unvested Company Option from which such Unvested Company Option Consideration was converted would have vested pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time with respect to the receipt of the Unvested Company Option Consideration.

Company RSUs

Each Vested Company RSU will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Company RSU by (y) the Per Share Merger Consideration, subject to any required withholding of taxes.

Each Unvested Company RSU will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of SailPoint common stock underlying such Unvested Company RSU by (y) the Per Share Merger Consideration. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such Unvested Company RSU Consideration amounts will vest and become payable at the same time as the Unvested Company RSU from which such Unvested Company RSU Consideration was converted would have vested pursuant to its terms and, subject to certain exceptions, will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time with respect to the receipt of the Unvested Company RSU Consideration.

Treatment of Company ESPP

In accordance with the terms of the Merger Agreement, on April 10, 2022 , the Board of Directors adopted resolutions providing that with respect to the Company ESPP, (i) participation in the Company ESPP will be limited to those employees who are participants on the date of the Merger Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the Merger Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement, (iii) no offering period will be commenced after the date of the Merger Agreement, (iv) each then outstanding purchase right shall be exercised as of the earlier of (A) the end of the offering period in effect on the date of the Merger Agreement or (B) ten (10) days prior to the date on which the Effective Time occurs, and (v) the Company ESPP will terminate immediately prior to, but contingent upon the occurrence of, the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP). On such exercise date, SailPoint will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of SailPoint common stock in accordance with the terms of the Company ESPP and each share purchased thereunder immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right to receive the Per Share Merger Consideration, subject to withholding of any applicable withholding taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time will, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Treatment of Convertible Securities

The Merger Agreement provides that, on the Closing Date, Parent, Merger Sub and SailPoint are required, as and to the extent required by the Convertible Notes Indenture (as defined in the section of this proxy statement captioned “—Financing of the Merger”), execute, and use reasonable best efforts to cause the trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s). SailPoint is required to use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and to incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

Prior to the Effective Time, SailPoint is required to (i) use reasonable best efforts to facilitate the settlement of the Capped Call Transactions (as defined in the section of this proxy statement captioned “The Merger—Capped Call Transactions”) at or promptly following the Effective Time as reasonably requested by Parent and (ii) use reasonable best efforts to cooperate with Parent with respect to Parent’s efforts to negotiate any termination payments or valuations related to the settlement of the Capped Call Transactions that is effective at or after the Effective Time; provided that SailPoint will not (x) agree to amend, modify or waive any terms relating to, or agree to any amount due upon the termination or settlement of, the Capped Call Transactions (except for amounts due upon exercise or termination of the Capped Call Transactions in accordance with their terms in connection with conversions of the Convertible Notes prior to the Effective Time) or (y) initiate or continue discussions or negotiations with the counterparties to the Capped Call Transactions or any of their respective affiliates or any other person regarding termination or settlement of the Capped Call Transactions, in each case, without the prior written consent of Parent, and to the extent any such discussions or negotiations have occurred prior to date hereof, provide Parent with reasonable detail regarding the substance of all such discussions or negotiations and copies of any documentation sent or received in connection therewith (however, limitations in the immediately preceding clauses (x) and (y) will not apply to any modification, adjustment or termination made unilaterally by any of the counterparties to the Capped Call Transactions pursuant to the terms of the applicable Capped Call Confirmations (as defined in the section of this proxy statement captioned “The Merger—Capped Call Transactions”) or conditioned on termination or abandonment of the Merger Agreement); and nothing in the Merger Agreement requires SailPoint to (A) make any payment with respect to the termination or settlement of any Capped Call Transaction as a result of the Merger prior to the occurrence of the Effective Time or (B) enter into any instrument or agreement relating to the termination or settlement of the Capped Call Transactions, or agree to any change or modification to any Capped Call Confirmations, that is effective prior to the Effective Time. SailPoint is required to promptly provide Parent with all written notices or other documents received by it with respect to any determination, cancellation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions and granted permission to Parent and its counsel and advisors to, at any time, initiate and engage in discussions and negotiations with the counterparties to the Capped Call Transactions regarding the settlement of the Capped Call Transactions at or promptly following the Effective Time and the terms of such settlement; provided that SailPoint and its counsel will, to the extent reasonably practicable, have a reasonable opportunity to participate in such discussions and negotiations.

Prior to the Effective Time, SailPoint is required to take all actions as may be required by the terms of the applicable Capped Call Transactions or applicable law, including the giving of any written notices or communication in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment under the Convertible Notes Indenture or occurring as a result of or in connection with the transactions contemplated by the Merger Agreement. SailPoint is required to use its reasonable best efforts to provide Parent and its counsel reasonable time and opportunity to review any such written notice or communication prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate a U.S. bank or trust company, approved in advance by SailPoint (the “Paying Agent”) to make payments of the Per Share Merger Consideration to SailPoint Stockholders. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent cash sufficient to pay the aggregate Per Share Merger Consideration to SailPoint Stockholders.

As soon as reasonably practicable following the Effective Time (and in any event within five (5) business days), the Parent shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of SailPoint common stock represented by such holder’s certificate(s) or book-entry shares in exchange for the Per Share Merger Consideration payable in respect of such shares. The amount of any Per Share Merger Consideration paid to SailPoint Stockholders may be reduced by any applicable withholding taxes.

Representations and Warranties

The Merger Agreement contains representations and warranties of SailPoint, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by SailPoint are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to SailPoint, any event, change, occurrence, effect or development that, individually or taken together with all other events, changes, occurrences, effects or developments that occurred prior to the date of the occurrence of such an effect, is or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of SailPoint and its subsidiaries as a whole, or would reasonably be expected to prevent, materially impair or materially delay the consummation by SailPoint of the Merger prior to the End Date, except that no events, changes, occurrences, effects or developments relating to or resulting from the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

•	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

•

any decline in the market price or trading volume of the SailPoint common stock or the SailPoint preferred stock or any change in the credit rating of SailPoint or any of its securities (except that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof);

•	changes or developments in the industries in which SailPoint or its subsidiaries operate;

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(i) changes or proposed changes in laws or the interpretation or enforcement thereof or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any similar law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) (“COVID-19 Measures”);

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the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of SailPoint or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities (except with respect to any representation or warranty to the extent that such representation or warranty expressly addresses consequences resulting from the execution of the Merger Agreement or the consummation or pendency of the transactions contemplated thereby);

•	the identity of Parent or any of its affiliates as the acquiror of SailPoint;

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compliance with the terms of, or the taking or omission of any action expressly required by, the Merger Agreement or consented to or requested by Parent or any of its representatives (except with respect to any representation or warranty to the extent that such representation or warranty expressly addresses consequences resulting from the execution of the Merger Agreement or the consummation or pendency of the transactions contemplated thereby or with respect to any covenants relating to conduct of SailPoint during pendency of the Merger);

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any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of Merger Agreement;

•	any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events;

•	any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events;

•	changes in generally accepted accounting principles or the interpretation or enforcement thereof;

•	any stockholder litigation relating to or resulting from the Merger Agreement or the transactions contemplated thereby;

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any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (except that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof);

•	any matter set forth in the confidential disclosure letter to the Merger Agreement; or

•

the availability of equity, debt or other financing to Parent or Merger Sub (except, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof);

except, with respect to bullets 1, 3-4, and 8-11 above (other than, in the case of bullets 4 or 10, any change, event, effect or circumstance with respect to COVID-19 or the COVID-19 Measures or any escalation or worsening thereof (including any subsequent wave(s))) to the extent that such change, event, effect or circumstance has had a materially disproportionate adverse effect on SailPoint and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which SailPoint and its subsidiaries operate, in which case only the incremental material and disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

In the Merger Agreement, SailPoint has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence and good standing of SailPoint and its subsidiaries;

•	the subsidiaries of SailPoint;

•	the organizational documents of SailPoint and its subsidiaries;

•	the capital structure of SailPoint;

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the absence of any undisclosed contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of SailPoint’s securities (other than the Convertible Notes);

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SailPoint’s corporate power and authority to enter into and perform the Merger Agreement, the approval of the Board of Directors, the necessary vote of SailPoint Stockholders in connection with the Merger Agreement, the enforceability of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

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the absence of any conflict, violation or material alteration of any organizational documents, existing material contracts, applicable laws to SailPoint or the resulting creation of any lien upon SailPoint’s assets (except in limited circumstances) due to the performance of the Merger Agreement;

•	the accuracy and required filings of SailPoint’s SEC filings and financial statements;

•	SailPoint’s disclosure controls and procedures;

•	SailPoint’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	since December 31, 2021, the absence of certain changes;

•	SailPoint’s compliance with laws, standards and requirements and possession of necessary permits;

•	export controls matters and compliance with applicable anti-corruption and anti-money laundering laws;

•	litigation and regulatory matters;

•	employee benefit plans;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into SailPoint common stock (other than the Convertible Notes);

•	labor matters;

•	tax matters;

•	certain real property leased by SailPoint and its subsidiaries;

•	trademarks, patents, copyrights and other intellectual property matters, including data security requirements and privacy;

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the existence and enforceability of specified categories of SailPoint’s material contracts, and certain limitations with respect thereto, such as restrictions on operations, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	insurance matters;

•	absence of any undisclosed transactions, relations or understandings between SailPoint or any of its subsidiaries, on the one hand, and any affiliate or related person thereof, on the other hand;

•	this proxy statement;

•	the rendering of Morgan Stanley’s opinion to the Board of Directors;

•	payment of fees to Morgan Stanley in connection with the Merger Agreement and the absence of any other brokers used;

•	the inapplicability of anti-takeover statutes to the Merger;

•	compliance with government contracts;

•	existence of internal controls and procedures with regards to government contracts;

•	environmental matters;

•	healthcare and healthcare regulatory matters;

•	certain indebtedness of SailPoint; and

•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to SailPoint that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;

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Parent’s and Merger Sub’s corporate or similar authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the capital structure of Merger Sub;

•	the absence of litigation, orders and investigations;

•	accuracy of information to be provided in the proxy statement;

•	ownership of capital stock of SailPoint;

•	payment of fees to brokers in connection with the Merger Agreement;

•	Parent and Merger Sub not being a “foreign person” within the meaning of title 31 of the Code of Federal Regulations part 800 section 800.224;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;

•	delivery and enforceability of each of the Guaranty, Equity Commitment Letter, Debt Commitment Letter and certain redacted fee letters dated as of April 10, 2022;

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the commitments to provide financing to Parent, the availability of Parent’s financing and sufficiency of funds, including to settle conversions or effect redemptions of the Convertible Notes pursuant to the terms of Convertible Note Indenture;

•	the absence of any SailPoint Stockholder or management arrangements related to the Merger;

•	the solvency of Parent and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and

•	the exclusivity and terms of the representations and warranties made by SailPoint.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

During the period of time between the date of signing of the Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement (the “interim period”), except (i) as required by applicable law, (ii) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Parent shall be deemed to have approved in writing if it provides no response within five (5) business days after written request by SailPoint for such approval, (iii) as expressly required or permitted by the Merger Agreement or (iv) as disclosed in the confidential disclosure schedules to the Merger Agreement, SailPoint shall, and shall cause its subsidiaries to:

•	conduct its business in all material respects in the ordinary course consistent with past practices; and

•	use its commercially reasonable efforts to preserve intact in all material respects its business organization and business relationships.

During the interim period, except (i) as required by applicable law, (ii) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Parent shall be deemed to have approved in writing if it provides no response within five (5) business days after written request by SailPoint for such approval, (iii) as contemplated, required or permitted by the Merger Agreement, (iv) to the extent necessary to comply with the express obligations set forth in any material contract in effect on the date of the Merger Agreement, or (v) as disclosed in the confidential disclosure schedules to the Merger Agreement, SailPoint will not, and will not allow its subsidiaries, as applicable to, among other things (and subject to certain exceptions):

•	declare, set aside or pay any dividend or other distribution;

•	adjust, split, subdivide, combine, or reclassify any of its capital stock;

•	increase the compensation or other benefits payable or provided to any director, officer, employee or other service provider of SailPoint or its subsidiaries;

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enter into any employment, consulting, change of control, severance or retention agreement or other compensation or benefit agreement with any current or former independent contractor, director or employee of SailPoint or its subsidiaries;

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grant new change of control, severance, retention, pension or other cash, equity or equity-based compensation or benefits in respect of or accelerate the funding, vesting or payment of any compensation or benefit for, any such current or former independent contractor, director or employee;

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hire or engage any person with an annual base cash compensation in excess of $300,000 or terminate (without cause) any employee or independent contractor with an annual base cash compensation in excess of $300,000;

•	materially change accounting practices;

•	amend the organizational documents of SailPoint or its subsidiaries;

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issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership or equity or equity-based interests in SailPoint or its subsidiaries;

•	purchase, repurchase, redeem or otherwise acquire any securities of SailPoint, except for transactions solely among SailPoint and its subsidiaries or solely among SailPoint’s subsidiaries;

•	incur, assume or guarantee any indebtedness for borrowed money;

•

sell, lease, license, transfer, exchange, swap, or subject to any lien (except with regards to certain liens), or otherwise dispose of, any portion of its material properties or assets, in each case, in excess of $10,000,000 individually or $30,000,000 in the aggregate, other than in the ordinary course of business;

•	enter into or amend material contracts except in the ordinary course of business;

•	settle, pay discharge or satisfy any action, other than any action that involves only the payment of monetary damages not in excess of $4,000,000 individually or $10,000,000 in the aggregate;

•

make or authorize any capital expenditures other than those (i) not in excess of $2,000,000 individually or $5,000,000 in the aggregate in any 12-month period or (ii) as otherwise reflected in SailPoint’s capital expenditure budget set forth on the confidential disclosure schedules to the Merger Agreement;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SailPoint or its subsidiaries;

•	undertake certain tax-related actions;

•	apply for or receive relief under (i) the CARES Act or any similar government program designed to provide relief related to COVID-19 or (ii) any payroll tax executive order;

•

make any acquisition of or make any investment in any interest in, any corporation, partnership or other business organization or material assets or division thereof, except for (i) purchases of inventory and supplies in the ordinary course of business consistent with past practice or pursuant to an existing contract in effect as of the date of the Merger Agreement or (ii) acquisitions or investments not to exceed $35,000,000 in the aggregate;

•	negotiate, enter into, adopt, extend, amend or terminate or agree to any collective bargaining agreement;

•	recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of SailPoint or its subsidiaries;

•	effect certain layoffs without complying with applicable laws;

•	grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor;

•	enter into a transaction with an affiliate of SailPoint or other person covered by Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed pursuant to Item 404;

•	make any loans or advances to any other person or entity;

•	sell, assign, transfer, license, abandon, permit to lapse or otherwise dispose of or subject to any lien any intellectual property that is material to the business of SailPoint and its subsidiaries;

•

disclose any trade secrets that are material to the business of SailPoint and its subsidiaries or disclose, make available, deliver, license or place into escrow any source code owned by SailPoint or any of its subsidiaries with respect to software that is material to the business of SailPoint and its subsidiaries;

•	make any material adverse change to the operation or security of certain IT assets or products or any of SailPoint’s or its subsidiaries’ policies or procedures with respect to personal data; or

•	enter into agreements to do any of the foregoing.

Notwithstanding the restrictions set out above, nothing shall prevent SailPoint or its subsidiaries from taking any action that would otherwise be prohibited reasonably in response to COVID-19 or any COVID-19 Measures or in response to sanctions imposed in connection with the current conflict between the Russian Federation and Ukraine, so long as, in each case, SailPoint consults in good faith with Parent prior to taking such action.

In addition, from the date of the Merger Agreement until the earlier of the date the Merger Agreement is terminated and the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of the required governmental consents, Parent and Merger Sub have agreed not to, and to cause their subsidiaries and affiliates not to, acquire or agree to acquire by merger or consolidation with, or by purchasing a material portion of the assets of or equity in, any person (a “Specified Acquisition”), if the entering into a definitive agreement with respect to or the consummation of a Specified Acquisition would reasonably be expected to (i) prevent, materially delay or materially impede the obtaining of the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of governmental authority consents (or expiration of applicable waiting periods), or (ii) materially increase the risk of any governmental entity seeking or entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated under the Merger Agreement.

The Go-Shop Period—Solicitation of Other Offers

Under the Merger Agreement, from the date of the Merger Agreement until 11:59 p.m. Eastern Time on the No-Shop Period Start Date, SailPoint, its affiliates and their respective representatives have the right to: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal (as defined in this section of this proxy statement below), including by providing information (including non-public information and data) relating to SailPoint and any of its subsidiaries and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of SailPoint and its subsidiaries to any third person (and its representatives, including potential financing sources of the third person) that has entered into an Acceptable Confidentiality Agreement; provided that SailPoint must provide Parent and

Merger Sub (and their representatives, including financing sources) with access to any information or data that is provided to any third person given such access that was not previously made available (whether prior to or after the execution of the Merger Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to the third person (and in any event within 24 hours thereof) and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any third person (and their respective representatives, including potential financing sources of the third person) regarding any Alternative Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Alternative Acquisition Proposals or other proposals that could reasonably be expected to lead to Alternative Acquisition Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an Alternative Acquisition Proposal or amendment to an Alternative Acquisition Proposal to be made confidentially to SailPoint or to the Board of Directors. SailPoint must also notify Parent within 24 hours of entering into any Acceptable Confidentiality Agreement.

If SailPoint terminates the Merger Agreement prior to 11:59 p.m. Eastern Time on May 26, 2022 to enter into a definitive agreement with respect to a Superior Proposal received from an Excluded Party, then SailPoint would be required to pay a termination fee of $81,750,000 to Parent. For more information, please see the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Change of Recommendation.”

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means an agreement with SailPoint that is either (i) in effect as of the date the Merger Agreement was entered into, or (ii) executed, delivered and effective after the date the Merger Agreement was entered into, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to SailPoint and/or its subsidiaries to keep such information confidential; provided, however, that, with respect to such agreements executed and delivered following the execution and delivery of the Merger Agreement, the provisions contained therein relating to the confidential treatment of information and the use thereof are not materially less restrictive in the aggregate to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into between SailPoint and Thoma Bravo (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Acquisition Proposal) and that such agreement does not contain provisions which prohibit SailPoint from providing any information to Parent in accordance with the Merger Agreement.

“Alternative Acquisition Proposal” means any offer, proposal or indication of interest by a third person relating to or concerning (i) a merger, reorganization, share exchange, consolidation, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving SailPoint, in each case, as a result of which SailPoint Stockholders immediately prior to such transaction would cease to own at least 75% of the total voting power of SailPoint or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the direct or indirect acquisition by any third person of assets constituting or accounting for more than 25% of the consolidated assets, revenue or net income of SailPoint and its subsidiaries, on a consolidated basis (including equity interests in any subsidiaries), or (iii) the direct or indirect acquisition by any third person of more than 25% of the outstanding shares of SailPoint common stock or securities representing more than 25% of the total voting power of SailPoint.

“Excluded Party” means any third person (i) from whom SailPoint received a written Alternative Acquisition Proposal after the date of the Merger Agreement and prior to the No-Shop Period Start Date and (ii) whose Alternative Acquisition Proposal the Board of Directors determines in good faith prior to the start of the No-Shop Period Start Date, after consultation with its outside financial advisor and legal counsel, either to be a Superior Proposal or an Alternative Acquisition Proposal that would reasonably be expected to lead to a Superior

Proposal; provided, however, that a third person will immediately cease to be an Excluded Party (and the provisions of the Merger Agreement applicable to Excluded Parties will cease to apply with respect to such third person) if (1) the Alternative Acquisition Proposal is withdrawn by the third person or (2) the Alternative Acquisition Proposal, in the good faith determination of the Board of Directors, after consultation with its outside financial advisor and legal counsel, no longer is or would no longer be reasonably expected to lead to a Superior Proposal.

“Superior Proposal” means a written Alternative Acquisition Proposal substituting in the definition thereof “80%” for “25%” and for “75%” in each place each such phrase appears, that (i) was not solicited in violation of the non-solicitation obligations pursuant to the Merger Agreement and (ii) the Board of Directors determines in good faith, after consultation with SailPoint’s outside legal and financial advisors, and considering such factors as the Board of Directors considers to be appropriate (including (a) all legal, regulatory and financial aspects of the proposal (including certainty of closing) and the identity of the third person making the Alternative Acquisition Proposal and (b) any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with the change of recommendation provisions of the Merger Agreement), to be more favorable to SailPoint and SailPoint Stockholders than the transactions contemplated by the Merger Agreement.

The No-Shop Period—No Solicitation of Other Offers

From the date of the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, SailPoint has agreed not to, and to cause its subsidiaries and its and their respective representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal;

•

participate in any discussions or negotiations regarding an Alternative Acquisition Proposal with, or furnish any non-public information relating to SailPoint or its subsidiaries for the purpose of facilitating an Alternative Acquisition Proposal to, any third person that has made or, to SailPoint’s knowledge, is considering making an Alternative Acquisition Proposal, or afford any third person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of SailPoint or its subsidiaries for the purpose of encouraging, inducing or facilitating an Alternative Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an Alternative Acquisition Proposal; or

•

enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to an Alternative Acquisition Proposal, other than an Acceptable Confidentiality Agreement.

In addition, SailPoint has agreed to (i) cease and cause to be terminated any discussions or negotiations with any third person and its representatives, (ii) request the prompt return or destruction of all non-public information concerning SailPoint and its subsidiaries furnished to any person with whom a confidentiality agreement with respect to an Alternative Acquisition Proposal was entered into at any time within twelve (12) months immediately preceding the No-Shop Period Start Date, (iii) cease providing any further information with respect to SailPoint or any Alternative Acquisition Proposal to any such third person or its representatives and (iv) terminate all access granted to any such third person or its representatives to any physical or electronic data room (or any other diligence access).

Notwithstanding these restrictions, SailPoint may continue to engage in the activities delineated in the previous two paragraphs with respect to any Excluded Party (but only for so long as such person is and remains an

Excluded Party), including with respect to any amended or modified Alternative Acquisition Proposal received from any Excluded Party following the No-Shop Period Start Date.

Additionally, under certain specified circumstances, at any time prior to the adoption of the Merger Agreement by SailPoint Stockholders, if SailPoint receives an Alternative Acquisition Proposal from a third party that was not received in response to, or as a result of, any material breach of SailPoint’s non-solicitation obligations pursuant to the Merger Agreement, (i) SailPoint and its representatives may contact the third party making such Alternative Acquisition Proposal solely to clarify the terms and conditions thereof, and (ii) if the Board of Directors determines in good faith, after consultation with outside legal and financial advisors, that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions in respect of such Alternative Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law, then SailPoint may: (A) engage in discussions or negotiations with the third party (including its representatives and potential equity and debt financing sources) with respect to such Alternative Acquisition Proposal, and (B) furnish nonpublic information to the third party making such Alternative Acquisition Proposal (and its representatives and potential equity and debt financing sources) if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement with SailPoint; provided that SailPoint provides to Parent and Merger Sub (and their respective representatives) any information or data that is provided to such third party that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such third party (and in any event within 24 hours thereof). SailPoint will notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof.

Both during the Go-Shop Period and after the No-Shop Period Start Date but prior to the adoption of the Merger Agreement by SailPoint Stockholders, SailPoint is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five (5)-business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

If SailPoint terminates the Merger Agreement prior to the adoption of the Merger Agreement by SailPoint Stockholders for the purpose of entering into an agreement in respect of a Superior Proposal, other than entering into a definitive agreement with respect to a Superior Proposal received from an Excluded Party prior to 11:59 p.m. Eastern Time on May 26, 2022, then SailPoint must pay a $212,540,000 termination fee to Parent.

As promptly as reasonably practicable, and in any event within 24 hours following the expiration of the Go-Shop Period, SailPoint shall deliver to Parent a written notice setting forth: (i) the identity of each Excluded Party from which SailPoint has received during the Go-Shop Period an Alternative Acquisition Proposal that remains pending and (ii) the material terms and conditions of any such pending Alternative Acquisition Proposal made by each such Excluded Party. SailPoint shall (whether during or after the Go-Shop Period) promptly (and in any event within 24 hours) notify Parent of (A) the entry by SailPoint or any of its subsidiaries into an Acceptable Confidentiality Agreement with a third party who has made or could make an Alternative Acquisition Proposal (or, if such third party was already party to a confidentiality agreement with SailPoint or any of its subsidiaries, then SailPoint shall instead notify Parent within 24 hours of granting data room access to such third party or its representatives, it being understood that such notification need only be made one time with respect to such third party and its representatives) and (B) any Alternative Acquisition Proposal received by SailPoint or any of its subsidiaries or representatives, which notice shall be provided orally and in writing, and which shall identify the material terms and conditions thereof (and, thereafter, any material change to the terms thereof) and (unless expressly prohibited pursuant to a confidentiality agreement in effect as of the date of the Merger Agreement) the person or group making such Alternative Acquisition Proposal and include copies of all documents and other written materials (including any letter of intent, term sheet or draft of definitive agreement) submitted with such Alternative Acquisition Proposal. From and after the expiration of the Go-Shop Period, SailPoint shall keep Parent reasonably informed on a reasonably current basis of the status and any material developments (including all amendments or proposed amendments, whether or not in writing) regarding any Alternative Acquisition Proposals or any material change to the terms of any such Alternative Acquisition Proposal, and promptly (and in any event within 24 hours) provide Parent with copies of all documents and other written materials (including any letter of intent, term sheet or draft or definitive agreement) relating to any Alternative Acquisition Proposal (including the financing thereof).

“Acceptable Confidentiality Agreement” means an agreement with SailPoint that is either (i) in effect as of the date of the Merger Agreement, or (ii) executed, delivered and effective after the date of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to SailPoint and/or its subsidiaries to keep such information confidential; provided, however, that, with respect to such agreements executed and delivered following the execution and delivery of the Merger Agreement, the provisions contained therein relating to the confidential treatment of information and the use thereof are not materially less restrictive in the aggregate to such counterparty (and any of its affiliates and representatives named therein) than the terms of the nondisclosure agreement, dated as of March 9, 2022, by and between SailPoint Technologies Holdings, Inc. and Thoma Bravo, L.P. (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Acquisition Proposal) and that such agreement does not contain provisions which prohibit SailPoint from providing any information to Parent in accordance with the applicable section of the Merger Agreement or that otherwise prohibits SailPoint from complying with the applicable section of the Merger Agreement.

The Board of Directors’ Recommendation; Change of Recommendation

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that SailPoint Stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Change of Recommendation except as described below.

Prior to the adoption of the Merger Agreement by SailPoint Stockholders, the Board of Directors may not take any action described in the following (any such action, a “Change of Recommendation”):

•

withdraw (or qualify or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify or modify in any manner adverse to Parent), the recommendation of the Board of Directors (it being understood that it shall be considered a modification adverse to Parent if (1) any Alternative Acquisition Proposal structured as a tender or exchange offer is commenced and the Board of Directors fails to publicly recommend against acceptance of such tender or exchange offer by SailPoint Stockholders within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Alternative Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board of Directors fails to issue a public press release within five (5) business days of such public announcement providing that the Board of Directors reaffirms the recommendation of the Board of Directors);

•	approve, recommend or declare advisable any Alternative Acquisition Proposal (or propose to approve, recommend or declare advisable any Alternative Acquisition Proposal);

•

fail to publicly reaffirm the recommendation of the Board of Directors within five (5) business days after Parent so requests in writing (it being understood that SailPoint will have no obligation to make such reaffirmation on more than three (3) separate occasions (provided that, in the event Parent has not previously requested the Board of Directors to make such a reaffirmation, there shall be no limit on the number of reaffirmations that Parent may request in response to any Alternative Acquisition Proposal)); or

•	fail to include the recommendation of the Board of Directors to approve the Merger in this proxy statement.

Nothing contained in the Merger Agreement prohibits SailPoint or the Board of Directors from (i) complying with its disclosure obligations under applicable law or rules and policies of the NYSE, including taking and disclosing to SailPoint Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to SailPoint Stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to SailPoint Stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to make such disclosure would reasonably be expected to be inconsistent with the exercise of its fiduciary duties under applicable law; provided that (1) any such statement or disclosure must be subject to the terms and conditions of the Merger Agreement and will not limit or otherwise affect the obligations of SailPoint or the Board of Directors and the rights of Parent under the applicable section of the Merger Agreement, and (2) nothing in the foregoing will be deemed to permit SailPoint or the Board of Directors to effect a Change of Recommendation other than in accordance with the applicable section of the Merger Agreement.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by SailPoint Stockholders, the Board of Directors may effect a Change of Recommendation if (i) SailPoint has received a Superior Proposal or (ii) there has been an Intervening Event (as defined herein), in each case, that the Board of Directors has determined in good faith (after consultation with its outside legal and financial advisors) that the failure to effect a Change of Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The Board of Directors may only effect a Change of Recommendation or authorize SailPoint to terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal substantially concurrently with the termination of the Merger Agreement if:

•

the Board of Directors has determined in good faith (after consultation with its outside legal and financial advisors) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•

SailPoint has provided prior written notice to Parent at least five (5) business days in advance of the Company’s intention to effect a Change of Recommendation or terminate the Merger Agreement in response to such Superior Proposal, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the person or entity making the Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Superior Proposal, including any related financing commitments, if any;

•	SailPoint has complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Superior Proposal;

•

SailPoint has negotiated in good faith with Parent and its representatives (to the extent Parent desires to negotiate) with respect to the terms and conditions of this Agreement and/or the commitment letters so that such Alternative Acquisition Proposal would cease to constitute a Superior Proposal;

•

following such five (5)-business-day period, the Board of Directors (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement that are binding on Parent and Merger Sub and irrevocable by Parent and Merger Sub until the expiration of the foregoing five (5)-business-day period (assuming the execution and delivery by SailPoint of the applicable definitive agreement) and any other information provided by Parent) has determined that the failure of the Board of Directors to make such a Change of Recommendation or to terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•

in the event of a termination of the Merger Agreement in order to cause SailPoint to enter into a definitive agreement with respect to such Superior Proposal, SailPoint will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of either (i) $81,750,000 if the Merger Agreement is terminated prior to 11:59 p.m. Eastern Time on May 26, 2022 for the purposes of entering into a definitive agreement with respect to a Superior Proposal received from any Excluded Party, or (ii) $212,540,000, in the case of any other such termination.

In the event of any material amendments or modifications to such Alternative Acquisition Proposal, SailPoint is required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new written notice (it being understood that the five (5)-business-day period shall be three (3) business days with respect to such new written notice, but in no event shorter than five (5) business days following the original written notice).

In addition, the Board of Directors may only effect a Change of Recommendation for an Intervening Event if:

•

the Board of Directors has provided prior written notice to Parent at least five (5) business days in advance of SailPoint’s intention to effect a Change of Recommendation in response to such Intervening Event, which notice must specify the basis for such Change of Recommendation, which shall include a description in reasonable detail of the applicable Intervening Event;

•

prior to effecting such Change of Recommendation, the Board of Directors have given Parent an opportunity to meet and negotiate with SailPoint and its advisors during the foregoing five (5)-business-day period (to the extent that Parent desires to so meet and negotiate) to discuss the foregoing Intervening Event and any adjustments or revisions to the terms of the Merger Agreement proposed by Parent in response thereto to obviate the need to effect a Change of Recommendation; and

•

following such five (5)-business-day period, the Board of Directors, after consultation with the Company’s outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement, shall have determined that the failure of the Board of Directors to make such a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that each time any material amendment or modification to the Intervening Event occurs, SailPoint shall notify Parent of such amendment or modification in writing and the time period set forth in the preceding second (2nd) bullet shall recommence and be extended for two (2) business days from the day of such notification (provided that the time period shall in no event be shorter than five (5) business days following the original written notice).

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement, or if known or reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement, the material consequences of which were not known or reasonably foreseeable to the Board of Directors as of the date of Merger Agreement; provided that (a) the receipt, existence or terms of an Alternative Acquisition Proposal or Superior Proposal, or (b) the mere fact, in and of itself, that SailPoint meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of SailPoint’s common stock or the credit rating of SailPoint (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account), in each case, shall not be deemed to be an Intervening Event under the Merger Agreement.

Employee Benefits

The Merger Agreement provides that from and after the Effective Time, SailPoint will, and Parent will cause SailPoint to, honor all SailPoint employee plans in accordance with their terms. Parent acknowledges that a “change in control” (or similar phrase) will occur at the Effective Time for purposes of the employee plans.

For a period commencing at the Effective Time and ending on the earlier of (A) the first (1st) anniversary of the Effective Time and (B) the date of termination of the Company Employee, Parent will cause the Surviving Corporation or its affiliates to provide to each current employee of SailPoint and its subsidiaries as of the Effective Time who remains so employed immediately after the Effective Time (“Company Employees”) (i) base compensation and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities) that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time, and (ii) employee benefits (excluding equity and equity-based compensation) that are substantially comparable in the aggregate to those that were provided to the Company Employee immediately before the Effective Time.

For all purposes of vesting, eligibility to participate and level of benefits under the corresponding employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee will be credited with his or her years of service with SailPoint and its subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time. However, the foregoing will not apply with respect to any defined benefit pension benefits or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee will be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to and replaces a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and vision insurance benefits to any Company Employee, Parent will use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived or satisfied under the comparable plans of SailPoint or its subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent such amounts were credited to such person for the same purpose under the Old Plan.

Efforts to Close the Merger

Under the Merger Agreement, and subject to certain exceptions set forth therein, Parent, Merger Sub and SailPoint agreed to promptly take (or cause to be taken) all actions, and promptly do (or cause to be done) and assist and cooperate with the other party or parties in doing (or causing to be done) all things, in each case that are necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner possible after the date of the Merger Agreement (subject to the terms of the Merger Agreement) and in any event prior to the End Date.

Cooperation with Debt Financing

Pursuant to the Merger Agreement, Parent shall use reasonable best efforts to, and shall cause its subsidiaries to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing on the terms (including any market “flex” provisions) set forth in the Financing Letters.

If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Debt Commitment Letter and such portion is necessary to fund the Required Amount, Parent shall promptly notify SailPoint and Parent shall use its reasonable best efforts to obtain alternative financing from the same or alternative sources in an amount sufficient to fund the Required Amount and with terms (taken as a whole) not less favorable to Parent (or its affiliates) than those set forth in the Debt Commitment Letter and which do not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Debt Commitment Letter.

In connection with the efforts of Parent and Merger Sub to arrange the financing, prior to the Closing Date, SailPoint shall use its reasonable best efforts to provide, and to cause its subsidiaries to use their reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such cooperation as is customary for financings of the type contemplated in the Debt Commitment Letter and reasonably requested by Parent in connection with the arrangement of the Debt Financing, including using its reasonable best efforts to, upon Parent’s written request and subject to certain exceptions set forth in the Merger Agreement: (i) furnish Parent any Required Financial Information; (ii) assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice (which meetings, presentations, road shows and sessions shall be virtual) and to assist with the marketing or syndication efforts of Parent in connection with the Debt Financing; (iii) facilitate the pledging of collateral of SailPoint and its subsidiaries effective no earlier than the Closing; (iv) provide a customary payoff letter and lien terminations and instruments of discharge (to the extent applicable) for certain indebtedness and, to the extent requested by Parent no later than ten (10) days prior to Closing, any bank credit facility incurred after April 10, 2022 by SailPoint or any of its subsidiaries, in each case to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all such indebtedness and liens (if any), subject to the occurrence of the Closing; (v) provide reasonable and customary assistance to Parent and the Debt Financing Sources in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations (including providing customary authorization and representation letters authorizing the distribution of information relating to SailPoint and its subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to SailPoint and its subsidiaries and the accuracy of the information relating to SailPoint and its subsidiaries contained therein) and other customary marketing material for the Debt Financing; (vi) (x) so long as requested by Parent at least ten (10) days prior to the Closing Date, provide at least three (3) days prior to the Closing Date, all documentation and other information relating to SailPoint or any of its subsidiaries required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (y) if SailPoint is a “legal entity” customer under 31 C.F.R. § 1010.230, so long as requested by Parent at least ten (10) business days prior to the Closing Date, provide at least three (3) business days prior to the Closing Date, a certification regarding the beneficial ownership required by 31 C.F.R. § 1010.230 in relation to SailPoint; (vii) subject to certain exceptions, provide reasonable and customary assistance to assist Parent in producing any pro forma financial statements regarding SailPoint and its subsidiaries to the extent described in the Debt Commitment Letter; (viii) cooperate with Parent to obtain reasonable and customary corporate and facilities credit rating; (ix) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, (x) assist in the preparation of, and executing and delivering at Closing, the definitive agreements, including guarantee and collateral documents and instruments as may be reasonably requested by Parent, customary closing certificates, a solvency certificate, perfection certificates and other customary documents and instruments as may be reasonably requested by Parent in writing and, in each case, necessary and customary as may be required by the Debt Commitment Letter, and (xi) taking reasonable corporate actions, subject to and only effective upon the occurrence of the Closing (and subject to the

Debt Commitment Letter with respect to subsidiary guarantors), reasonably necessary to permit the consummation of the Debt Financing.

Notwithstanding the foregoing, none of SailPoint nor any of its affiliates shall be required to take or permit the taking of any action that would (i) require SailPoint or its subsidiaries or any of their respective affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing, except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing, (ii) require SailPoint or its subsidiaries or any of their respective affiliates or any persons who are officers or directors of such entities to enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of customary authorization letters and representation letters referenced above), (iii) cause any representation or warranty in the Merger Agreement to be breached by SailPoint or any of its affiliates, (iv) require SailPoint or any of its affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or have any obligation of SailPoint or any of its affiliates under any agreement, certificate, document or instrument be effective prior to the Closing, (v) cause any director, officer, employee of SailPoint or SailPoint Stockholder or any of SailPoint’s affiliates to incur any personal liability, (vi) conflict with the organizational documents of SailPoint or any of its affiliates or any laws, (vii) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which SailPoint or any of its affiliates is a party, (viii) provide access to or disclose information that SailPoint or any of its affiliates reasonably determines would jeopardize any attorney-client privilege, or (ix) require SailPoint to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice. Neither SailPoint nor any affiliate of SailPoint shall be required to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.

Parent will (x) promptly, upon request by SailPoint, reimburse SailPoint or any of its affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with the cooperation of SailPoint and its representatives contemplated by the financing cooperation covenant in the Merger Agreement (it being understood that such reimbursement will not apply to any fees, costs and expenses incurred by, or on behalf of, SailPoint in connection with its ordinary course financial reporting requirements); and (y) indemnify and hold harmless SailPoint, its affiliates and their respective representatives from and against any and all losses, suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any action taken by them at the request of Parent or its representatives and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of SailPoint, its affiliates and their respective representatives.

“Required Financial Information” means the historical financial statements regarding SailPoint and its subsidiaries to the extent described in the Debt Commitment Letter as in effect on April 10, 2022.

“Debt Financing Sources” means the agents, arrangers and lenders that will provide or arrange the Debt Financing, including the agents, arrangers and lenders party to the Debt Commitment Letter, any joinder agreements, credit agreements or the other definitive documentations relating thereto entered into in connection therewith, together with their respective affiliates and their respective affiliates’ officers, directors, general or limited partners, stockholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

Indemnification and Insurance

Parent, Merger Sub and SailPoint have agreed that all indemnification or other similar agreements between any current or former directors, officers or employees, on the one hand, and SailPoint or any of its subsidiaries, on the other hand, as in effect on the date of the Merger Agreement, will survive the Merger and remain in full force and effect in accordance with their respective terms. For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificates of incorporation and bylaws or similar organizational documents of SailPoint and of any subsidiaries as in effect immediately prior to the Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of SailPoint or any of its subsidiaries; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), pending or asserted or any claim made within such period will continue until the final disposition of the Proceeding or resolution of such claim, even if beyond such six (6)-year period. From and after the Effective Time, Parent will assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and will cause the Surviving Corporation and its subsidiaries to honor, in accordance with their respective terms, the indemnification provisions of the Merger Agreement.

From and after the Effective Time, Parent and the Surviving Corporation will, to the fullest extent provided in the governing and organizational documents of SailPoint and its subsidiaries and all indemnification or other similar agreements between any current or former directors, officers or employees, indemnify and hold harmless each present and former director, officer or employee of SailPoint or any of its subsidiaries and any person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of SailPoint or its subsidiaries (each, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with a Proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of SailPoint or its subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, in all cases solely to the extent provided in the governing and organizational documents of SailPoint and its subsidiaries. In the event of any such Proceeding, Parent and the Surviving Corporation will cooperate with the Indemnified Party in the defense of any such Proceeding.

In addition, prior to the Effective Time, SailPoint will purchase a six (6)-year “tail” insurance policy on SailPoint’s current policies of directors’ and officers’ liability insurance on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by SailPoint and its subsidiaries with respect to matters arising on or before the Effective Time, including covering without limitation the transactions contemplated by the Merger Agreement; provided that the aggregate cost of such “tail” policy will not exceed 400% of the last annual premium paid by SailPoint, and if the annual premium of such insurance coverage exceeds the maximum amount, SailPoint, Parent, or the Surviving Corporation will only be required to obtain as much coverage as reasonably practicable for such amount. Parent and the Surviving Corporation will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance under the indemnification provisions of the Merger Agreement.

Parent has also agreed to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other indemnification obligations provided in the Merger Agreement in the event Parent is found to have been in breach.

Other Covenants

Stockholders Meeting

SailPoint has agreed to take all necessary action (in accordance with applicable law and SailPoint’s organizational documents) to establish a record date for, duly give notice of, convene and hold the Special Meeting as soon as reasonably practicable following the date upon which SailPoint receives confirmation from the SEC that it will not review, or that it has completed its review of this proxy statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified SailPoint prior to the tenth (10th) calendar day after filing this proxy statement that the SEC will or will not be reviewing this proxy statement).

Stockholder Litigation

Each of SailPoint and Parent will keep the other reasonably informed of (including by providing copies of all pleadings), and cooperate with the other party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by the Merger Agreement. SailPoint will: (i) give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim, (ii) consult in good faith with Parent with respect to the defense, settlement and prosecution of any such litigation or claim and (iii) not compromise or settle, or agree to compromise or settle, any stockholder litigation or claim arising or resulting from the transactions contemplated by the Merger Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

Other Investors

Prior to the Effective Time, without the prior written consent of SailPoint, Parent will not permit or agree to permit any third person, other than the Thoma Bravo Fund and its affiliates, to obtain any equity interests (or rights to obtain any equity interests) in Parent or Merger Sub if such acquisition of equity interests or rights to obtain such equity interests would reasonably be expected to (i) delay in any material respect the obtaining of, or increase in any material respect the risk of not obtaining, any governmental consents necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (ii) increase in any material respect the risk of any governmental entity seeking or entering an order prohibiting the consummation of the transactions contemplated by Merger Agreement, or (iii) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise.

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and SailPoint, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of SailPoint Stockholders;

•

the approval or notification of non-objection to the Merger, notification of no further action, or the expiration or termination of the waiting period as applicable under each of the HSR Act, the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) and the UK National Security and Investment Act 2021; and

•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	SailPoint having performed and complied in all material respects with all covenants required by the Merger Agreement prior to Closing;

•

the representations and warranties of SailPoint relating to organization, good standing, corporate power, enforceability, board approval, anti-takeover laws, required SailPoint Stockholder approval, non-contravention with charter or bylaws, certain aspects of SailPoint’s capitalization, subsidiaries and brokers being generally true and correct in all material respects as of the Closing Date as if made at and as of such time;

•

the representations and warranties of SailPoint relating to certain aspects of SailPoint’s capitalization being generally true and correct as of the Closing Date, except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to SailPoint, Parent and their affiliates, individually or in the aggregate, that is more than $35,000,000;

•	the representations and warranties of SailPoint relating to the absence of any Company Material Adverse Effect since April 10, 2022, being true and correct in all respects as of the Closing Date;

•

the other representations and warranties of SailPoint set forth elsewhere in the Merger Agreement being true and correct as of the date on which the closing occurs as if made at and as of such time, except for such failures to be true and correct that would not have a Company Material Adverse Effect;

•

the receipt by Parent of a certificate of SailPoint, dated as of the Closing Date and signed by their respective president or chief executive officer, certifying that the conditions described in the preceding five (5) bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing.

In addition, the obligation of SailPoint to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

Parent and Merger Sub having performed and complied in all material respects with all obligations and covenants required by the Merger Agreement to be performed or complied with by Parent or Merger Sub prior to the closing of the Merger;

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement relating to organization, good standing, corporate power, enforceability, board approval, governmental consents, the Guaranty, voting agreements, ownership of SailPoint common stock and solvency of Parent and Merger Sub being generally true and correct in all material respects as of the Closing Date as if made at and as of such time;

•

the other representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the date on which the closing occurs with the same force and effect as if made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, prevent or materially delay the consummation of the Merger or materially impair the ability of Parent or Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement; and

•

the receipt by SailPoint of a certificate of Parent and Merger Sub, dated as of the Closing Date and signed by their respective president or chief executive officer, certifying that the conditions described in the preceding three (3) bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by SailPoint Stockholders, in the following ways:

•	by mutual written agreement of SailPoint and Parent;

•	by either SailPoint or Parent if:

•

the Merger has not been consummated by the October 10, 2022 (which shall be automatically extended until January 10, 2023 if certain regulatory conditions, including the approval or notification of non-objection to the Merger, notification of no further action, or the expiration or termination of the waiting period as applicable under each of the HSR Act, the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth), and the UK National Security and Investment Act 2021, have not been satisfied, or there are any laws or court orders making the Merger illegal or otherwise prohibiting the Merger, as of the close of business on the business day immediately prior to October 10, 2022);

•	any governmental entity has issued or entered an injunction or similar order permanently enjoining or prohibiting the consummation of the Merger and has become final and non-appealable; or

•	SailPoint Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;

•	by SailPoint:

•

Parent or Merger Sub has breached or failed to perform any of their covenants or other agreements under the Merger Agreement or any of the representations and warranties of Parent and Merger Sub in the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured within forty-five (45) business days following SailPoint’s delivery of written notice that SailPoint is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy;

•

prior to the Effective Time, (i) the closing obligations of SailPoint have been and continue to be satisfied or waived; (ii) Parent has failed to consummate the Merger under the timing restrictions set forth in the Merger Agreement; (iii) SailPoint has, at least three (3) business days prior to seeking to terminate the Merger Agreement, irrevocably confirmed in a written notice delivered to Parent that SailPoint is ready, willing and able to consummate the Merger, and Parent and Merger Sub have not consummated the Merger by the end of such three-(3)-business-day period; or

•

at any time prior to the adoption of the Merger Agreement by SailPoint Stockholders if (i) SailPoint has received a Superior Proposal after the date of the Merger Agreement, (ii) the Board of Directors has authorized SailPoint to enter into a definitive agreement with respect to that Superior Proposal in accordance with the terms of the Merger Agreement, (iii) SailPoint has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal, and (iv) concurrently with such termination, SailPoint paying to Parent a termination fee of either (i) $81,750,000 if the Merger Agreement is terminated prior to 11:59 p.m. Eastern Time on May 26, 2022 for the purposes of entering into a definitive agreement with respect to a Superior Proposal received from an Excluded Party, so long as SailPoint has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal or (ii) $212,540,000, in the case of any other such termination;

•	by Parent if:

•

SailPoint has breached or failed to perform any of its covenants or other agreements under the Merger Agreement or any of the representations and warranties of SailPoint under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured within forty-five (45) business days following Parent’s delivery of written notice to SailPoint stating Parent’s intention to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy; or

•

prior to the adoption of the Merger Agreement by SailPoint Stockholders, the Board of Directors effects a Change of Recommendation (except that such right to terminate will expire at 11:59 p.m., Eastern time, on the tenth (10th) business day following the date on which Parent is notified in writing that SailPoint has effected a Change of Recommendation).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any fraud or willful and material breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Thoma Bravo and SailPoint or the Guaranty, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fee

If SailPoint terminates the Merger Agreement at any time prior to receipt of the approval of SailPoint Stockholders for the purposes of entering into a definitive agreement with any Excluded Party prior to 11:59 p.m. Eastern Time on May 26, 2022 with respect to a Superior Proposal, SailPoint would be required to pay a $81,750,000 termination fee to Parent. If the Merger Agreement is terminated under specified circumstances including the instances described below, SailPoint must pay a $212,540,000 termination fee to Parent.

Parent will also be entitled to receive a termination fee of $212,540,000 from SailPoint if the Merger Agreement is terminated:

•

by Parent, because the Board of Directors has effected a Change of Recommendation (which termination must occur by 11:59 p.m., Eastern time, on the tenth (10th) business day following the date on which Parent is notified in writing that the Board of Directors has effected a Change of Recommendation);

•

(i) after the date of the Merger Agreement, an Alternative Acquisition Proposal (substituting for purposes of the termination in the definition of “Alternative Acquisition Proposal” “50%” for “25%” and for “75%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn, (ii) the Merger Agreement is terminated because (A) SailPoint Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof or (B) SailPoint has breached or failed to perform any of its covenants or other agreements under the Merger Agreement or any of the representations and warranties of SailPoint under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured within forty-five (45) business days following Parent’s delivery of written notice that Parent is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy, and (iii) concurrently with or within twelve (12) months after such termination, SailPoint has (A) consummated any Alternative Acquisition Proposal or (B) entered into a definitive agreement providing for (and later consummated) any Alternative Acquisition Proposal.

SailPoint will be entitled to receive a termination fee of $425,090,000 from Parent (the “Parent Termination Fee”) if the Merger Agreement is terminated:

•

by SailPoint, if Parent or Merger Sub has breached or failed to perform any of their covenants or other agreements under the Merger Agreement or any of the representations and warranties of Parent and Merger Sub in the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured within forty-five (45) business days following SailPoint’s delivery of written notice that SailPoint is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy;

•

by SailPoint prior to the Effective Time, (i) the closing obligations of SailPoint have been and continue to be satisfied or waived ; (ii) Parent has failed to consummate the Merger under the timing restrictions set forth in the Merger Agreement; (iii) SailPoint has, at least three (3) business days prior to seeking to terminate the Merger Agreement, irrevocably confirmed in a written notice delivered to Parent that SailPoint is ready, willing and able to consummate the Merger, and Parent and Merger Sub have not consummated the Merger by the end of such three-(3)-business-day period; or

•	by Parent because the Merger has not been consummated by the End Date, and at such time, SailPoint could have terminated pursuant to either of the prior two (2) bullets above.

Specific Performance

Parent, Merger Sub and SailPoint agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it in order to consummate the Merger Agreement). Parent, Merger Sub and SailPoint acknowledge and agree that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement: (i) the non-breaching party will be entitled (in addition to any other remedy to which they are entitled at law or in equity, including monetary damages), to obtain (A) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (B) an injunction restraining such breach or threatened breach and (ii) the fees and expenses provisions of the Merger Agreement are not intended to and would not adequately compensate SailPoint, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right of specific enforcement is an integral part of the Merger and without that right, neither SailPoint nor Parent would have entered into the Merger Agreement.

It is explicitly agreed that, subject to the limitations of the next two sentences, SailPoint will have the right to specific performance in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the financing to be funded (including to cause Parent to enforce the obligations of the Thoma Bravo Fund under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and in the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, it is explicitly agreed that the right of SailPoint to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund a portion of the amount required to consummate the Merger and to make all payments required to be made in connection therewith (but not the right of SailPoint to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the (x) joint conditions to Parent, Merger Sub and SailPoint’s obligations to consummate the Merger and (y) conditions to Parent and Merger Sub’s obligations to consummate the Merger, in each case, have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), (ii) the Debt Financing has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof if the Equity Financing is funded, (iii) SailPoint has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then SailPoint shall take such actions that are required of it by the Merger Agreement to arrange and consummate the closing of the Merger pursuant to the terms of the Merger Agreement and (iv) Parent and Merger Sub will have failed to consummate the Merger by the time Closing was to occur under the Merger Agreement. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any financing under the terms thereof, SailPoint is not entitled to directly seek the remedy of specific performance of the Merger Agreement against any debt financing source. Additionally, the election to pursue an injunction, specific performance or other equitable relief will not restrict, impair or otherwise limit SailPoint from, in the alternative, seeking to terminate the Merger Agreement and collect the Parent Termination Fee; provided that in no event will SailPoint be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under the Merger Agreement or available at law or equity following the payment of the Parent Termination Fee in accordance with the terms of the Merger Agreement.

Parent, Merger Sub and SailPoint agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by SailPoint, on the one hand, or Parent and Merger Sub, on the other hand; and (ii) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

Limitations of Liability

The collective monetary damages of Parent, Merger Sub or any of their affiliates for breaches (including any willful breach) under the Merger Agreement (taking into account the payment of the Parent Termination Fee pursuant to the Merger Agreement), the Guaranty or the Equity Commitment Letter will not exceed, in the aggregate for all such breaches, an amount equal to $425,090,000 plus certain reimbursement obligations. The maximum aggregate monetary damages of SailPoint for breaches under the Merger Agreement (taking into account the payment of the termination fee, if applicable) will not exceed an amount equal to $212,540,000 in the aggregate for all such breaches. Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and SailPoint may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of any and all filings under the antitrust and foreign investment laws shall be borne by Parent and that generally Parent will pay or cause to be paid all transfer, documentary, sales, use, stamp, registration, real property transfer and other similar taxes and fees imposed with respect to, or as a result of, entering into the Merger Agreement and completing the Merger and that such taxes and fees expressly will not be a liability of SailPoint Stockholders or holders of SailPoint equity awards.

Amendment

The Merger Agreement may be amended by the parties in an executed written instrument at any time before or after adoption of the Merger Agreement by SailPoint Stockholders. However, after adoption of the Merger Agreement by SailPoint Stockholders, no amendment that requires further approval by such SailPoint Stockholders pursuant to applicable law or in accordance with the rules and regulations of the NYSE may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

Vote Required and Board of Directors Recommendation

Approval of the Adoption of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SailPoint common stock. With respect to such proposal, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Adoption of the Merger Agreement Proposal, (ii) abstentions will be counted as votes “AGAINST” on the outcome of the Adoption of the Merger Agreement Proposal and (iii) broker “non-votes” (if any) will be counted as votes “AGAINST” on the outcome of the Adoption of the Merger Agreement Proposal. Shares of SailPoint common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a SailPoint Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of SailPoint common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE SAILPOINT COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, SailPoint is required to submit a proposal to SailPoint Stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SailPoint’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of Executive Officers and Directors of SailPoint in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

Accordingly, SailPoint is asking you to approve the following resolution:

“RESOLVED, that the stockholders of SailPoint approve, on a non-binding, advisory basis the compensation that will or may become payable to SailPoint’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘The Merger—Interests of Executive Officers and Directors of SailPoint in the Merger.”’

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on SailPoint. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be counted as votes “AGAINST” on the outcome of the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of SailPoint common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a SailPoint Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of SailPoint common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If SailPoint Stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from SailPoint Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Vote Required and Board of Directors Recommendation

Approval of the Adjournment of the Special Meeting Proposal requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment of the Special Meeting Proposal, (ii) abstentions will be counted as votes “AGAINST” on the outcome of the Adjournment of the Special Meeting Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Adjournment of the Special Meeting Proposal. Shares of SailPoint common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a SailPoint Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of SailPoint common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by holders of more than 5% of our common stock, each of our directors; each of our named executive officers; and all of our directors and executive officers as a group. Except for the information about the greater than 5% stockholders, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 16, 2022, by each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 94,318,713 shares of our common stock outstanding on May 16, 2022. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within sixty (60) days of May 16, 2022, and the shares subject to restricted stock unit awards that will be released within sixty (60) days of May 16, 2022, to be outstanding and to be beneficially owned by the person holding the option and the restricted stock unit award for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o SailPoint Technologies Holdings, Inc., 11120 Four Points Drive, Suite 100, Austin, Texas 78726.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Owned
Directors and Named Executive Officers
Mark McClain	1,302,585	(1)	1.4%
Cam McMartin	48,506	(2)	*
Matt Mills	159,518	(3)	*
Colleen Healy	—		*
Chris Schmitt	79,327	(4)	*
Grady Summers	69,363	(5)	*
William G. Bock	77,861	(6)	*
Ronald J. Green	2,694	(7)	*
Heidi M. Melin	12,925	(8)	*
Tracey E. Newell	16,272	(9)	*
James M. Pflaging	168,513	(10)	*
Sudhakar Ramakrishna	3,297	(11)	*
Michael J. Sullivan	14,514	(12)	*
All officers and directors as a group (13 persons)	1,955,375		2.1%
Greater than 5% Beneficial Owner
Blackrock, Inc.	11,698,122	(13)	12.4%
HMI Capital Management, L.P.	9,157,172	(14)	9.7%
The Vanguard Group	9,098,318	(15)	9.7%
SoMa Equity Partners, LP	5,248,987	(16)	5.6%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)

Consists of 487,036 shares of common stock, 18,383 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 397,172 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. McClain, 255,994 shares of common stock held by the McClain Charitable Remainder Unitrust, 48,000 shares of common stock held by the McClain RHD 2015 Trust, 48,000 shares of common stock held by the McClain ADM 2015 Trust and 48,000 shares of common stock held by the McClain GMM 2015 Trust. Mr. McClain is a co-trustee for each of the McClain Charitable Remainder Unitrust, McClain RHD 2015 Trust, McClain ADM 2015 Trust and McClain GMM 2015 Trust. As such, Mr. McClain may be deemed to have shared voting and investment power with respect to all of the shares of common stock held by such trusts.
(2)

Consists of 48,506 shares of common stock and 0 shares of common stock issuable pursuant to RSUs that vest or subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. McMartin.

(3)

Consists of 9,102 shares of common stock, 9,303 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 141,113 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. Mills.

(4)

Consists of 4,713 shares of common stock, 4,230 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 70,384 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. Schmitt.

(5)

Consists of 40,316 shares of common stock, 18,981 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 10,066 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. Summers.

(6)

Consists of 77,861 shares of common stock, 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022, and 0 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. Bock.

(7)

Consists of 2,694 shares of common stock, 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 0 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. Green.

(8)

Consists of 12,925 shares of common stock, 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 0 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Ms. Melin.

(9)

Consists of 16,272 shares of common stock, 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 0 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Ms. Newell.

(10)

Consists of 24,065 shares of common stock, 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 0 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. Pflaging and 144,448 shares of common stock held by the MMJ Living Trust. Mr. Pflaging is a co-trustee of the MMJ Living Trust. As such, Mr. Pflaging may be deemed to have shared voting and investment power with respect to all of the shares of common stock and shared voting power but no investment power with respect to all of the shares of restricted stock held by the MMJ Living Trust.

(11)

Consists of 3,297 shares of common stock, 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 0 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. Ramakrishna.

(12)

Consists of 14,514 shares of common stock, 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of May 16, 2022 and 0 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 16, 2022 held directly by Mr. Sullivan.

(13)

Pursuant to a Schedule 13G/A filed on January 27, 2022, by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 11,532,213 shares, sole dispositive power with respect to 11,698,122 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 0 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(14)

Pursuant to a Schedule 13G/A filed on February 14, 2022 by HMI Capital Management, L.P. (“HMI Capital”), HMI Capital, HMI Capital Fund GP, LLC, Members GP, LLC, Marco W. Hellman, Justin C. Nyweide, Sean M. Barrett, and Radhakrishnan Raman Mahendran each has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 9,157,172 shares and shared dispositive power with respect to 9,157,172 shares. HMI Capital’s Schedule 13G/A also reported that HMI Capital Partners, L.P. (together with HMI Capital, “HMI”) has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 8,610,977 shares and shared dispositive power with respect to 8,610,977 shares. The address for HMI is 555 California Street, Suite 4900, San Francisco, California 94104.
(15)

Pursuant to a Schedule 13G/A filed on February 10, 2022, by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 0 shares, sole dispositive power with respect to 8,841,134 shares, shared voting power with respect to 173,319 shares and shared dispositive power with respect to 257,184 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(16)

Pursuant to a Schedule 13G/A filed on February 11, 2022, by SoMa Equity Partners, LP (“SoMa”), SoMa has sole voting power with respect to 5,248,987 shares, sole dispositive power with respect to 5,248,987 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 0 shares. The address for SoMa is 44 Montgomery Street, Suite 3710, San Francisco, California 94104.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires SailPoint’s directors, executive officers and any persons who own more than 10% of SailPoint’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish SailPoint with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to SailPoint and written representations from the directors and executive officers, SailPoint believes that all Section 16(a) filing requirements were timely met in 2021, except, due to administrative errors, a late Form 4 reporting equity awards granted in April 2021, was filed for Mr. Domagalski, who is no longer with SailPoint.

FUTURE STOCKHOLDER PROPOSALS

The Company held its annual meeting of SailPoint Stockholders (the “2022 annual meeting”) on April 28, 2022. In light of the Special Meeting, the Company will hold an annual meeting of SailPoint Stockholders in the year 2023 only if the Merger is not completed and SailPoint Stockholders will continue to be entitled to attend and participate in such meeting.

Generally, SailPoint Stockholders have the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of SailPoint Stockholders by submitting their proposals in writing to our Secretary at least 120 days before the date of our proxy statement for the previous year’s annual meeting, and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act. As described in our annual proxy statement for the 2022 annual meeting filed on March 18, 2022, SailPoint Stockholders have the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of SailPoint Stockholders to be held in 2023 (if such meeting is held) by submitting their proposals in writing to our Company Secretary at the Company’s principal executive offices no later than the close of business on November 18, 2022 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Secretary. All notices of proposals and director nominations by SailPoint Stockholders should be sent to SailPoint Technologies Holdings, Inc., 11120 Four Points Drive, Suite 100, Austin, Texas 78726, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates herein by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated herein by reference.

The following SailPoint filings with the SEC are incorporated herein by reference:

•	SailPoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022;

•	SailPoint’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on May 5, 2022;

•	SailPoint’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2022; and

•	SailPoint’s Current Reports on Form 8-K, filed on May 4, 2022; April 11, 2022; February 23, 2022; February 23, 2022; February 23, 2022; and January 6, 2022.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated herein by reference.

You may obtain any of the documents we file with the SEC through the SEC’s website at www.sec.gov, or from our website at https://investors.sailpoint.com/. The information included on our website is not incorporated herein by reference.

You may also request copies of any of the documents we file with the SEC by requesting in writing or by telephone from us at the following address:

SailPoint Technologies Holdings, Inc.

Attn: Investor Relations

11120 Four Points Drive, Suite 100

Austin, Texas 78726

(512) 664-8916

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of SailPoint common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated,

501 Madison Avenue, 20th Floor,

New York, NY 10022

Banks and Brokers Call: (212) 750-5833

All Others Call: (877) 750-8332

MISCELLANEOUS

SailPoint has supplied all information relating to SailPoint, and Parent has supplied, and SailPoint has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to SailPoint Stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PROJECT HOTEL CALIFORNIA HOLDINGS, LP

PROJECT HOTEL CALIFORNIA MERGER SUB, INC.

and

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Dated as of April 10, 2022

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 10, 2022 by and among Project Hotel California Holdings, LP, a Delaware limited partnership (“Parent”), Project Hotel California Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein collectively as the “Parties,” and individually as a “Party.” All capitalized terms used herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, acting upon the recommendation of the special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”), the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;

WHEREAS, the board of directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent and the Company shall cause Merger Sub to merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2 Effective Time of Merger. Subject to the terms and conditions of this Agreement, at the Closing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL in order to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.3 General Effects of Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.4 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent, Merger Sub or the Company:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Conversion of Company Common Stock. Each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) that is outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, shall be converted automatically into the right to receive $65.25 in cash (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.4(b) shall be automatically cancelled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 1.4(b).

(c) Treatment of Cancelled Shares. Each share of Company Common Stock that is directly owned by the Company (as treasury stock or otherwise), Parent or Merger Sub immediately prior to the Effective Time, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(d) Treatment of Dissenting Shares. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised and validly perfected appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with, but only if, as and when required by, the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereafter be no longer considered Dissenting Shares under this Agreement and shall be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 1.4(b). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall promptly notify Parent of any demands received by the Company for appraisals of shares of Company Common Stock under Section 262 of the DGCL in connection with the Merger and afford Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands. The Company shall not make any payment with respect to any such demands for appraisal or settle any such demands without the prior written consent of Parent.

(e) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 1.5 Effect of Merger on Company Equity Awards.

(a) Company Options.

(i) At the Effective Time, each Company Option that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Merger Consideration over (ii) the per-share exercise price for such Vested Company Option, by (y) the total number of shares of Company Common Stock underlying such Vested Company Option, subject to any required withholding of Taxes (the “Vested Company Option Consideration”); provided, however, that if the exercise price per share of Company Common Stock of such Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(ii) At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company Option (each, an “Unvested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the excess, if any, of (i) the Merger Consideration over (ii) the per-share exercise price for such Unvested Company Option, by (y) the total number of shares of Company Common Stock underlying such Unvested Company Option (the “Unvested Company Option Consideration”); provided, however, that if the exercise price per share of Company Common Stock of such Unvested Company Option is equal to or greater than the Merger Consideration, such Unvested Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Company Option Consideration amounts will vest and become payable at the same time as the Company Option from which such Unvested Company Option Consideration was converted would have vested and been payable pursuant to its terms and, except as provided on Section 1.5 of the Company Disclosure Schedules, shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Company Option Consideration amounts, provided that no such changes shall impair the rights of the applicable holder of

Unvested Company Option Consideration) with respect to their receipt of the Unvested Company Option Consideration.

(b) Company RSUs.

(i) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and either (x) held by a non-employee member of the Company Board or (y) vested in accordance with its terms as of the Effective Time (each, a “Vested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock underlying such Company RSU, by (y) the Merger Consideration, subject to any required withholding of Taxes (the “Vested Company RSU Consideration”).

(ii) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and not a Vested Company RSU shall, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock underlying such Company RSU, by (y) the Merger Consideration (the “Unvested Company RSU Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Company RSU Consideration amounts will vest and become payable at the same time as the Company RSU from which such Unvested Company RSU Consideration was converted would have vested and been payable pursuant to its terms and, except as provided on Section 1.5 of the Company Disclosure Schedules, shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Company RSU Consideration amounts, provided that no such changes shall impair the rights of the applicable holder of Unvested Company RSU Consideration) with respect to their receipt of the Unvested Company RSU Consideration.

(c) Certain Actions. Prior to the Effective Time, the Company, acting through the Company Board or an appropriate committee thereof, shall take or cause to be taken, all actions, and provide all notices that are required to effectuate the terms of this Section 1.5. All Company Equity Plans (other than the agreements underlying, and the terms of the Company Equity Plans applicable to, the Unvested Company Option Consideration and the Unvested Company RSU Consideration, in each case, solely to the extent relevant to the terms and conditions of this Section 1.5) will terminate as of the Effective Time and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any such Company Equity Plans will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. Following the date hereof, the Company shall provide to Parent or its counsel for review and approval drafts of any documentation prepared by the Company or its counsel to effectuate the foregoing and shall consider in good faith Parent’s timely comments thereto.

(d) Treatment of Employees Stock Purchase Plan. With respect to the Company ESPP, as soon as practicable (but in any event within five (5) Business Days) following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) each then outstanding purchase right shall be exercised as of the earlier of (A) the end of the offering period in effect on the date of this Agreement or

(B) ten (10) days prior to the date on which the Effective Time occurs, and (v) the Company ESPP shall terminate immediately prior to, but contingent upon the occurrence of, the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP). On such exercise date, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, as amended pursuant to this Section 1.5(a), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 1.4(b), subject to withholding of any applicable withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP, as amended pursuant to this Section 1.5(d), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Section 1.6 The Surviving Corporation.

(a) Certificate of Incorporation of Surviving Corporation. Subject to Section 7.8, at the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “SailPoint Technologies Holdings, Inc.”) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(b) Bylaws of Surviving Corporation. Subject to Section 7.8, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “SailPoint Technologies Holdings, Inc.”) shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

(c) Directors of Surviving Corporation. The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(d) Officers of Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

ARTICLE 2

THE CLOSING

Section 2.1 The Closing. The Merger shall be consummated at a closing (the “Closing”) taking place (a) via the electronic exchange of documents and signature pages at 5:00 a.m., Pacific time, on the second (2nd) Business Day after the satisfaction or waiver (if and to the extent permitted hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions) or (b) at such other place, time and date as the Company and Parent may otherwise agree in writing, but subject in each case to the satisfaction or waiver (if and to the extent permitted hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.2 Conditions to Closing.

(a) Conditions to Obligation of Each Party. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(i) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(ii) Regulatory Approvals. (A) Any waiting period under the HSR Act applicable to the Merger shall have expired or been earlier terminated, and (B) all other Consents of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement set forth on Schedule 2.2(a)(ii) shall have been obtained.

(iii) No Legal Restraints. No injunction or similar Order by any court of competent jurisdiction that prohibits the consummation of the Merger shall have been entered and shall continue to be in effect that prohibits or makes illegal the consummation of the Merger.

(b) Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction (or waiver by Parent and Merger Sub) of the following conditions:

(i) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(ii) Other than the representations and warranties listed in clauses (iii), (iv) and (v) of this Section 2.2(b), the representations and warranties of the Company set forth in Article 3 shall be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) at and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect.

(iii) The representations and warranties of the Company set forth in Section 3.1 (other than the penultimate sentence of Section 3.1(a)), the last sentence of clause (a) of Section 3.2, Section 3.3, Section 3.4(a), Section 3.4(b)(i), Section 3.23 and Section 3.24, that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(iv) The representations and warranties of the Company set forth in Section 3.2 (other than the last sentence of clause (a) of Section 3.2) shall be true and correct (without giving effect to any Company Material Adverse Effect or other materiality qualifications) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $35,000,000.

(v) The representations and warranties of the Company set forth in Section 3.8(b) will be true and correct in all respects as of the Closing as if made as of such time.

(vi) Parent shall have received from the Company a certificate, dated as of the Closing Date and signed by its chief executive officer, certifying (on behalf of the Company) that the conditions set forth in Section 2.2(b)(i) through Section 2.2(b)(v) have been satisfied.

(vii) No Company Material Adverse Effect will have occurred after the date hereof that is continuing.

(c) Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company) of the following conditions:

(i) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(ii) Other than the representations and warranties listed in clause (iii) of this Section 2.2(c), the representations and warranties of Parent and Merger Sub set forth in Article 4 shall be true and correct (without giving effect to any materiality, Parent Material Adverse Effect or similar qualifications set forth therein) at and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.1, Section 4.2, Section 4.3(a), Section 4.5, Section 4.10, Section 4.12 and Section 4.13, that (A) are not qualified by Parent Material Adverse Effect or other materiality qualifications will be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Parent Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iv) The Company shall have received from Parent and Merger Sub a certificate, dated as of the Closing Date and signed by their respective president or chief executive officer, certifying (on behalf of Parent and Merger Sub, respectively) that the conditions set forth in Section 2.2(c)(i) through Section 2.2(c)(iii) have been satisfied.

Section 2.3 Payment of Merger Consideration.

(a) Payment Fund.

(i) Creation of Payment Fund. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), for the benefit of holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration payable at the Closing pursuant to Section 1.4. Such cash deposited with the Paying Agent shall be referred to as the “Payment Fund.”

(ii) Investment of Payment Fund. The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Section 2.3, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.3(a)(iii).

(iii) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the one-year anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation on demand, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Section 2.3 shall thereafter look only to the Surviving Corporation (as general unsecured creditors) for payment of their claim for the Merger Consideration without any interest thereon, on due surrender of their shares.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), (A) a letter of transmittal with respect to Book-Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii) On surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to promptly deliver to each such holder, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Section 2.3. No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.3(b)(i) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Section 2.3.

(d) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in accordance with Section 1.4(b) with respect to the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4 Payment of Equity Award Consideration. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company Option and Vested Company RSU, the Vested Company Option Consideration and/or Vested Company RSU Consideration, as applicable, without interest, on the earlier of (i) five (5) Business Days and (ii) the next regularly scheduled payroll date, in each case, following the Effective Time. Notwithstanding anything herein to the contrary, (a) with respect to any Company Equity Award held by a non-employee member of the Company Board that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code and (b) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties hereto shall use commercially reasonable efforts to cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in Section 1.5 and this Section 2.4 (it being understood that Parent and Merger Sub need not take, and the Company shall not take, any action which would increase the costs associated with terminating the Company Equity Awards).

Section 2.5 Withholding. The Paying Agent, the Company, Parent, Merger Sub, the Surviving Corporation and their Affiliates, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to any holder or former holder of Company Common Stock or Company Equity Awards, or any other Person, pursuant to this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished on or after December 31, 2019 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note About Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk,” solely to the extent such disclosures are general and predictive, cautionary or forward-looking in nature) or set forth in corresponding sections or subsections in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being acknowledged and hereby agreed that (i) disclosure of any information in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on the face of such disclosure; and (ii) nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2 or Section 3.8(b)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Section 3.1(a) of the Company Disclosure Schedules contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders of each Subsidiary of the Company as of the date hereof. Except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Company as amended and in effect on the date hereof. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents in any material respect.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens (other than restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary or any Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

Section 3.2 Capitalization.

(a) The authorized share capital of the Company consists of 300,000,000 shares of Company Common Stock, par value $0.0001 per share and 10,000,000 shares of Company Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on April 8, 2022, there were (i) 94,252,911 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, (iii) no shares of Company Preferred Stock issued and outstanding, (iv) Company Options to purchase an aggregate of 2,147,231 shares of Company Common Stock issued and outstanding, (v) 4,760,049 shares of Company Common Stock underlying outstanding Company RSUs, (vi) 4,100,334 shares of Company Common Stock reserved for issuance under the Company ESPP with aggregate contributions of $3,783,946 received by the Company for the current offering period pursuant to the Company ESPP, in each case, as of April 8, 2022 and (vii) $389.8 million aggregate principal amount of Convertible Notes (with a conversion rate as of the date hereof equal to 35.1849 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the Convertible Notes Indenture) were issued and outstanding. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 3.2(a) of the Company Disclosure Schedules sets forth a correct and complete list of all Company Equity Awards outstanding as of the close of business on April 8, 2022, including with respect to each such Company Equity Award: (i) the grantee identification number of the applicable grantee; (ii) the number of shares of Company Common Stock subject to such Company Equity Award; (iii) the equity incentive plan under which the Company Equity Award was granted; (iv) the grant or issuance date; (v) any applicable vesting schedule; and (vi) with respect to each Company Option, the exercise price and the expiration date and whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code.

(b) Except as set forth in Section 3.2(a) or as required by the existing terms of the Company Benefit Plans set forth on Section 3.11(a) of the Company Disclosure Schedules, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after the close of business on April 8, 2022, which were reserved for issuance as of the close of business on April 8, 2022 as set forth in Section 3.2(a), and (ii) except for the Convertible Notes, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company or any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of the Company or any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c) Except for the Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities (other than the Convertible Notes).

Section 3.3 Authority; Enforceability.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company Board at a duly held meeting and acting upon the recommendation of the Special Committee has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof, and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Voting Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and consummate the transactions contemplated hereby, including the Merger.

(c) Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby.

(d) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

Section 3.4 Consents and Approvals; No Violation.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign national or supranational, state or local governmental or regulatory agency, commission, court, body, entity or authority or any public or private arbitral body (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) compliance with any applicable requirements of any other Antitrust and Foreign Investment Laws set forth on Section 3.4(a) of the Company Disclosure Schedules, (iv) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Stockholder Approval (as amended or supplemented from time to time, the “Proxy Statement”), and (v) compliance with the rules and regulations of NYSE (the foregoing clauses (i) through (v), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.

(b) Assuming compliance with the matters referenced in Section 3.4(a) and receipt of the Company Approvals and the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Contract that is required to be disclosed on Section 3.18 of the Company Disclosure Schedules or permit binding on the Company or any of its Subsidiaries or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, other than, in the case of the foregoing clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC prior to the date of this Agreement (the “Company SEC Documents”) since December 31, 2019, each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.6 Internal Controls and Procedures.

(a) (i) the Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act; (ii) the Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; and (iii) the Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2021, and such assessment concluded that such controls were effective. Since December 31, 2019, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Section 302 and 906 thereof).

(b) The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 (the “Audited Company Balance Sheet”), and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended December 31, 2021, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full prior to the date hereof, (d) for liabilities arising in connection with obligations under existing Contracts or applicable Law (none of which relates to any breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or any other action), (e) for liabilities and obligations incurred in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or any other action) since December 31, 2021 (the “Company Balance Sheet Date”) or (f) as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.8 Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business.

(b) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since the Company Balance Sheet Date, the Company has not taken any action that would be prohibited by clauses (i), (ii), (v), (vi), (vii), (ix), (x), (xi), (xiii), (xiv), (xv), (xvi), (xvii), (xix), (xx), (xxii), (xxiii), (xxiv) and (xxvi) of Section 5.1(b), if taken or proposed to be taken after the date hereof.

Section 3.9 Compliance with Laws.

(a) The Company and its Subsidiaries are, and have been since December 31, 2019, in compliance in all material respects with and not in default under or in violation of any material Law applicable to the Company and its Subsidiaries.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, accreditations and approvals of any Governmental Entity (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”). All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has in the past three years received any written notice that the Company or its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit in any material respect. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, for the preceding three years none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers, agents, employees, or other Persons acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”) or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the applicable Anti-Corruption Laws. The Company and its Subsidiaries maintain reasonably detailed and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials. The Company has instituted, enforces, and maintains policies and procedures reasonably designed to provide reasonable assurance of compliance with the applicable Anti-Corruption Laws and Trade Control Laws.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers, or, to the Knowledge of the Company, employees, agents or other Persons acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has been in the preceding three years: (i) a Sanctioned Person or a Restricted Person, (ii) organized, ordinarily resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or Restricted Person or in any Sanctioned Country or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”).

(f) For the preceding three years, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers, agents, employees or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such; (i) has received from any Governmental Entity any written or, to the Knowledge of the Company, oral notice or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit concerning any violation or wrongdoing, in each case, related to, or in connection with Anti-Corruption Laws or Trade Control Laws.

(g) For purposes of this Agreement:

(i) “Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administrated by U.S. Customs and Border Protection.

(ii) “Restricted Person” means any Person identified on any applicable U.S. and non-U.S. export-related restricted party list, including the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List.

(iii) “Sanctioned Country” means Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine.

(iv) “Sanctioned Person” means (A) any Person listed on any applicable U.S. or non-U.S. sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (B) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (A); (C) any Person located, organized, or ordinarily resident in a Sanctioned Country or (D) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

(v) “Sanctions Laws” means applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including those administered or enforced by OFAC, the U.S. Department of State and the United Nations Security Council.

Section 3.10 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity, and there are no Orders of any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties or that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules lists all material Company Benefit Plans.

(b) The Company has made available to Parent, with respect to each material Company Benefit Plan, (i) each writing constituting a part of such Company Benefit Plan (or, to the extent no such writing exists, an accurate description), including all amendments thereto, (ii) the summary plan description, (iii) any related trust agreement or other funding instrument, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (v) the most recent determination or opinion letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan, and (vi) any material correspondence from a Governmental Entity in the previous three (3) years.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service; (iii) all contributions or payments have been made timely, and all contributions or payments that are not yet due have been made or properly accrued; (iv) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA); (v) none of the Company or any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code; (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against, or related to any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any Liability to or of the Company or any of its Subsidiaries; and (vii) none of the Company or any of its Subsidiaries has any Liability under a plan or arrangement that provides (or has promised to provide) for post-employment, post-service or retiree health, medical or life insurance benefits (except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable Law and at the expense of the applicable employee). No Company Benefit Plan is, and none of the Company or any of its Subsidiaries has any Liability (including on account of an ERISA Affiliate) with respect to: (A) any plan or arrangement that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (B) a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; or (C) a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA. Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”) and except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (w) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (x) each Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (y) no Foreign Plan is a defined benefit plan, and (z) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, independent contractor or director of the Company or any of its Subsidiaries to severance pay, or any other payment or benefit from the Company or its Subsidiaries, (ii) accelerate the time of funding, payment or vesting, or increase the amount of, compensation or benefits due to any such employee, independent contractor or director, (iii) result in any funding (through a grantor trust or otherwise) of any compensation or benefit, or (iv) result in the payment of any amount that could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(e) The Company and its Subsidiaries are not party to nor do they have any current or contingent obligation under any Company Benefit Plan to compensate, gross-up, indemnify or otherwise make-whole any person for excise Taxes or related interest or penalties payable pursuant to Section 4999 of the Code or Section 409A of the Code.

(f) Each Company Benefit Plan that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any of its Subsidiaries is a party complies with and has been maintained, in each case, in all material respects, in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

Section 3.12 Labor Matters.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedules, the Company and its Subsidiaries are neither party to nor bound by any Collective Bargaining Agreement and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to the employment with the Company or its Subsidiaries. Current, correct and complete copies of any Collective Bargaining Agreements set forth in Section 3.12(a) of the Company Disclosure Schedules have been provided to Parent.

(b) Since December 31, 2019, there have been no actual or, to the Knowledge of the Company, threatened material strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other labor disputes against or affecting the Company or any of its Subsidiaries. To the Knowledge of the Company, in the past three years, there has been no material union organizing effort or activity pending or threatened against the Company or any of its Subsidiaries. The Company and its Subsidiaries have satisfied in all material respects any legal or contractual requirements to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of the Company or its Subsidiaries, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2019, to the Knowledge of the Company, (i), no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee of the Company with the title of Vice President or above through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, (ii) there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee of the Company with the title of director, Vice President or above and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee of the Company with the title of Vice President or above (or equivalent title based on role, responsibility or pay grade).

Section 3.13 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by the Company or such Subsidiary and all filed Tax Returns are complete and accurate.

(b) The Company and each of its Subsidiaries have timely paid in full all material Taxes required to be paid by any of them (whether or not shown on any Tax Return).

(c) There are not pending, or threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes of the Company or any of its Subsidiaries. There are no requests for rulings or determinations in respect of any income or other material Tax pending between any of the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

(d) Other than customary extensions of the due date to file a Tax Return obtained in the ordinary course of business, none of the Company or any of its Subsidiaries has requested, granted, or become the beneficiary of, or consented to, any extension or waiver of any statute of limitations period related to the assessment or collection of any material Tax, which period (after giving effect to such extension or waiver) has not yet expired.

(e) There are no Liens for Taxes on any property or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries has participated in or is participating in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h) Neither the Company nor any of its Subsidiaries has (i) been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company or any Subsidiary of the Company) or (ii) any material liabilities for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, or by contract (other than contracts entered into in the ordinary course of business the primary purpose of which is not Taxes).

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date (other than any installment sale or open transaction disposition made in the ordinary course of business), (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (other than any prepaid amount received or deferred revenue accrued in the ordinary course of business), (v) inclusion pursuant to Section 965 of the Code, or (vi) excess loss account, as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of Law), in respect of taxable periods ending on or prior to the Closing Date.

(j) The Company and its Subsidiaries have (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company or any Subsidiary thereof and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

Section 3.14 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 3.14 of the Company Disclosure Schedules sets forth the address of all material real property in which the Company or its Subsidiaries holds a leasehold or subleasehold interest or other rights to use or occupy such real property (such real property, together with buildings, structures, improvements or fixtures thereon, the “Leased Real Property”), as well as the original date of, and names of the parties that are currently party to, each of the Leases pertaining to such Leased Real Property. A true and complete copy of each of the top ten (10) (based on current annual rent amounts) Leases, as in full force and effect as of the date hereof, has been made available to Parent. The Company or one of its Subsidiaries holds a valid, binding and enforceable leasehold interest under each of the Leases, and such leasehold interest is free and clear of Liens (other than Permitted Liens). With respect to each Lease and except as would not have a Company Material Adverse Effect: (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of, or default under, any Lease to which it is a party, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination of, or the modification or acceleration of rent under, such Lease; (ii) either the Company or the applicable Subsidiary has possession and quiet enjoyment of the Leased Real Property, and to the Knowledge of the Company, no Lease has been disturbed and there are no disputes with respect to any Leases; (iii) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Lease or any interest therein that remains effective as of the date hereof; and (iv) to the Knowledge of the Company, there is no pending or threatened condemnation or similar action affecting any of the Leased Real Property.

Section 3.15 Intellectual Property.

(a) The issued Patents, Patent applications, registered Marks, applications for registration of Marks, registered Copyrights and applications for registration of Copyrights within the Company Intellectual Property are referred to collectively as the “Company Registered Intellectual Property” and are set forth on Section 3.15(a) of the Company Disclosure Schedules. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no material Company Registered Intellectual Property (other than any applications for Company Registered Intellectual Property) has expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, (ii) all Company Intellectual Property is subsisting and (iii) to the Knowledge of the Company, all Company Registered Intellectual Property (other than any applications therefor) is valid and enforceable.

(b) The Company and its Subsidiaries (i) exclusively own all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) have sufficient rights to all Intellectual Property used in or necessary for the conduct the business of the Company and its Subsidiaries, in each case of clauses (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All licenses granted to the Company Intellectual Property are non-exclusive and have been granted in the ordinary course of business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of, and has not since December 31, 2019, infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person, (ii) to the Knowledge of the Company, as of the date of this Agreement, no third Person is infringing, violating, or misappropriating any Company Intellectual Property, (iii) there is no (and there has not since December 31, 2019, been any) pending claim or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property of any third Person (including any unsolicited demand or request from any Person to license any Intellectual Property) or that any Company Intellectual Property is invalid or unenforceable and (iv) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries and third-party confidential information provided to the Company or any of its Subsidiaries that the Company or such Subsidiary is obligated to maintain in confidence and (v) there is no (and there has not since December 31, 2019, been any) pending claim by the Company or any of its Subsidiaries against any third Person with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property or unenforceability or invalidity of any Intellectual Property, and to the Knowledge of the Company, no third Person is infringing, misappropriating or otherwise violating any material Company Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and its Subsidiaries have taken commercially reasonable efforts to protect their Trade Secrets that they reasonably wish to preserve and there has not been any unauthorized disclosure or theft of any such Trade Secrets, (ii) each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Company Intellectual Property for, on behalf of or under the direction or supervision of the Company or any its Subsidiaries has executed a valid and enforceable written Contract providing for (A) the confidentiality and non-disclosure by such Person of all such Trade Secrets and (B) the assignment by such Person (by way of a present grant of assignment) to the Company or any of its Subsidiaries of all right, title and interest in and to such Company Intellectual Property or otherwise arising out of such Person’s employment by, engagement by, or Contract with the Company or any of its Subsidiaries and (iii) to the Knowledge of the Company, no Person is in breach of any Contract referenced in this Section 3.15(d).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has used, incorporated, linked, combined, modified, or distributed any Open Source Software in a manner that: (A) requires (or has failed to meet any condition on any license or right that results in) the disclosure, licensing or distribution of any source code that is Company Intellectual Property; (B) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; or (C) other than any attribution or notice requirement, imposes any other limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Intellectual Property; and (ii) the Company and its Subsidiaries are in compliance with the terms of all Open Source Licenses for Open Source Software used by any of them.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no source code for any Company Intellectual Property has been disclosed, delivered, licensed or made available to any escrow agent or other third Person who was not, as of the time thereof, an employee or contractor of the Company or its Subsidiaries in connection with their performance of services for the Company or its Subsidiaries and (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee or contractor of the Company or its Subsidiaries for the performance of such services.

Section 3.16 Information Technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have implemented, maintained and monitored reasonable measures with respect to technical, administrative and physical security to preserve and protect the confidentiality, availability, security and integrity of the Company IT Assets and Company Products, (b) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, (c) the Company IT Assets are adequate for, and perform the functions necessary to carry on the conduct of their respective businesses, and to the Knowledge of the Company, the Company IT Assets and Company Products are free of Malicious Code, (d) the Company and its Subsidiaries have experienced no continued substandard performance, failure or other adverse event of the Company IT Assets that has caused any material disruption of or interruption in or to the use of the Company IT Assets and there are no claims pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries with respect to the security, confidentiality, availability, or integrity of the Company IT Assets, (e) to the Knowledge of the Company, there have been no intrusions or breaches of the security of or any other Security Incident with respect to the Company IT Assets or Company Products and (f) the Company and its Subsidiaries own or have sufficient rights pursuant to a written Contract to access and use all Company IT Assets.

Section 3.17 Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no (and there have not been since December 31, 2019 any) claims pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Privacy Obligations (including related to any fines or other sanctions), (b) neither the Company nor any of its Subsidiaries has notified or been required to notify any Person of any Security Incidents, (c) since December 31, 2019, to the Knowledge of the Company, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of Personal Data of the Company, its Subsidiaries or its or their customers while such Personal Data was in the possession or control of the Company, its Subsidiaries or third Persons acting on their behalf, (d) the Company and its Subsidiaries have complied, and are in compliance, with all Privacy Obligations, including with respect to the Processing of Personal Data and (e) the entry into the transactions contemplated by this Agreement shall not result in a breach or violation of, or constitute a default under, any Privacy Obligations.

Section 3.18 Material Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.18 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan (other than with respect to clause (xiv) and (xv) below) or Lease) that:

(i) would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company and its Subsidiaries, taken as a whole;

(ii) contains restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit suppliers anywhere in the world, other than restrictions that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provides for the formation, creation, operation, management or control of any joint venture or partnership with a third party;

(iv) is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any of its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $10 million;

(v) is a settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay consideration of more than $5 million after the date of this Agreement or that contains restrictions on the business and operations of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) (A) provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise) with a value in excess of $50 million or (B) pursuant to which the Company or any of its Subsidiaries acquired or will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, in each case, under which the Company or any of its Subsidiaries has obligations remaining to be performed as of the date hereof;

(vii) obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $5 million;

(viii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company;

(ix) has resulted in payments by the Company or any of its Subsidiaries of more than $5 million in the aggregate for the prior fiscal year (other than Contracts subject to clause (v) above);

(x) has resulted in payments to the Company or any of its Subsidiaries of more than $10 million in the aggregate for the prior fiscal year;

(xi) is a Collective Bargaining Agreement or similar agreement to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound;

(xii) is with (A) each of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole (the “Material Customers”) and (B) each of the ten (10) largest commercial vendors of the Company and its Subsidiaries, taken as a whole (the “Material Vendors”), in each case by dollar amount for the fiscal year ending December 31, 2021;

(xiii) provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent or (B) accelerated vesting in connection with a change of control (including as a result of any termination of employment following a change of control);

(xiv) is a Contract that is for the employment or engagement of any directors, officers, employees or independent contractors of the Company or any of its Subsidiaries at annual base cash compensation in excess of $400,000;

(xv) (A) is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the outstanding shares of the Company Common Stock, on the other hand, except for any Company Benefit Plan or (B) that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act; or

(xvi) (A) under which the Company or any of its Subsidiaries has granted or received an exclusive license to any Intellectual Property, (B) otherwise materially restricting the Company or any of its Subsidiaries’ ability to use, enforce, or disclose any Company Intellectual Property, (C) under which the Company or any of its Subsidiaries has the right to use any Intellectual Property licensed from a third Person that is material to the business of the Company and its Subsidiaries, taken as a whole, (D) under which the Company or any of its Subsidiaries has granted a right to any Company Intellectual Property, which grant is material to the business of the Company and its Subsidiaries, taken as a whole, or (E) under which the Company or any of its Subsidiaries has delivered, made available, licensed, or placed into escrow any source code owned by any of them that is material to the business of the Company and its Subsidiaries, taken as a whole, other than, with respect to each of (A) through (E), (1) non-disclosure agreements entered into in the ordinary course of business, (2) nonexclusive, “off-the-shelf” software licenses granted by third parties to the Company or any of its Subsidiaries, (3) Open Source Licenses, (4) maintenance and support and professional services Contracts with the Company or its Subsidiaries, (5) non-exclusive licenses to customers, resellers, or distributors in the ordinary course of business and (6) agreements with employees and contractors in the ordinary course of business.

Each Contract of the type described in clauses (i) – (xvi) of this Section 3.18(a) is referred to herein as a “Company Material Contract.”

(b) True and correct copies of each Company Material Contract have been publicly filed prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

(c) To the Knowledge of the Company, since the date of the Audited Company Balance Sheet, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Customer indicating that such Material Customer intends to terminate or not renew, any Company Material Contract with such Material Customer.

(d) To the Knowledge of the Company, since the date of the Audited Company Balance Sheet, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Vendor indicating that such Material Vendor intends to terminate, or not renew, any Company Material Contract with such Material Vendor.

Section 3.19 Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

Section 3.20 Affiliate Party Transactions. Since December 31, 2019, through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.21 Proxy Statement. The Proxy Statement will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 3.22 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC, substantially to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Cancelled Shares and Dissenting Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock. A signed copy of such opinion will be made available to Parent, for informational purposes only on a non-reliance basis by Parent or Merger Sub, promptly after the execution and delivery of this Agreement by each of the parties hereto (it being understood and agreed that such opinion is for the benefit of the Company Board only).

Section 3.23 Finders or Brokers. Except for Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Merger.

Section 3.24 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.12 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby and the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

Section 3.25 Government Contracts

(a) Neither the Company nor any of its Subsidiaries has (i) breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Entity; (iii) been audited or investigated by any Governmental Entity with respect to any Government Contract; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential material irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (vi) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform; (vii) received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status or (viii) entered any Government Contracts payable on a cost-reimbursement basis.

(b) The Company and the Subsidiaries have established and maintained in all material respects adequate internal controls for compliance with their respective Government Contracts. All invoices and claims for payment, reimbursement or adjustment submitted by the Company and its Subsidiaries were current, accurate and complete in all material respects as of their respective submission dates. There are no material outstanding claims or disputes in connection with any of the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any of the Company’s or its Subsidiaries’ Government Contracts.

Section 3.26 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and have been since December 31, 2019, in compliance with all Environmental Laws and the Company and its Subsidiaries have not received any written notice regarding any violation of, or any liability (contingent or otherwise) under, any Environmental Law;

(b) There has been no release or disposal of, contamination by, or exposure of any person to any Hazardous Substances that has given or would give rise to any liability (contingent or otherwise) for the Company or any of its Subsidiaries under Environmental Laws; and

(c) The Company and its Subsidiaries have furnished to Parent all environmental audits, reports and other material environmental documents relating to the Company’s, its Subsidiaries’, or its affiliates’ or predecessors’, past or current properties, facilities or operations which are in their possession or under their reasonable control.

Section 3.27 Healthcare Matters.

(a) The Company and its Subsidiaries are, and have been since December 31, 2018, in material compliance with applicable Healthcare Laws. Since December 31, 2018, there is and has been no Actions by or before any Governmental Entity pending or to the Knowledge of the Company, threatened by any other Person against the Company or its Subsidiaries with respect to any alleged violation of, or non-compliance with, any Healthcare Laws.

(b) Neither the Company nor its Subsidiaries nor any of their respective owners, directors, officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), other personnel (whether employees or independent contractors), vendors, representatives, subcontractors, or agents has been, or is currently: (i) suspended, excluded or debarred from any Governmental Health Program or, threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment from any Governmental Health Program; (ii) subject to a civil monetary penalty or civil investigative demand, sanctioned or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Healthcare Law; (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) party to any corporate integrity agreement or subjected to reporting obligations pursuant to any deferred prosecution agreement, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation, Order, or agreement with any Governmental Entity.

(c) Neither the Company nor any of its Subsidiaries has engaged in an activity that involves the coding of medical claims, the submission of medical claims, the receipt or sharing of professional medical collections, or clinical decision support.

(d) Since December 31, 2018, neither the Company nor any of its Subsidiaries has been, and presently is not, subject to HIPAA as a “covered entity” or “business associate” (each as defined in HIPAA), and neither the Company, any of its Subsidiaries, nor to the Knowledge of the Company, any of their directors, officers, employees or independent contractors acting on behalf of the Company or any of its Subsidiaries, has ever used, disclosed, created, received, maintained, accessed, or transmitted “protected health information” (as defined in HIPAA) to conduct its business, except for incidental receipt or viewing of PHI in which no PHI was retained by the Company or any of its Subsidiaries.

Section 3.28 Indebtedness. Section 3.28 of the Company Disclosure Schedules contains a true, correct and complete list of all indebtedness of the Company and its Subsidiaries as of the date hereof in excess of $10,000,000.

Section 3.29 No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 and in the Commitment Letters and the Guarantee, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 and in the Commitment Letters and the Guarantee, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub, or any of their respective Subsidiaries. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 and in the Commitment Letters and the Guarantee, none of Parent, Merger Sub nor any Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent or Merger Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in the corresponding sections or subsections of the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 4.2 Authority; Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of directors (or equivalent governing body) of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing, and the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub.

(b) Except for the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No vote of the equityholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Consents and Approvals; No Violation.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent, Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger, (ii) compliance with the HSR Act, (iii) compliance with any applicable requirements of any other Antitrust and Foreign Investment Laws set forth on Section 4.3(a) of the Parent Disclosure Schedules, (iv) compliance with the applicable requirements of the Exchange Act, (v) compliance with the rules and regulations of NYSE and (vi) any consents, approvals or authorizations which are required only because of facts and circumstances specific to the Company (the foregoing clauses (i) through (vi), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Assuming compliance with the matters referenced in Section 4.3(a) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii) above, any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Financing.

(a) Parent or certain of its controlled Affiliates is a party to and has accepted a fully executed (x) commitment letter dated as of the date hereof (as amended, restated, amended and restated, supplemented or replaced from time to time after the date hereof in accordance with Section 7.4(b) hereof, together with all exhibits and schedules thereto, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein and (y) fee letters, dated of as the date hereof (as amended, restated, amended and restated, supplemented or replaced from time to time after the date hereof in accordance with Section 7.4(b) hereof, the “Debt Fee Letters”), executed in connection with the Debt Commitment Letter. The debt financing committed pursuant to the Debt Commitment Letter and the Debt Fee Letters is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement, from Thoma Bravo Fund XV, L.P., a Delaware limited partnership (the “Equity Investor”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.” The Equity Commitment Letter provides that the Company is an express third-party beneficiary of the Equity Commitment Letter, and, subject to the terms and conditions set forth therein, entitled to enforce the Equity Commitment Letter.

(c) As of the date hereof, Parent has delivered to the Company a true, complete and correct copy of the executed Debt Commitment Letter, Debt Fee Letters and Equity Commitment Letter, and in the case of the Debt Fee Letters, subject to redaction solely of the fee amounts, pricing caps, original issue discount, “market flex” and other economic provisions that are customarily redacted in connection with transactions of this type, none of which redacted provisions would be reasonably expected to adversely affect the conditionality, enforceability, termination, aggregate principal amount or availability of the Debt Financing.

(d) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Sources and the Equity Investor, as applicable, to provide the Financing or any contingencies that would permit the Debt Financing Sources or the Equity Investor, as applicable, to reduce the aggregate principal amount of the Financing, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date hereof, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge as of the date hereof that any Debt Financing Sources or Equity Investor will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters that could affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing.

(e) The Financing, if funded in accordance with the Commitment Letters and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount), shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction on the Closing Date of all of Parent’s obligations under this Agreement and the Commitment Letters to be funded on the Closing Date, including the payment of the Merger Consideration payable on the Closing Date, and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”). From and after the Closing Date, Parent, together with the Surviving Corporation, will have sufficient cash on hand or other sources of immediately available funds to enable it to settle conversions or effect redemptions of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture.

(f) As of the date hereof, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, all the other parties thereto and are in full force and effect. As of the date hereof, to the Knowledge of Parent no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due to be paid by it on or before the Closing Date. As of the date hereof, the Commitment Letters have not been modified, amended or altered and none of the respective commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect and, to the Knowledge of Parent, no termination, reduction, withdrawal or rescission thereof is contemplated (except as contemplated or as permitted as of the date hereof in the Debt Commitment Letter). Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Debt Fee Letters provided as of the date hereof or to add or replace any additional agents, lenders, lead arrangers, bookrunners, syndication agents or other financial institutions thereto as provided for in the Debt Commitment Letter shall be permitted and shall not require written consent of the Company.

(g) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.

Section 4.5 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the guarantee addressed to the Company from the Equity Investor guaranteeing certain of the payment obligations of Parent and Merger Sub under this Agreement on the terms set forth therein (the “Guarantee”). As of the date hereof, the Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of the Equity Investor, enforceable in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, no Equity Investor is in default or breach under the terms and conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guarantee. The Equity Investor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guarantee.

Section 4.6 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.

Section 4.8 Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement (the “Parent Information”) will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9 Finders or Brokers. Neither Parent nor any Subsidiary of Parent (including Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or any of its Subsidiaries in connection with or on consummation of the Merger or the other transactions contemplated hereby.

Section 4.10 Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, the Equity Investor or any of their Affiliates, on the one hand, and any beneficial owner of five percent or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time.

Section 4.11 Foreign Person. Neither Parent nor Merger Sub is a foreign person within the meaning of title 31 of the Code of Federal Regulations part 800 section 800.224.

Section 4.12 Ownership of Common Stock. Except as set forth on Schedule 4.12 of the Parent Disclosure Schedules, none of Parent, Merger Sub, the Equity Investor or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub, the Equity Investor or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, Merger Sub, the Equity Investor or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.13 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith), assuming the accuracy of the representations and warranties set forth in Article 3 in all material respects:

(a) the Fair Value of the assets of Parent and its Subsidiaries, on a consolidated basis, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), on a consolidated basis;

(b) Parent and its Subsidiaries, on a consolidated basis, shall be able to pay their debts and obligations in the ordinary course of business as they become due;

(c) Parent and its Subsidiaries, on a consolidated basis, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage; and

(d) For the purposes of this Section 4.13, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.14 No Other Representations or Warranties; No Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 and in any other document, agreement or instrument delivered by the Company pursuant to this Agreement, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 and in any other document, agreement or instrument delivered by the Company pursuant to this Agreement, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 and in any other document, agreement or instrument delivered by the Company pursuant to this Agreement, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company.

ARTICLE 5

INTERIM OPERATION OF BUSINESS

Section 5.1 Conduct of Company Business During Pendency of Merger.

(a) From and after the date of this Agreement and prior to earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Parent shall be deemed to have approved in writing if it provides no response within five (5) Business Days after written request by the Company in accordance with Section 9.7 of this Agreement for such approval, (iii) as may be expressly required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to (A) conduct its business in all material respects in the ordinary course consistent with past practices and (B) use its commercially reasonable efforts to preserve intact in all material respects its business organization and business relationships; provided, however, that no action taken by the Company or its Subsidiaries that is expressly permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions set forth in Section 5.1(b)) shall be deemed to be a breach of this Section 5.1(a).

(b) From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (v) as may be required by applicable Law, (w) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that Parent shall be deemed to have approved in writing if it provides no response within five (5) Business Days after written request by the Company in accordance with Section 9.7 of this Agreement for such approval, (x) as may be contemplated, required or permitted by this Agreement, (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect on the date hereof, or (z) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, adjust, split, subdivide, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by Section 5.1(b)(vii), and except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required under the existing terms of a Company Benefit Plan (provided that with respect to clause (C) below, only with respect to the Company Benefits Plans set forth on Section 3.11(a) of the Company Disclosure Schedules) or a Collective Bargaining Agreement, shall not, and shall not permit any of its Subsidiaries to (A) materially increase the compensation or other benefits payable or provided to the current or former independent contractors, directors or employees of the Company or any of its Subsidiaries, (B) enter into any employment, consulting, change of control, severance or retention agreement or other compensation or benefit agreement with any current or former independent contractor, director or employee of the Company or any of its Subsidiaries (except for employment agreements terminable on no more than 30 days’ notice without penalty or severance (unless such severance is in accordance with the Company Severance Plans)), (C) grant any new change of control, severance, retention, pension or other cash, equity or equity-based compensation or benefits in respect of, or accelerate the funding, vesting or payment of any compensation or benefit for, any such current or former independent contractor, director or employee, or (D) except as provided under clause (B), enter into, adopt, materially amend, terminate or materially increase the coverage or benefits available under any Company Benefit Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement);

(iv) shall not, and shall not permit any of its Subsidiaries to, hire or engage any Person with an annual base cash compensation in excess of $300,000, or terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with an annual base cash compensation in excess of $300,000;

(v) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

(vi) shall not adopt any material amendments to the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws or any other similar organizational document other than immaterial amendments to such organizational documents of the Company’s Subsidiaries;

(vii) except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership or equity or equity-based interests in the Company or any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise expressly provided by the terms of this Agreement or required by the express terms of any such Company Equity Award outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date of this Agreement or as may be granted after the date of this Agreement as set forth on Section 5.1(b)(iii) of the Company Disclosure Schedules, (B) any Permitted Liens and (C) as required by the existing terms of Company Benefit Plans or agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(ix)(D)) and set forth on Section 5.1(b)(vii)(C) of the Company Disclosure Schedules;

(viii) except for transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards upon the vesting, settlement or sale thereof in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms of such Company Equity Award;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee, any indebtedness for borrowed money, except for (A) any indebtedness solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees or credit support provided by the Company or any of its Subsidiaries for indebtedness of the Company or any of its Subsidiaries, to the extent such indebtedness is (1) in existence on the date of this Agreement or (2) incurred in compliance with this Section 5.1(b)(ix), (C) indebtedness incurred in accordance with agreements in effect prior to the execution of this Agreement, including the Existing Credit Agreement, and (D) other indebtedness that has an aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries that does not exceed $30,000,000; provided, that any indebtedness incurred pursuant to this Section 5.1(b)(ix) shall be able to be fully refinanced at the Closing and cannot otherwise interfere with the Financing;

(x) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any portion of its material properties or assets, including the capital stock of its Subsidiaries, in each case in excess of $10,000,000 individually or $30,000,000 in the aggregate, other than (except for the capital stock of its

Subsidiaries) in the ordinary course of business, and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(ix)(D)), and (B) transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries;

(xi) shall not, and shall not permit any of its Subsidiaries to, (A) terminate or modify, amend or waive any material rights under any Company Material Contract in any material respect in a manner that is adverse to the Company and its Subsidiaries, taken as a whole, in each case, other than in the ordinary course of business or as otherwise contemplated by this Section 5.1(b) or (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practice;

(xii) shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $4,000,000 individually or $10,000,000 in the aggregate;

(xiii) shall not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditures other than capital expenditures (A) not in excess of $2,000,000 individually or $5,000,000 in the aggregate in any 12-month period or (B) as otherwise contemplated by the capital expenditure budget set forth in Section 5.1(b)(xiii) of the Company Disclosure Schedules;

(xiv) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for any such transactions solely between or among the Company’s Subsidiaries or solely between or among any of the Company’s Subsidiaries and the Company;

(xv) shall not, and shall not permit any of its Subsidiaries to (A) make, revoke or change any Tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Company and its Subsidiaries, (B) surrender any claim for a refund of material Taxes, (C) enter into any closing agreement with respect to material Taxes, (D) file an amended Tax Return that could materially increase Taxes payable by, or otherwise have a material and adverse impact on, Parent or the Company or its Subsidiaries, (E) settle or compromise any material Tax Liability or any audit or proceeding relating to material Taxes, (F) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), or (G) knowingly fail to pay any material Tax that becomes due and payable (including estimated tax payments);

(xvi) shall not, and shall not permit any of its Subsidiaries to, apply for or receive any relief under (i) the CARES Act or any other applicable Law or governmental program designed to provide relief related to COVID-19 or (ii) any Payroll Tax Executive Order;

(xvii) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or material assets or division thereof, in each case, except for (A) purchases of inventory and supplies in the ordinary course of business consistent with past practice or pursuant to existing Contracts in effect as of the date hereof; or (B) acquisitions or investments not to exceed $35,000,000 million in the aggregate (excluding, for the avoidance of doubt, any capital expenditures that are permitted under Section 5.1(b)(xiii));

(xviii) shall not, and shall not permit any of its Subsidiaries to, negotiate, enter into, adopt, extend, amend or terminate or agree to any Collective Bargaining Agreement or similar agreement with any labor organization, in each case, except (A) to the extent required by applicable Law or (B) for the entry into, adoption of, amendment of, termination of or agreement in respect of any Collective Bargaining Agreement that is currently under negotiation or is required to be under negotiation, in the ordinary course of business on terms that, in each case, are not materially less favorable to the Company and its Subsidiaries in the aggregate compared to the particular Collective Bargaining Agreement at issue that is in existence as of the date hereof;

(xix) shall not, and shall not permit any of its Subsidiaries to, recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(xx) shall not, and shall not permit any of its Subsidiaries to, implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to implicate notification requirements pursuant to the WARN Act or implicate labor protection payments under any Collective Bargaining Agreement;

(xxi) shall not, and shall not permit any of its Subsidiaries to, grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(xxii) shall not, and shall not permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xxiii) make any loans or advances to any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; or (iii) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;

(xxiv) shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, license, abandon, permit to lapse or otherwise dispose of or subject to any Lien, any Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) non-exclusive licenses of Intellectual Property granted by the Company and its Subsidiaries in the ordinary course of business; (B) the disclosure of any Trade Secrets (1) in the ordinary course of business pursuant to confidentiality obligations or (2) that the Company and its Subsidiaries do not reasonably wish to preserve; or (C) the expiration of Company Intellectual Property at the end of its maximum statutory term;

(xxv) shall not, and shall not permit any of its Subsidiaries to (A) disclose any Trade Secrets that are material to the business of the Company and its Subsidiaries, taken as a whole, that they reasonably wish to preserve, except in the ordinary course of business pursuant to confidentiality obligations, or (B) disclose, make available, deliver, license or place into escrow any source code owned by the Company or any of its Subsidiaries with respect to Software that is material to the business of the Company and its Subsidiaries, taken as a whole, except (x) to the extent any such disclosure, license or placement is required by an existing Contract as of the date hereof or (y) to the extent such source code is released as Open Source Software in the ordinary course of business consistent with past practice (which shall not include the release of source code related to (or developed for) a Company Product that is not released as Open Source Software as of the date hereof other than contributions of modifications of Software that is Open Source Software as of the date hereof);

(xxvi) shall not, and shall not permit any of its Subsidiaries to, make any material adverse change to the operation or security of any Company IT Assets or Company Products or the Company’s or any of its Subsidiaries’ policies or procedures with respect to Personal Data, except as required by applicable Law by a contractual obligation existing as of the date hereof or as requested or required by a Governmental Entity; and

(xxvii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions;

(c) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent the Company or its Subsidiaries from taking or failing to take any action that would otherwise be prohibited by Section 5.1(a) or Section 5.1(b), including the establishment of any policy, procedure or protocol, reasonably in response to COVID-19 or any COVID-19 Measures or in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine, so long as, in each case, the Company or its applicable Subsidiary consults in good faith with Parent prior to taking or failing to take such action, and no such action or omission following such consultation shall be deemed to violate or breach Section 5.1(a) or Section 5.1(b).

(d) Nothing contained in this Section 5.1 or elsewhere in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in Section 5.1(a) and Section 5.1(b), the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.2 Conduct of Business of Parent and Merger Sub. From the date of this Agreement until the earlier of (a) the Termination Date and (b) the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of the Consents (or expiration of applicable waiting periods) of the Governmental Entities set forth on Section 5.2 of the Company Disclosure Schedules, Parent and Merger Sub shall not, and shall cause their Subsidiaries and Affiliates not to, acquire or agree to acquire by merger or consolidation with, or by purchasing a material portion of the assets of or equity in, any person (a “Specified Acquisition”), if the entering into a definitive agreement with respect to or the consummation of a Specified Acquisition would reasonably be expected to (i) prevent, materially delay or materially impede the obtaining of the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of Consents (or expiration of applicable waiting periods) of the Governmental Entities set forth on Section 5.2 of the Company Disclosure Schedules, or (ii) materially increase the risk of any Governmental Entity seeking or entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby.

Section 5.3 No Actions Causing Delays. Except as otherwise permitted under this Agreement, the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries and, in the case of Parent and Merger Sub, their HSR Affiliates, not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

ARTICLE 6

GO-SHOP PERIOD & NO-SHOP RESTRICTIONS

Section 6.1 Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern time on May 16, 2022 (the “No-Shop Period Start Date” and such period of time, the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to (and may without restriction hereunder but subject to compliance with the terms of this Agreement): (a) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company and any of its Subsidiaries and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries to any Person (and its Representatives, including potential financing sources of such Person) that has entered into an Acceptable Confidentiality Agreement; provided, that the Company shall provide Parent and Merger Sub (and their Representatives, including financing sources) with access to any information or data that is provided to any Person given such access that was not previously made available

(whether prior to or after the execution of this Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof); and (b) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) regarding any Alternative Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Alternative Acquisition Proposals or other proposals that could reasonably be expected to lead to Alternative Acquisition Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an Alternative Acquisition Proposal or amendment to an Alternative Acquisition Proposal to be made confidentially to the Company or the Company Board. The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof.

Section 6.2 No-Shop Period.

(a) Subject to the provisions of this Section 6.2, commencing on the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the Termination Date, the Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate the making or submission of any offer or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Alternative Acquisition Proposal with, or furnish any nonpublic information relating to the Company or its Subsidiaries for the purpose of facilitating an Alternative Acquisition Proposal to, any Person that has made or, to the Knowledge of the Company, is considering making an Alternative Acquisition Proposal (except, in each case, to notify such Person as to the existence of the provisions of this Section 6.2), or afford any Person access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries for the purpose of encouraging, inducing or facilitating an Alternative Acquisition Proposal, or (iii) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal, or (iv) enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to an Alternative Acquisition Proposal (except for an Acceptable Confidentiality Agreement permitted hereunder). From the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company will be required to enforce, and will not waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board has determined in good faith, after consultation with its outside counsel, that the failure to take such action (A) would prohibit the counterparty from making an Alternative Acquisition Proposal to the Company Board and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(b) Subject to the terms of this Section 6.2, from the No-Shop Period Start Date until the earlier of the Effective Time and the Termination Date, the Company will, and will cause its Subsidiaries and its and their respective officers and directors, and shall use its reasonable best efforts to cause its other Representatives to, (i) cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that is prohibited by this Section 6.2, (ii) request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement with respect to an actual or potential Alternative Acquisition Proposal was entered into at any time within twelve (12) months immediately preceding the No-Shop Period Start Date, (iii) cease providing any further information with respect to the Company or any Alternative Acquisition Proposal to any such Person or its Representatives and (iv) terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access). Notwithstanding anything in Section 6.2(a) or this Section 6.2(b) to the contrary, at any time prior to the adoption of this

Agreement by the Company’s stockholders, the Company may continue to engage in the activities described in Section 6.1 (but subject to compliance with all of the requirements set forth therein) with respect to any Excluded Party (but only for so long as such Person is and remains an Excluded Party (provided that at any time that a Person ceases to be an Excluded Party, such Person may thereafter never become an Excluded Party)), including with respect to any amended or modified Alternative Acquisition Proposal received from any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 6.2(a) shall not apply with respect thereto for so long as such Person is and remains an Excluded Party.

(c) Notwithstanding anything in Section 6.2(a) to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders, if the Company receives an Alternative Acquisition Proposal from a third party that was not received in response to, or as a result of, actions that constitute a breach of Section 6.2(a), (i) the Company and its Representatives may contact the third party making such Alternative Acquisition Proposal solely to clarify the terms and conditions thereof, and (ii) if the Company Board determines in good faith, after consultation with outside legal and financial advisors, that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 6.2 would be inconsistent with its fiduciary duties under applicable Law, then the Company may: (A) engage in discussions or negotiations with the third party (including its Representatives and potential equity and debt financing sources) with respect to such Alternative Acquisition Proposal, and (B) furnish nonpublic information to the third party making such Alternative Acquisition Proposal (and its Representatives and potential equity and debt financing sources) if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement with the Company, provided that the Company provides to Parent and Merger Sub (and their respective Representatives) any information or data that is provided to such third party that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such third party (and in any event within 24 hours thereof). The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof.

(d) The Company agrees that any material breach of this Section  6.2 by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

Section 6.3 Notices. As promptly as reasonably practicable, and in any event within 24 hours following the expiration of the Go-Shop Period, the Company shall deliver to Parent a written notice setting forth: (i) the identity of each Excluded Party from which the Company has received during the Go-Shop Period an Alternative Acquisition Proposal that remains pending and (ii) the material terms and conditions of any such pending Alternative Acquisition Proposal made by each such Excluded Party. The Company shall (whether during or after the Go-Shop Period) promptly (and in any event within 24 hours) notify Parent of (A) the entry by the Company or any of its Subsidiaries into an Acceptable Confidentiality Agreement with a third party who has made or could make an Alternative Acquisition Proposal (or, if such third party was already party to a confidentiality agreement with the Company or any of its Subsidiaries, then the Company shall instead notify Parent within 24 hours of granting data room access to such third party or its representatives, it being understood that such notification need only be made one time with respect to such third party and its representatives) and (B) any Alternative Acquisition Proposal received by the Company or any of its Subsidiaries or Representatives, which notice shall be provided orally and in writing, and which shall identify the material terms and conditions thereof (and, thereafter, any material change to the terms thereof) and (unless expressly prohibited pursuant to a confidentiality agreement in effect as of the date of this Agreement) the Person or group making such Alternative Acquisition Proposal and include copies of all documents and other written materials (including any letter of intent, term sheet or draft of definitive agreement) submitted with such Alternative Acquisition Proposal. From and after the expiration of the Go-Shop Period, the Company shall keep Parent reasonably informed on a reasonably current basis of the status and any material developments (including all amendments or proposed amendments, whether or not in writing) regarding any Alternative Acquisition Proposals or any material change to the terms of any such Alternative Acquisition Proposal, and promptly (and in any event within twenty-four

(24) hours) provide Parent with copies of all documents and other written materials (including any letter of intent, term sheet or draft or definitive agreement) relating to any Alternative Acquisition Proposal (including the financing thereof). Without limiting the parties’ rights and obligations under Section 7.3(d), it is understood and agreed that any contacts, disclosures, discussions or negotiations expressly permitted under this Article 6 shall not (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement.

ARTICLE 7

COVENANTS AND AGREEMENTS

Section 7.1 General Efforts to Complete Merger. Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall promptly take (or cause to be taken) all actions, and promptly do (or cause to be done) and assist and cooperate with the other Party or Parties in doing (or causing to be done) all things, in each case that are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement in the most expeditious manner possible after the date of this Agreement (subject to the terms of this Agreement) and in any event prior to the End Date, including (i) delivering all required notices or the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals from Governmental Entities, and making all necessary registrations and filings and the taking of all steps as necessary to obtain approvals, clearances or waivers from, or to avoid an action or proceeding by any Governmental Entity, (ii) obtaining all necessary Consents from third parties that may be necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement, (iii) defending any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or actions taken by the Company, Parent, Merger Sub or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby, including by resisting, appealing, obtaining consent pursuant to, resolving or lifting, as applicable, any injunction or other Order enjoining or prohibiting the consummation of the Merger, and (iv) executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries or Parent or any of its Subsidiaries be required to pay (and without the consent of Parent, none of the Company nor any of its Subsidiaries shall pay or agree to pay) prior to the Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise. For the avoidance of doubt, to the extent any of the requirements or terms of this Section 7.1 conflict with the requirements or terms of Section 7.2, then the terms of Section 7.2 shall control and nothing in this Section 7.1 shall modify or supersede any of the obligations, limitations and/or restrictions set forth in Section 7.2.

Section 7.2 Governmental Approvals.

(a) Subject to the terms and conditions herein provided and without limiting the generality of Section 7.1, the Company and its Subsidiaries and Parent and its Subsidiaries (including Merger Sub) shall (i) promptly, but in no event later than fifteen (15) Business Days after the date of this Agreement, file any and all required notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable after the date of this Agreement, (ii) as soon as practicable after the date hereof file any and all notification and report forms required under other applicable Antitrust and Foreign Investment Laws with respect to the Merger and the other transactions contemplated by this Agreement, and take all other actions necessary to obtain clearances or approvals or cause the expiration or termination of any applicable waiting periods under applicable Antitrust and

Foreign Investment Laws as soon as practicable after the date of this Agreement, (iii) cooperate with each other in promptly making all such filings and timely obtaining all such Consents, (iv) promptly make an appropriate response to any request by a Governmental Entity for any additional information or documents pursuant to any Law, and (v) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, or any other Governmental Entity or other Person may assert under any Law (including in connection with the Company Approvals and Parent Approvals) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable after the date of this Agreement; provided, that no Party shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) (i) offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of any Person, including Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand; or (ii) take (or refrain from taking) any other action or accept or otherwise agree to any other restrictions on the activities of any Person, including Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand, if such action or restriction that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, properties, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole, on the one hand, or Parent and Merger Sub (and their respective Affiliates), on the other hand. In the event that any information in the filings submitted pursuant to this Section 7.2 or any such supplemental information furnished in connection therewith is deemed confidential by either Party, the Parties shall maintain the confidentiality of the same, and the Parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view.

(b) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 7.2, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the other covenants of the parties contained in this Section 7.2, but subject to Section 7.2(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

Section 7.3 Company Stockholder Approval.

(a) The Company shall prepare and, as promptly as reasonably practicable (but in no event later than thirty (30) Business Days or, if the Company has received an Alternative Acquisition Proposal from an Excluded Party, forty-five (45) calendar days) after the date hereof, file with the SEC the preliminary Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent and Merger Sub that is required in connection with the preparation of the Proxy Statement. Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review such document or response, and the Company shall consider in good faith any comments proposed by Parent. The Company shall respond promptly to any comments from the SEC or the staff of the SEC with respect to the Proxy Statement (or any amendment or supplement thereto). The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Company Stockholder Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent (solely with respect to the Parent Information or other information relating to Parent or its Affiliates, officers or directors) or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party or Parties hereto (as the case may be) and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement, the “Clearance Date”); provided that, notwithstanding anything to the contrary in the foregoing, if the Clearance Date occurs prior to the end of the Go-Shop Period, the Company will not be required to cause the Proxy Statement to be disseminated to the stockholders of the Company until the expiration of the Go-Shop Period but shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the stockholders of the Company as promptly as reasonably practicable (and in any event no later than five (5) Business Days) after the expiration of the Go-Shop Period.

(b) Subject to the terms of Section 7.3(d), the Company shall take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as soon as reasonably practicable following the Clearance Date. Once established, the Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise required by applicable Law. Unless the Company shall have made a Change of Recommendation in accordance with Section 7.3(d), the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement).

(c) The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Stockholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times or for more than 45 calendar days in total pursuant to this clause (ii) without Parent’s prior written consent), (iii) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times or for more than 45 calendar days in total pursuant to this clause (iii) without Parent’s prior written consent) or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

(d) Except as otherwise permitted in this Section 7.3(d), the Company Board shall not (i) withdraw (or qualify or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify or modify in any manner adverse to Parent), the Company Recommendation (it being understood that it shall be considered a modification adverse to Parent if (1) any Alternative Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Alternative Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within five (5) Business Days of such public announcement providing that the Company Board reaffirms the Company Recommendation), (ii) approve, recommend or declare advisable any Alternative Acquisition Proposal (or propose to approve, recommend or declare advisable any Alternative Acquisition Proposal), (iii) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions (provided that, in the event Parent has not previously requested the Company Board to make such a reaffirmation, there shall be no limit on the number of reaffirmations that Parent may request in response to any Alternative Acquisition Proposal)) or (iv) fail to include the Company Recommendation in the Proxy Statement (any such action, a “Change of Recommendation”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may effect a Change of Recommendation and/or cause the Company to terminate this Agreement pursuant to Section 8.1(c)(iii) in response to a Superior Proposal received by the Company at any time after the date of this Agreement, provided that (A) the Company Board shall have determined in good faith (after consultation with its outside legal and financial advisors) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (B) the Company shall have given Parent at least five (5) Business Days prior written notice of the Company’s intention to effect a Change of Recommendation or terminate this Agreement in response to such Superior Proposal, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the Person making the Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Superior Proposal, including any related financing commitments, if any, (C) the Company shall have complied in all material respects with its obligations pursuant to Article 6 and this Section 7.3 with respect to such Superior Proposal, (D) the Company shall have negotiated in good faith with Parent and its Representatives (to the extent Parent desires to negotiate) with respect to the terms and conditions of this Agreement and/or the Commitment Letters so that such Alternative Acquisition Proposal would cease to constitute a Superior Proposal, (E) following such five (5) Business Day period, the Company Board (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement that are binding on Parent and Merger Sub and irrevocable by Parent and Merger Sub until the expiration of the foregoing five-Business Day period (assuming the execution and delivery by the Company of the applicable definitive agreement) and any other information provided by Parent) shall have determined that the failure of the Company Board to make such a Change of Recommendation or to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (F) in the event of a termination of this Agreement in order to cause the Company to enter into a definitive agreement with respect to such Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.1(c)(iii), including paying the Company Termination Fee. In the event of any material amendments or modifications to such Alternative Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.3(d) with respect to such new written notice (it being understood that the five (5) Business Day period shall be three (3) Business Days with respect to such new written notice, but in no event shorter than five (5) Business Days following the original written notice). In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may also effect a Change of Recommendation in response to an Intervening Event if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, provided that (i) the Company Board shall have given Parent at least five (5) Business Days prior written notice of the Company’s intention to effect a Change of Recommendation in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event, (ii) the Company Board shall have given Parent an opportunity to meet and negotiate with the Company and its advisors during the foregoing five (5) Business Day period (to the extent that Parent desires to so meet and negotiate) to discuss the foregoing Intervening Event and any adjustments or revisions to the terms of this Agreement proposed by Parent in response thereto to obviate the need to effect a Change of Recommendation, and following such five (5) Business Day period, the Company Board, after consultation with the Company’s outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, shall have determined that the failure of the Company Board to make such a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that each time any material amendment or modification to the Intervening Event occurs, the Company shall notify Parent of such amendment or modification in writing and the time period set forth in the preceding clause (ii) shall recommence and be extended for two (2) Business Days from the day of such notification (provided that the time period shall in no event be shorter than five (5) Business Days following the original written notice).

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would reasonably be expected to be inconsistent with the exercise of its fiduciary duties under applicable Law; provided that (1) any such statement or disclosure pursuant to this Section 7.3(e) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 7.3, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board to effect a Change of Recommendation other than in accordance with Section 7.3(d).

Section 7.4 Parent Financing.

(a) Parent shall use reasonable best efforts to, and shall cause its Subsidiaries (and their respective Representatives) to use reasonable best efforts to, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and subject to the conditions described in the Commitment Letters and the Debt Fee Letters as promptly as reasonably practicable but in any event prior to the Closing Date, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any Debt Fee Letter), (iii) satisfy (or obtain the waiver of) on a timely basis all conditions, which are within Parent or Merger Sub’s control, in the Commitment Letters and the Definitive Agreements and comply with its obligations thereunder and (iv) enforce its rights under the Commitment Letters. Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at Closing) have been satisfied or waived, Parent shall (1) use reasonable best efforts to cause the Debt Financing Sources to comply with their respective obligations under the Debt Commitment Letter and (2) cause the Equity Investor to comply with its obligations under the Equity Commitment Letter, in each case, including to fund the Financing on the Closing Date, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby.

(b) Parent shall not without the prior written consent of the Company: (i) permit any amendment, termination or modification to, or any waiver of any provision or remedy under, the Commitment Letters or any Debt Fee Letter if such amendment, modification, waiver or remedy: (A) adds new (or adversely modifies any existing) conditions to the consummation of the Financing, (B) reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Fee Letters on the date of this Agreement unless the amount of the Debt Financing or Equity Financing is increased by a corresponding amount) such that the aggregate amount of the Financing would be less than the amount required to pay the Financing Amounts, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letters as in effect on the date of this Agreement or (D) otherwise would reasonably be expected to hinder, delay or prevent the Closing. Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Debt Fee Letters provided as of the date hereof or to add or replace any additional agents, lenders, lead arrangers, bookrunners, syndication agents or other financial institutions thereto as provided for in the Debt Commitment Letter that otherwise complies with this Section 7.4(b)) shall be permitted and shall not require written consent of the Company. Parent shall promptly deliver to the Company copies of any written amendment, modification, waiver or replacement relating to the Financing promptly upon execution thereof.

(c) In the event that any portion of the Debt Financing required, together with the portion of the Financing that remains available, to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent will (i) use reasonable best efforts to obtain alternative debt financing (the “Alternative Financing”) (in an amount sufficient, when taken together with the available portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts) from the same or other sources and which are on terms (taken as a whole) not less favorable to Parent (or its Affiliates) than those set forth in the Debt Commitment Letter and which do not include any conditions to the consummation of such Alternative Financing that are more onerous than the conditions set forth in the Debt Financing and (ii) promptly notify the Company of such unavailability. Parent shall deliver to the Company true and complete copies of any commitment letters and any related fee letters (subject, in the case of such fee letters, to redaction solely of fee amounts, pricing caps, original issue discount, “market flex” and other economic provisions that are customarily redacted in connection with transactions of this type, none of which redacted provisions would reasonably be expected to adversely affect the conditionality, enforceability, termination, aggregate principal amount or availability of the Alternative Financing on the Closing Date) with respect to any Alternative Financing. As applicable, for the purposes of this Agreement, (A) the term “Commitment Letters” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing arranged in compliance herewith (and any Commitment Letter remaining in effect at the time in question) and (B) the Debt Financing shall include any Alternative Financing. Parent shall provide the Company with (x) prompt written notice of any material breach, default, termination, cancellation or repudiation by any party to the Commitment Letters relating to the Financing and (y) a copy of any written notice or other written communication from any Debt Financing Source with respect to any actual or alleged (in writing) material breach, default, termination, cancellation or repudiation by any party to the Debt Commitment Letter or any Debt Fee Letter. To the extent requested by the Company, Parent shall keep the Company reasonably informed on a reasonably current basis of the status and in reasonable detail of its efforts to consummate the Financing and, upon the Company’s reasonable request, provide to the Company complete, correct and executed copies of the material Definitive Agreements for the Debt Financing. The foregoing notwithstanding, compliance by Parent with this Section 7.4 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(d) From and after the date of this Agreement and prior to the Closing Date, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries (and their respective Representatives) to use reasonable best efforts, to provide customary cooperation with Parent and Merger Sub, in each case, at Parent’s sole cost and expense, as is customary for financings of the type contemplated in the Debt Commitment Letter in connection with the arrangement of the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including using reasonable best efforts to, in each case to the extent reasonably requested by Parent in writing (for the avoidance of doubt, email correspondence being sufficient):

(i) furnish Parent any Required Financial Information;

(ii) assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice (which meetings, presentations, road shows and sessions shall be virtual) and to assists with the marketing or syndication efforts of Parent in connection with the Debt Financing;

(iii) facilitate the pledging of collateral of the Company and its Subsidiaries effective no earlier than the Closing, including the use of reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank) required to be delivered under the Debt Commitment Letter to the extent in the possession of the Company or its Subsidiaries;

(iv) provide a customary payoff letter and lien terminations and instruments of discharge (to the extent applicable) for all indebtedness set forth on Schedule 7.4(d)(iv) and, to the extent requested by Parent no later than ten (10) days prior to Closing, any bank credit facility incurred after the date hereof by the Company or any of its Subsidiaries, in each case to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all such indebtedness and liens (if any), subject to the occurrence of the Closing;

(v) provide reasonable and customary assistance to Parent and the Debt Financing Source in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations (including providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing material for the Debt Financing;

(vi) (x) so long as requested by Parent at least ten (10) days prior to the Closing Date, provide at least three (3) days prior to the Closing Date, all documentation and other information relating to the Company or any of its Subsidiaries required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (y) if the Company is a “legal entity” customer under 31 C.F.R. § 1010.230, so long as requested by Parent at least ten (10) Business Days prior to the Closing Date, provide at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company;

(vii) provide reasonable and customary assistance to assist Parent in producing any Required Pro Forma Financial Information; provided, that it is understood that the Company and its Subsidiaries shall not be (A) responsible for preparing such pro forma financial information or (B) required to provide any information or assistance relating to (x) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses related to such debt and equity capitalization, (y) any post-Closing or pro forma cost savings, synergies, capitalization ownership or other pro forma adjustments or (z) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(viii) cooperate with Parent to obtain reasonable and customary corporate and facilities credit ratings;

(ix) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable;

(x) assist in the preparation of, and executing and delivering at Closing, Definitive Agreements (including schedules thereto), including guarantee and collateral documents and instruments as may be reasonably requested by Parent, customary closing certificates, a solvency certificate (in the form attached to the Debt Commitment Letter as of the date hereof), perfection certificates and other customary documents and instruments as may be reasonably requested by Parent in writing and, in each case, necessary and customary as may be required by the Debt Commitment Letter; provided, that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the occurrence of the Closing; and

(xi) taking reasonable corporate actions, subject to and only effective upon the occurrence of the Closing (and subject to the Debt Commitment Letter with respect to subsidiary guarantors), reasonably necessary to permit the consummation of the Debt Financing.

(e) The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 7.4 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing, except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing, (ii) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of customary authorization letters and representation letters referenced above), (iii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iv) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or have any obligation of the

Company or any of its Affiliates under any agreement, certificate, document or instrument be effective prior to the Closing, (v) cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (vi) conflict with the organizational documents of the Company or any of its Affiliates or any Laws, (vii) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract to which the Company or any of its Affiliates is a party, (viii) provide access to or disclose information that the Company or any of its Affiliates reasonably determines would jeopardize any attorney-client privilege; provided, that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, the Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Debt Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality, or (ix) require the Company to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice. Nothing contained in this Section 7.4 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements) and shall indemnify and hold harmless the Company and its Affiliates and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its representatives pursuant to this Section 7.4 and any information used in connection therewith, except with respect to any losses suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by the Company or any of its Subsidiaries.

(f) The Parties hereto acknowledge and agree that the provisions contained in this Section 7.4 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of the Financing to be obtained by Parent with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.

(g) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 7.4 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements.

(h) The Company hereby consents to the use of the logos of the Company and its subsidiaries by Parent in connection with the Debt Financing; provided, however, that Parent shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

Section 7.5 Convertible Notes; Capped Call Transactions.

(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s). Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall give any notices and take all actions required under, and with prior consent of Parent, not to be unreasonably withheld, conditioned or delayed, may take actions permitted, under the terms of the Convertible Notes, the Convertible Notes Indenture or under applicable Law, and shall take any other actions reasonably requested by Parent to the extent such actions are permitted or contemplated by, the terms of the Convertible Notes Indenture, the Convertible Notes or any applicable Law (with respect to the Convertible Notes Indenture or the Convertible Notes) in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include, without limitation, the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and making any repurchases or conversions of the Convertible Notes occurring prior to or as a result of the Merger, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, and (iii) taking all such further actions, including, without limitation, delivering any officer’s certificates and legal opinions, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may make any settlement election with respect to any Conversion Date (as defined in the Convertible Notes Indenture) under the Convertible Notes Indenture (provided that the Company shall be permitted only to cash settle any conversion) and settle conversions or effect redemptions of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture. For the avoidance of doubt, the transactions contemplated by this Agreement, wherever referred to in Section 7.1 of this Agreement, shall be deemed to include effecting any repurchases or conversions under the terms of the Convertible Notes and the Convertible Notes Indenture. Notwithstanding anything to the contrary in this Section 7.5, but subject to the terms of the Convertible Notes Indenture, nothing herein shall require the Company to make any payment with respect to the Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time.

(b) The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

(c) Prior to the Effective Time, the Company shall (i) use reasonable best efforts to facilitate the settlement of the Capped Call Transactions at or promptly following the Effective Time as reasonably requested by Parent and (ii) use reasonable best efforts to cooperate with Parent with respect to Parent’s efforts to negotiate any termination payments or valuations related to the settlement of the Capped Call Transactions that is effective at or after the Effective Time; provided, that the Company shall not (x) agree to amend, modify or waive any terms relating to, or agree to any amount due upon the termination or settlement of, the Capped Call Transactions (except for amounts due upon exercise or termination of the Capped Call Transactions in accordance with their terms in connection with conversions of the Convertible Notes prior to the Effective Time) or (y) initiate or continue discussions or negotiations with the counterparties to the Capped Call Transactions or any of their respective affiliates or any other Person regarding termination or settlement of the Capped Call Transactions, in each case without the prior written consent of Parent, and to the extent any such discussions or negotiations have occurred prior to date hereof, provide Parent with reasonable detail regarding the substance of all such discussions or negotiations and copies of any documentation sent or received in connection therewith (it being understood, for the avoidance of doubt, that limitations in the immediately preceding clauses (x) and (y) shall not apply to any modification, adjustment or termination made unilaterally by any of the counterparties to the Capped Call Transactions pursuant to the terms of the applicable Capped Call Documentation or conditioned on termination or abandonment of this Agreement); provided, further, that nothing herein shall require the Company to (A) make any payment with respect to the termination or settlement of any Capped Call Transaction as a result of the Merger prior to the occurrence of the Effective Time or (B) enter into any instrument or agreement relating to the termination or settlement of the Capped Call Transactions, or agree to any change or modification to any

Capped Call Documentation, that is effective prior to the Effective Time. The Company shall promptly provide Parent with all written notices or other documents received by it with respect to any determination, cancellation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions and hereby grants permission to Parent and its counsel and advisors to, at any time, initiate and engage in discussions and negotiations with the counterparties to the Capped Call Transactions regarding the settlement of the Capped Call Transactions at or promptly following the Effective Time and the terms of such settlement, provided that the Company and its counsel will, to the extent reasonably practicable, have a reasonable opportunity to participate in such discussions and negotiations.

(d) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and without limitation to the other provisions of this Section 7.5, the Company shall take all such actions as may be required by the terms of the applicable Capped Call Transactions or applicable Law, including the giving of any written notices or communication in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment under the Convertible Notes Indenture or occurring as a result of or in connection with the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable time and opportunity to review any such written notice or communication prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

Section 7.6 Interim Access to Company. Subject to compliance with applicable Laws, the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (collectively, “Representatives”) sources reasonable access, solely for purposes of effectuating or consummating the Merger and the other transactions contemplated hereby or integration and transition planning relating thereto, during normal business hours, on reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, contracts, commitments, personnel, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Alternative Acquisition Proposal or Superior Proposal, provided that the Company may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation or breach of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute between the Parties hereto or would constitute a violation of any applicable Law; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use its commercially reasonable efforts to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate the foregoing. Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement; provided, that the definition of “Representatives” in paragraph 1 of the Confidentiality Agreement shall be deemed to include any potential debt financing sources and (i) during the Go-Shop Period, any potential equity financing sources or co-investors of Parent or Merger Sub that are limited partners of Parent, Merger Sub or any investment fund affiliated with, or advised or managed by, Thoma Bravo, L.P. as of the date hereof and (ii) from and after the expiration of the Go-Shop Period, any potential equity financing sources or co-investors of Parent or Merger Sub (it being understood that in each of the foregoing cases, notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives may disclose any information to such potential debt or equity financing sources or co-investors (as so limited) if and only if they receive customary confidentiality undertakings from such potential debt or equity financing sources or co-investors).

Section 7.7 Employee Matters.

(a) Change in Control. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

(b) Company Benefit Plans. From and after the Effective Time, the Surviving Corporation shall honor all Company Benefit Plans in accordance with their terms (it being understood that nothing in this Agreement shall be deemed to prohibit the Surviving Corporation, Parent or its Affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms).

(c) Post-Closing Protection Period. For the period commencing on the Effective Time and ending on the earlier of (A) the first (1st) anniversary of the Effective Time and (B) the date of termination of the Company Employee (such earlier period, the “Continuation Period”), Parent shall cause the Surviving Corporation or its Affiliates to provide to each current employee of the Company and its Subsidiaries as of the Effective Time who remains so employed immediately after the Effective Time (“Company Employees”) (i) base compensation and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities) that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time, and (ii) employee benefits (excluding equity and equity-based compensation) that are substantially comparable in the aggregate to those that were provided to the Company Employee immediately before the Effective Time; provided, however, that nothing set forth in this Section 7.7 will require Parent to provide compensation in the form of equity or equity-based compensation. Without limiting the generality of the foregoing, Parent shall cause the Surviving Corporation to provide to each Company Employee whose employment terminates during the Continuation Period under circumstances that would give rise to cash severance pay or benefits under the existing terms of the Company Benefit Plans set forth on Section 3.11(a) of the Company Disclosure Schedules and designated thereon as a severance plan, policy or practice (the “Company Severance Plans”), cash severance pay equal to the cash severance pay provided under the Company Severance Plans. Notwithstanding anything in this Section 7.7 to the contrary, the terms and conditions of employment of any Company Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement, shall be governed by such applicable Collective Bargaining Agreement.

(d) Service Crediting. For all purposes of vesting, eligibility to participate and level of benefits under the corresponding employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to any defined benefit pension benefits or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to and replaces a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and vision insurance benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived or satisfied under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent such amounts were credited to such person for the same purpose under the Old Plan.

(e) No Employment Commitments. Without limiting the generality of Section 9.11, the provisions of this Section 7.7 are solely for the benefit of the Parties to this Agreement, and no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to, or the establishment, modification or termination of, any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

Section 7.8 Indemnification and Insurance.

(a) Parent, Merger Sub and the Company agree that all indemnification or other similar agreements between any current or former directors, officers or employees, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in each case in effect on the date hereof, shall survive the consummation of the Merger and remain in full force and effect in accordance with their respective terms. For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificates of incorporation and bylaws or similar organizational documents of the Company and any Subsidiaries of the Company as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Proceeding (as defined below) pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or resolution of such claim, even if beyond such six-year period. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.8.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent provided in the governing and organizational documents of the Company and its Subsidiaries as in effect on the date hereof and all indemnification or other similar agreements between any current or former directors, officers or employees, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in each case in effect as of the date hereof, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, in all cases solely to the extent provided in the governing and organizational documents of the Company and its Subsidiaries as in effect on the date hereof. In the event of any such Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Proceeding.

(c) Prior to the Effective Time, the Company shall purchase a six-year prepaid “tail” policy on the Company’s current policies of directors’ and officers’ liability insurance on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the aggregate cost of such “tail” policy shall not exceed 400% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Parent and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.8 in the event Parent is found to have been in breach of any of the foregoing.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 7.8 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.8.

Section 7.9 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.10 Public Announcements. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement. Prior to the issuance of a press release or other public statement or comment relating to this Agreement (including any proposed termination hereof) or the transactions contemplated hereby, the Company, Parent and Merger Sub shall consult with each other and provide each other with the opportunity to review and comment on any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, however, that the restrictions in this Section 7.10 shall not apply (a) to any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Change of Recommendation by the Company Board, (b) to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business, (c) in connection with any dispute between the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (d) made by the Company or Parent, Merger Sub or their respective Affiliates in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 7.10.

Section 7.11 Other Investors. Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person, other than the Equity Investor and its Affiliates, to obtain any equity interests (or rights to obtain any equity interests) in Parent or Merger Sub if such acquisition of equity interests or rights to obtain such equity interests would reasonably be expected to (a) delay in any material respect the obtaining of, or increase in any material respect the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (b) increase in any material respect the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or (c) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise.

Section 7.12 Management. Prior to the Effective Time, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not knowingly permit or agree to permit any Person (acting at its direction) to, directly or indirectly, have any formal or informal discussions, or directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any director, officer or other employee of the Company relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated hereby or after the Effective Time, (ii) any equity rollover or other similar transaction, or any equity or other investment in Parent, the Company or any parent company thereof, or any affiliate of Parent, the Company or any parent company thereof, following the Effective Time or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company with Parent, the Company or any parent company thereof, or affiliate of Parent, the Company or any parent company thereof, from and after the Effective Time.

Section 7.13 Counterparties. Prior to the No-Shop Period Start Date, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit or agree to permit any Person (acting at its direction) to, directly or indirectly, have any formal or informal commercial discussions, or directly or indirectly, enter into any commercial agreement, arrangement or understanding (whether or not binding) with any with any current or prospective customers, suppliers, partners or competitors of the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries.

Section 7.14 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE and the SEC to enable the de-listing by the Surviving Corporation of the Company Common Stock from NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.15 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.16 Stockholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of (including by providing copies of all pleadings with respect thereto), and cooperate with such Party in connection with, any stockholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (such litigation, “Stockholder Litigation”). Without limiting the generality of the foregoing, the Company shall (i) give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim, (ii) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Stockholder Litigation and (iii) not compromise or settle, or agree to compromise or settle, any stockholder litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.16, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Stockholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Stockholder Litigation, which the Company and its counsel shall consider in good faith. For the avoidance of doubt, any Action related to Dissenting Shares will be governed by Section 1.4(d).

Section 7.17 Cash Transfers. The Company shall and shall cause each applicable Company Subsidiary to use their respective commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least ten (10) business days prior to the Closing) to distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to the Company immediately before (and subject to the occurrence of) the Closing any cash balances held by any non-U.S. Company Subsidiaries; provided, however, that no distribution or transfer will be required to be made to the extent such distribution or transfer (x) would be subject to withholding or other Taxes in advance of the Effective Time or (y) would violate applicable Law or any minimum cash balance or capital surplus requirements applicable to such Company Subsidiaries. Substantially concurrently with (and subject to the occurrence of) the Closing, any cash balances at the Company or any funds distributed or transferred to the Company pursuant to this Section 7.17 shall be used by Parent, Merger Sub and the Company to the extent necessary for the consummation of the transactions contemplated by this Agreement and the satisfaction of Parent’s payment obligations at the Closing.

ARTICLE 8

PRE-CLOSING TERMINATION OF AGREEMENT

Section 8.1 Termination or Abandonment. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before October 10, 2022 (the “End Date”); provided that the End Date shall be automatically extended one time until January 10, 2023 if the conditions set forth in Section 2.2(a)(ii) or Section 2.2(a)(iii) shall not have been satisfied as of the close of business on the Business Day immediately prior to the then-current End Date; provided, further, that (A) this Agreement may not be terminated by a Party pursuant to this Section 8.1(b)(i) if such Party’s actions or failure to act are the primary cause of the failure to satisfy the conditions to such Party’s obligation to consummate the Merger under this Agreement on or before the End Date or to consummate the Merger on or before the End Date and, in any such case, such actions or failures to act constitute a breach of such Party’s covenants or other obligations under this Agreement; and (B) this Agreement may not be terminated by Parent pursuant to this Section 8.1(b)(i) if the Company has perfected its right to terminate this Agreement pursuant to Section 8.1(c)(ii);

(ii) any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar Order permanently enjoining or prohibiting the consummation of the Merger and such injunction or Order shall have become final and non-appealable; provided, however, that this Agreement may not be terminated by a Party pursuant to this Section 8.1(b)(ii) if (A) such Party’s actions or failure to act are the primary cause of such injunction or Order and, in any such case, such actions or failures to act constitute a breach of such Party’s covenants or other obligations under this Agreement, or (B) such Party has breached or otherwise failed to comply with its obligations under Section 7.1 and Section 7.2; or

(iii) the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained;

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of their covenants or other agreements under this Agreement or any of the representations and warranties of Parent and Merger Sub in this Agreement shall have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in Section 2.2(a) or Section 2.2(c) (assuming for this purpose that the Closing were to occur at such time) and (ii) cannot be cured by the End Date or, if curable, is not cured within forty five (45) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination (it being understood and hereby agreed that (x) this Agreement may not be terminated pursuant to this Section 8.1(c)(i) if any such breach, failure to perform or inaccuracy is cured within such 45-Business Day period and (y) this Section 8.1(c)(i) will not modify or preclude any party’s termination rights pursuant to Section 8.1(b)(i)); provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, agreements or covenants in this Agreement;

(ii) if (A) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been and continue to be satisfied or waived at the time the Closing is required to have occurred pursuant to Section 2.1 (other than those conditions that by their nature are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing)), (B) Parent fails to consummate the Closing on the date on which Parent is required to consummate the Closing pursuant to Section 2.1, and (C) the Company has, at least three (3) Business Days prior to seeking to terminate this Agreement pursuant to this Section 8.1(c)(ii), irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing, and Parent and Merger Sub have not consummated the Closing by the end of such three (3) Business Day period; or

(iii) at any time prior to receipt of the Company Stockholder Approval if (i) the Company has received a Superior Proposal after the date of this Agreement, (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by that Superior Proposal following the procedures set forth in Section 7.3(d), (iii) the Company has complied in all material respects with the terms of Article 6 and Section 7.3(d) with respect to such Superior Proposal, and (iv) concurrently with (and as a condition to) such termination the Company pays Parent the Company Termination Fee in accordance with Section 8.3(a);

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of their covenants or other agreements under this Agreement or any of the representations and warranties of the Company in this Agreement shall have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (A) would result in a failure of a condition set forth in Section 2.2(a) or Section 2.2(b) (assuming for this purpose that the Closing were to occur at such time) and (B) cannot be cured by the End Date or, if curable, is not cured within forty five (45) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination (it being understood and hereby agreed that (x) this Agreement may not be terminated pursuant to this Section 8.1(d)(i) if any such breach, failure to perform or inaccuracy is cured within such forty five (45) Business Day period and (y) this Section 8.1(d)(i) will not modify or preclude any party’s termination rights pursuant to Section 8.1(b)(i)); provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of their representations, warranties, agreements or covenants in this Agreement; or

(ii) prior to receipt of the Company Stockholder Approval, if the Company Board effects a Change of Recommendation; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent fails to terminate this Agreement pursuant to this Section 8.1(d)(ii) prior to 11:59 p.m., Eastern Time on the date which is ten (10) Business Days after Parent is notified in writing that the Company Board has effected a Change of Recommendation.

Section 8.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, the terminating Party shall forthwith give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any Party of its obligation to pay the Company Termination Fee or the Parent Termination Fee, if, as and when required pursuant to Section 8.3; (ii) no such termination shall relieve any Party for liability for such Party’s willful and material breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the Guarantee, the Confidentiality Agreement, the provisions of the last sentence of Section 7.4(e), this Section 8.2, Section 8.3 and all of Article 9 (to the extent applicable after a termination of this Agreement) shall survive the termination hereof.

Section 8.3 Termination Fees.

(a) Company Termination Fee. If (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), or (iii) (A) after the date of this Agreement, an Alternative Acquisition Proposal (substituting for purposes of this Section 8.3(a) in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn, (B) this Agreement is terminated pursuant to Section 8.1(b)(iii) or Section 8.1(d)(i) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have (1) consummated any Alternative Acquisition Proposal or (2) entered into a definitive agreement providing for (and later consummated) any Alternative Acquisition Proposal, then, in each case, the Company shall pay, by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $212,540,000 in cash (the “Company Termination Fee”); provided, however, that if this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii) prior to 11:59 p.m. Eastern Time on May 26, 2022 to enter into a definitive agreement with respect to a Superior Proposal received from an Excluded Party, then the “Company Termination Fee” shall be $81,750,000. The payment of any Company Termination Fee shall be made concurrently with (and as a condition to) such termination in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, or within three (3) Business Days after the consummation of any such Alternative Acquisition Proposal in the case of clause (iii) above (it being understood and agreed that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion). On the payment by the Company of the Company Termination Fee as and when required by this Section 8.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 8.2.

(b) Parent Termination Fee. If (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(b)(i)

and at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), then Parent shall pay, by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $425,090,000 in cash (the “Parent Termination Fee”), such payment to be made within three (3) Business Days of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). On the payment by Parent of the Parent Termination Fee as and when required by this Section 8.3(b), none of Parent, Merger Sub or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives.

(c) Acknowledgements. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(a), Parent would not have entered into this Agreement and that, without Section 8.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 8.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. The Parties further acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Company Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge that the right to receive the Company Termination Fee or the Parent Termination Fee, as applicable, shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 9.5, provided that in no event shall either Party be entitled to receive both specific performance and payment of the Company Termination Fee or Parent Termination Fee, as applicable.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting Parent’s rights to specific performance expressly set forth in Section 9.5, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Fee from the Company pursuant to this Section 8.3, the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.3(c) shall, subject to Section 9.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Related Parties against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 7.10. Notwithstanding the foregoing, this Section 8.3(d) will not relieve the Company from liability for fraud or willful and material breach of this Agreement; provided that under no circumstances will the collective monetary damages payable by the Company for breaches (including any willful and material breach) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to $212,540,000 in the aggregate for all such breaches (if any) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain consequential, special, indirect or punitive damages in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(e) Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting the Company’s rights to specific enforcement expressly set forth in Section 9.5, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee pursuant to this Section 8.3 and, if applicable, any costs and expenses of the Company pursuant to Section 8.3(c) (and the obligations of the Equity Investor under the Guarantee (in accordance with the terms and conditions thereof) with respect thereto), the termination of this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) and receipt of payment of the Parent Termination Fee shall, subject to Section 9.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company Related Parties against any of Parent, Merger Sub, the Equity Investor, or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equity holders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equity holder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, excluding Parent and Merger Sub, the “Parent Related Parties”) or the lenders, agents, underwriters, commitment parties and arrangers of any Debt Financing (including pursuant to the Debt Commitment Letter, any Debt Fee Letter or any engagement letters, credit agreements, loan agreements, joinders or indentures relating to any Debt Financing) or any Debt Financing Sources, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, controlling persons, advisors, attorneys, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements related thereto (collectively, each, a “Lender Related Party” and together, the “Lender Related Parties”) for any cost, expense, loss or damage suffered as a result of, or arising from or otherwise in connection with (i) this Agreement, the Debt Commitment Letter, any Debt Fee Letter, the Guarantee, the Equity Commitment Letter or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, the transactions contemplated hereby or thereby, (ii) the failure of the Merger or the other transactions contemplated by this Agreement to be consummated (including the funding of the Financing), (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise or (iv) any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Transaction Related Matters”); provided, however, that this Section 8.3(e) shall not relieve any Parent Related Party for any liability (A) for fraud or willful and material breach of this Agreement or (B) for any breach of the Confidentiality Agreement; provided, further, that under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches (including any willful and material breach) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Guarantee or the Equity Commitment Letter exceed an amount equal to $425,090,000 plus the reimbursement obligations set forth in Section 7.4(e) and any amounts due by Parent pursuant to Section 8.3(c) in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against the Parent Related Parties, and in no event will the Company be entitled to seek or obtain consequential, special, indirect or punitive damages in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Commitment Letters, the Guarantee or the transactions contemplated hereby and thereby (including, any breach by an Equity Investor,

Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Debt Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing. Except as expressly provided in this Section 8.3(e), none of Parent, Merger Sub, the Parent Related Parties or the Lender Related Parties shall have any liability or obligation relating to or arising out of or in connection with any Transaction Related Matters, except that nothing shall relieve Parent of its obligations under Section 7.6, Section 7.10 and Section 7.4(e), and none of the Company, its Subsidiaries nor any other Company Related Party shall seek or be entitled to seek or recover any damages or seek or be entitled to any remedy, whether based on a claim at Law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with any Transaction Related Matters.

(f) Except for (i) claims against any Equity Investor in accordance with and under the terms of the Guarantee, (ii) claims for specific performance of the Equity Commitment Letter to the extent provided therein, and (iii) claims against the parties to the Confidentiality Agreement for breaches thereof in accordance with the terms thereof (the foregoing (i), (ii) and (iii), “Permitted Claims”), this Agreement may only be enforced against, and all actions or claims (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to any Transaction Related Matters may only be made against (and are those solely of) the entities that are expressly identified as Parties hereto, and, except for Permitted Claims, none of the Equity Investor or any other Parent Related Party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise). In no event shall the Company or any of the Company Related Parties, and the Company agrees not to and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or make any claims in respect of any Transaction Related Matters against or seek to recover monetary damages from, any Parent Related Party (other than in respect of Permitted Claims).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.2 Expenses. Except as set forth in Section 7.4 or Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that all filing fees paid by any Party in respect of any and all filings under the Antitrust and Foreign Investment Laws shall be borne by Parent; provided, however, that except as otherwise set forth in Section 2.3(b)(ii), Parent will pay or cause to be paid all transfer, documentary, sales, use, stamp, registration, real property transfer and other similar Taxes and fees imposed with respect to, or as a result of, entering into this Agreement and the consummation of the Merger, and such Taxes and fees expressly shall not be a liability of holders of Company Common Stock, or Company Equity Awards.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.

Section 9.4 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.4 in the manner provided for notices in Section 9.7. Nothing in this Agreement shall affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.

Section 9.5 Specific Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, (i) the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (A) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (B) an injunction restraining such breach or threatened breach, and (ii) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance to cause Parent to cause the Equity Financing to be funded under the Equity Commitment Letter and Parent’s and Merger Sub’s obligations to consummate the Merger if, but only if, (A) all of the conditions in Section 2.2(a) and Section 2.2(b) have been, and continue to be, satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing)) at the time the Closing is required to occur pursuant to Section 2.1, (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (C) the Company has irrevocably confirmed in writing that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur in accordance with Section 2.1 and (D) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to have occurred pursuant to Section 2.1. In no event shall the Company be entitled to enforce specifically Parent’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letter) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Parent Termination Fee pursuant to Section 8.3(b); provided that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under this Agreement or available at law or equity following the payment of the Parent Termination Fee in accordance with the terms of this Agreement.

(c) Each Party further agrees that (i) it will not raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement, and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION  9.6.

Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by emails by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 91444

Attention: Seth Boro and Andrew Almeida

Email: sboro@thomabravo.com, and

aalmeida@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N LaSalle Street

Chicago, Illinois 60654

Attention: Corey D. Fox, P.C. and Bradley C. Reed, P.C.

Email: corey.fox@kirkland.com and

bradley.reed@kirkland.com

To the Company:

SailPoint Technologies Holdings, Inc.

11120 Four Points Drive, Suite 100

Austin, Texas 78726

Attention: Chris Schmitt

Email: chris.schmitt@sailpoint.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Joshua M. Zachariah, Joseph C. Theis, Jr., Jean A. Lee

Email: jzachariah@goodwinlaw.com, jtheis@goodwinlaw.com,

jeanlee@goodwinlaw.com

or to such other address as a Party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when sent by email (so long as no transmission error is received), (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 9.7; provided, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties; provided, that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) from and after the Effective Time in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, provided that no such assignment pursuant to clause (b) or (c) shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Confidentiality. The Parties hereto hereby agree that the terms of the non-disclosure agreement, dated as of March 9, 2022, by and between the Company and Thoma Bravo, L.P. (the “Confidentiality Agreement”) shall remain in full force and effect.

Section 9.11 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Equity Commitment Letter, the Guarantee, the Debt Commitment Letter, the Debt Fee Letters and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.12 No Third-Party Beneficiaries. Except for the provisions of Article 1 and Article 2 (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock (including

Company Equity Awards) as of immediately prior to the Effective Time solely with respect to their right to receive the Merger Consideration, Vested Company Option Consideration, Vested Company RSU Consideration, Unvested Company Option Consideration and/or Unvested Company RSU Consideration, as applicable), Section 7.8 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), and the provisions of the last sentence of Section 7.4(e) (which shall be for the benefit of the express beneficiaries thereof), this Agreement is not intended to, and will not, confer upon any Person (other than the Persons expressly parties to this Agreement) any rights or remedies hereunder.

Section 9.13 Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NYSE require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.14 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.15 Financing Provisions. The Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that, subject to clause (c) any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) subject to the last sentence of this Section 9.15, waives any and all rights or claims against the Debt Financing Sources in connection with this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and each such Person agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby, (e) agrees that none of the Debt Financing Sources shall have any liability to the Company, any of its Subsidiaries or any of their respective controlled Affiliates or representatives or any Company Related Party relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (subject to the last sentence of this Section 9.15), and (f) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may rely upon and enforce, any of the provisions of Section 8.3(e), Section 9.5(b), Section 9.8 and this

Section 9.15 and that Section 8.3(e), Section 9.5(b), Section 9.8 and this Section 9.15 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) may not be amended in a manner adversely affecting any Debt Financing Source without the written consent of such adversely affected Debt Financing Source. Notwithstanding the foregoing, nothing in this Section 9.15 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Source’s obligations to Parent or Merger Sub under any Commitment Letter or Definitive Agreement (it being understood that following consummation of the Merger, nothing in this Section  9.15 shall limit the rights of any of the parties to any Definitive Agreement).

Section 9.16 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Ordinary course of business” shall be understood to include any action reasonably taken or not taken in response to exigent circumstances, including with respect to timing, frequency and magnitude. All references herein to “$” or “dollars” shall be to U.S. dollars. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific law defined or referred to herein or in any schedule that is referred to herein means such law as from time to time amended and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, such references shall be deemed to refer to such law, as amended, and any rules or regulations promulgated thereunder, in each case, as of such date). Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project: Flying Cloud” virtual data room maintained by Merrill Datasite by or on behalf of the Company or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives, in each case, on or before 5:00 p.m. (Pacific time) on the date of this Agreement.

Section 9.17 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action. Within one (1) Business Day following the execution of this Agreement, Parent shall provide the Company with a true, accurate and complete copy of its written consent to adopt this Agreement (by consent in lieu of a stockholder meeting).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PROJECT HOTEL CALIFORNIA HOLDINGS, LP

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

PROJECT HOTEL CALIFORNIA MERGER SUB, INC.

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Mark McClain
Name: Mark McClain
Title: CEO

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof, or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company and/or its Subsidiaries to keep such information confidential; provided, however, that, with respect to such agreements executed and delivered following the execution and delivery of this Agreement, the provisions contained therein relating to the confidential treatment of information and the use thereof are not materially less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Acquisition Proposal) and that such agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with Section 6.2(c) or that otherwise prohibits the Company from complying with the provisions of Section 6.2(c).

“Action” means a claim, action, suit, complaint, investigation, arbitration or proceeding, whether civil, criminal or administrative.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Tax Law).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Alternative Acquisition Proposal” means any offer, proposal or indication of interest made by any Person or group of Persons (other than Parent or Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 75% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the direct or indirect acquisition by any Person of assets constituting or accounting for more than 25% of the consolidated assets, revenue or net income of the Company and its Subsidiaries, on a consolidated basis (including equity interests in any Subsidiaries), or (iii) the direct or indirect acquisition by any Person of more than 25% of the outstanding shares of Company Common Stock or securities representing more than 25% of the total voting power of the Company.

“Antitrust and Foreign Investment Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that are (i) designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, or (ii) pertain to the regulation of foreign investments.

“Beneficial Ownership Certification” means a certification regarding the beneficial ownership required by 31 C.F.R. § 1010.230.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Austin, Texas or San Francisco, California are authorized by law or executive order to be closed.

“Capped Call Documentation” means (i) the confirmation and side letter (together, the “letter agreements”) Re: Base Call Option Transaction, dated as of September 19, 2019, between the Company and Bank of America, N.A., (ii) the letter agreements Re: Base Call Option Transaction, dated as of September 19, 2019, between the Company and RBC Capital Markets, LLC, (iii) the letter agreements Re: Base Call Option Transaction, dated as of September 19, 2019, between the Company and Morgan Stanley & Co. LLC, (iv) the letter agreements Re: Base Call Option Transaction, dated as of September 19, 2019, between the Company and Jefferies International Limited, (v) the letter agreements Re: Base Call Option Transaction, dated as of September 19, 2019, between the Company and Citibank, N.A., (vi) the letter agreements Re: Additional Call Option Transaction, dated as of September 20, 2019, between the Company and RBC Capital Markets, LLC, (vii) the letter agreements Re: Additional Call Option Transaction, dated as of September 20, 2019, between the Company and Morgan Stanley & Co. LLC, National Association, (viii) the letter agreements Re: Additional Call Option Transaction, dated as of September 20, 2019, between the Company and Bank of America, N.A., (ix) the letter agreements Re: Additional Call Option Transaction, dated as of September 20, 2019, between the Company and Jefferies International Limited and (x) the letter agreements Re: Additional Call Option Transaction, dated as of September 20, 2019, between the Company and Citibank, N.A.

“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), in each case, together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union works council or other labor organization.

“Company Benefit Plans” means all independent contractor, employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity, or equity-based deferred compensation, vacation, stock purchase, stock option, severance, transition, employment, consulting, retention, change of control, tax gross-up or fringe benefit plan, program or agreement (other than any Multiemployer Plan, or any other plan or program required by statute that is maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries, to which the Company or any of its Subsidiaries are party, or with respect to which the Company or any of its Subsidiaries has any Liability.

“Company Equity Awards” means, collectively, the Company Options and Company RSUs.

“Company Equity Plans” means all incentive or benefit plans (including any related sub-plans, addenda and agreements entered into and awards issued under such plan) providing for the grant of any Company Option or Company RSU.

“Company ESPP” means the Company’s 2017 Employee Stock Purchase Plan.

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” means the computer systems, Software and Software platforms, hardware, electronic data processing and telecommunications networks, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, the Company or any of its Subsidiaries or that are required in connection with the operation of the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means an event, change, occurrence, effect or development that (A) individually or taken together with all other events, changes, occurrences, effects or developments that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent, materially impair or materially delay the consummation by the Company of the Merger prior to the End Date, but, with respect to clause (A) only, shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or the Company Preferred Stock or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) (A) changes in Law or the interpretation or enforcement thereof or (B) any COVID-19 Measures, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities (provided, that this clause (e) shall not apply to any representation or warranty set forth in Section 3.4(b)), (f) the identity of Parent or any of its Affiliates as the acquiror of the Company, (g) compliance with the terms of, or the taking or omission of any action expressly required by, this Agreement or consented to or requested by Parent or any of its Representatives (provided, that this clause (g) shall not apply to any representation or warranty set forth in Section 3.4(b) or compliance of the covenants set forth in Section 5.1), (h) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (j) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (k) changes in generally accepted accounting principles or the interpretation or enforcement thereof, (l) any Stockholder Litigation relating to or resulting from this Agreement or the transactions contemplated hereby, (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (n) any matter set forth in the Company Disclosure Schedules or (o) the availability of equity, debt or other financing to Parent or Merger Sub (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to the foregoing clauses (a), (c), (d), (h), (i), (j) and (k) (other than, in the case of clauses (d) or (j) any impact with respect to COVID-19 or the COVID-19 Measures or any escalation or worsening thereof (including any subsequent waves)), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the operations of other participants operating in the industries in which the Company and its Subsidiaries operate, the incremental material and disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Options” shall mean each compensatory option to purchase shares of Company Common Stock. For the avoidance of doubt, the Company Options shall not include the Capped Call Transactions.

“Company Products” means all of the existing hardware and Software products, including software-as-a-service products sold, licensed, maintained, distributed, or provided by the Company or any of its Subsidiaries or from which the Company and its Subsidiaries are deriving revenue from the sale, license, maintenance, distribution or provision thereof.

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Securities” means, collectively, the Company Voting Stock and Company Equity Awards.

“Company Voting Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Contract” means any legally binding, contract, note, bond, mortgage, indenture, deed of trust, lease, license, commitment, agreement or other obligation.

“Convertible Notes” means the Company’s 0.125% Convertible Senior Notes due 2024 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” mean the Indenture, dated as of September 24, 2019, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“Debt Financing Sources” means the agents, arrangers and lenders that will provide or arrange the Debt Financing, including the agents, arrangers and lenders party to the Debt Commitment Letter, any joinder agreements, credit agreements or the other definitive documentations relating thereto entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances, in each case as in effect at or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each Person treated at any relevant time as a single employer with the Company or any of its Subsidiaries pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Party” means any Person (i) from whom the Company receives a written Alternative Acquisition Proposal after the date of this Agreement and prior to the No-Shop Period Start Date and (ii) whose Alternative Acquisition Proposal the Company Board determines in good faith prior to the start of the No-Shop Period Start Date, after consultation with its outside financial advisor and legal counsel, either to be a Superior Proposal or an Alternative Acquisition Proposal that would reasonably be expected to lead to a Superior Proposal; provided, however, that a Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such Alternative Acquisition Proposal is withdrawn by such Person or (2) such Alternative Acquisition Proposal, in the good faith determination of the Company Board, after consultation with its outside financial advisor and legal counsel, no longer is or would no longer be reasonably expected to lead to a Superior Proposal.

“Existing Credit Agreement” means the Credit Agreement among the Company, SailPoint Technologies, Inc., other loan parties thereto, lenders party thereto, Citibank, N.A., Royal Bank of Canada and Bank of America, N.A. dated as of March 11, 2019, as amended or supplemented from time to time.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries on one hand and a Governmental Entity on the other or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality or on behalf of any such public organization;

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Hazardous Substance” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous (or words of similar meaning and regulatory effect) under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Healthcare Laws” means Laws relating to healthcare or the regulation, provision, consultation, management, administration of, and payment for, healthcare items and services applicable to the business of the Company and its Subsidiaries, including: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C.

§ 3801 et seq.); the Federal Health Care Fraud Law (18 U.S.C. § 1347); Title XVIII of the Social Security Act (42 U.S.C. §§ 1395-1395lll) (the Medicare statute); Title XIX of the Social Security Act (42 U.S.C. §§ 1396-1396w-5) (the Medicaid statute); the False Claims Act (31 U.S.C. §§ 3729-3733); the False Claim Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); HIPAA; 42 C.F.R. Part 2; the Deficit Reduction Act of 2005; the Patient Protection and Affordable Care Act of 2010; Laws relating to healthcare Permits, fee-splitting, patient brokering, corporate practice of medicine and licensed professionals, billing, coding, insurance coverage, reimbursement, kickbacks, claim processing, documentation and submission of claims, medical record documentation requirements, and any and all similar state or local Laws; and any and all amendments or modifications made from time to time to the items referenced in this definition.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations set forth at 45 C.F.R. Parts 160 164 and applicable state Laws regulating the privacy and security of healthcare records.

“HSR Affiliate” means any Person, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, the Equity Investor or any of their Affiliates, and any portfolio company or similar asset in which the Equity Investor or any of the Affiliates has a greater than five percent investment.

“Intellectual Property” means the following existing anywhere in the world: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, slogans, corporate names, trade names, Internet domain names, and other indicia of origin, and all applications and registrations therefor (this clause (b), collectively, “Marks”); (c) works of authorship, copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (this clause (c), collectively, “Copyrights”); (d) trade secrets and industrial secret rights, inventions (whether or not patentable), know-how, ideas, methods, techniques, specifications, designs, algorithms, source code, data, confidential or proprietary business or technical information, including any of the foregoing that derives independent economic value from not being known to other persons (clause (d), collectively, “Trade Secrets”), (e) social media accounts, and (f) any other intellectual property rights, in each case together with all goodwill associated therewith and in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement, or if known or reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement; provided, that (a) the receipt, existence or terms of an Alternative Acquisition Proposal or Superior Proposal, or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account), in each case, shall not be deemed to be an Intervening Event hereunder.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Schedule A-I(a) Knowledge of the Parent Disclosure Schedules and (b) with respect to the Company, the actual knowledge of the individuals listed on Schedule A-I(b) Knowledge of the Company Disclosure Schedules.

“Law” means any federal, state, local, or municipal statute, law, ordinance, regulation, rule, code, judicial or administrative order, or principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Lease” means all leases, subleases, or licenses applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof.

“Liability” or “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means a lien, mortgage, pledge, security interest, charge or other encumbrance of any kind or nature whatsoever, but excluding any restrictions or limitations under any securities Laws.

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT Asset on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Open Source License” means the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, any other license identified as an open source license by the Open Source Initiative (www.opensource.org), or any substantially similar license or another “free software” license or “open source software” license.

“Open Source Software” means any Software licensed under an Open Source License.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims either (i) not yet delinquent or (ii) that are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or that are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) any Lien that is an entitlement, permit, license, utility easement or right of way, or zoning, building or other land use or environmental regulation imposed or promulgated by any Governmental Entity having jurisdiction over any of the Leased Real Property, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness (i) in existence on the date of this Agreement and set forth on Schedule 10.1(a) or (ii) not prohibited by Section 5.1(b)(ix), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (g) any Lien that is imposed on the underlying fee interest in real property subject to a Lease, (h) any Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company, (i) any Lien that will be released at or prior to the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, right-of-way, restriction, encroachment, servitude, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases and other charge, instrument or encumbrance with respect to real estate or the underlying fee interest of any Leased Real Property, (k) rights of parties in possession of real property without options to purchase or rights of first refusal that do not materially impair the occupancy or use of such real property for the purposes for which it is used as of the date hereof, (l) any Lien arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (m) any condition that would be disclosed by a current, accurate survey or physical inspection of the assets to which such condition relates, (n) any matters that would be disclosed on a title report or title insurance policy to the extent such matters do not materially impair the occupancy or use of such Leased Real Property for the purposes for which it is used as of the date hereof, (o) statutory or contractual Liens in favor of lessors arising in connection with any Lease, (p) any Lien created under federal, state or foreign securities Laws, (q) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith, (r) non-exclusive licenses of Intellectual Property, or (s) any other Lien that does not materially impair the existing use of the assets or property of the Company or any of its Subsidiaries affected by such Lien. Except for clauses (e) and (r), no other clause set forth in the foregoing shall apply to Intellectual Property.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Data” shall mean data or information that (i) identifies a particular individual or (ii) is defined as “personal data,” “personal information,” or “personally identifiable information” or a similar term under applicable Law.

“Privacy Obligations” means, to the extent applicable to the Company or its Subsidiaries, all (a) applicable Law (including, to the extent applicable, the General Data Protection Regulation (EU) 2016/679 and the California Consumer Privacy Act), (b) written policies or terms of use of the Company or its Subsidiaries, or (c) contractual requirements or obligations, that in each case: (x) pertains to (i) privacy or restrictions or obligations related to the collection or Processing of Personal Data (including any security breach notification requirements) or (ii) direct marketing to consumers and consumer protection and (y) applies in any country in which (i) the Company or its Subsidiaries collect or otherwise Process Personal Data and (ii) the customers of the Company and its Subsidiaries Process Personal Data to which the Company and its Subsidiaries have access.

“Process” and its cognates shall have the meaning set forth in the General Data Protection Regulation (EU) 2016/679.

“Required Financial Information” means the historical financial statements regarding the Company and its Subsidiaries to the extent described in the Debt Commitment Letter as in effect on the date hereof.

“Required Pro Forma Financial Information” means the pro forma financial statements regarding the Company and its Subsidiaries to the extent described in the Debt Commitment Letter as in effect on the date hereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means actions that result in an actual cyber or security incident that could have an adverse effect on a system (including Company IT Assets) or any information or data stored or contained therein, including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of a system or the data or information the system Processes, stores, or transmits. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT Assets, Personal Data, sensitive information, or Trade Secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Software” means software and computer programs, whether in source code or object code form, and including (a) software implementations of algorithms, models, and methodologies, firmware, and application programming interfaces, and (b) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a written Alternative Acquisition Proposal substituting in the definition thereof “80%” for “25%” and for “75%” in each place each such phrase appears, that (i) was not solicited in violation of Section 6.2(b) and (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Company Board considers to be appropriate (including (a) all legal, regulatory and financial aspects of the proposal (including certainty of closing) and the identity of the Person making the Alternative Acquisition Proposal and (b) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 7.3(d)), to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

“Tax” or “Taxes” means any and all federal, state, local and non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, estimated ad valorem, value added and goods and services taxes, however denominated, whether disputed or not.

“Tax Return” means any return, report, form, or similar filing made or required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

The following capitalized terms shall have the respective meanings ascribed thereto in the sections of the Agreement noted below opposite each such capitalized term.

Term	Section
Agreement	Preamble
Alternative Financing	7.4(c)
Anti-Corruption Laws	3.9(d)
Audited Company Balance Sheet	3.7
Book-Entry Shares	1.4(b)
Cancelled Shares	1.4(c)
Certificate	1.4(b)
Certificate of Merger	1.2
Change of Recommendation	7.3(d)
Clearance Date	7.3(a)
Closing	2.1
Closing Date	2.1
Code	2.5
Commitment Letters	4.4(b)
Company	Preamble
Company Approvals	3.4(a)
Company Balance Sheet Date	3.7
Company Board	Recitals
Company Common Stock	1.4(b)
Company Disclosure Schedules	Article 3
Company Employees	7.7(c)
Company Liability Limitation	8.3(d)
Company Material Contract	3.18(a)(xiv)
Company Permits	3.9(b)
Company Preferred Stock	3.2(a)
Company Recommendation	3.3(a)
Company Registered Intellectual Property	3.15(a)
Company Related Parties	8.3(d)
Company SEC Documents	3.5(a)
Company Severance Plans	7.7(c)
Company Stockholder Approval	3.3(b)
Company Stockholder Meeting	7.3(b)
Company Termination Fee	8.3(a)
Confidentiality Agreement	9.10
Consents	7.1
Continuation Period	7.7(c)
Debt Commitment Letter	4.4(a)
Debt Fee Letters	4.4(a)
Debt Financing	4.4(a)
Definitive Agreements	7.4(a)
DGCL	Recitals
Dissenting Shares	1.4(d)
Effective Time	1.2
End Date	8.1(b)(i)
Enforceability Exceptions	3.3(d)
Equity Commitment Letter	4.4(b)
Equity Financing	4.4(b)
Equity Investor	4.4(b)

Term	Section
Ex-Im Laws	3.9(g)(i)
Fair Value	4.13(d)
Financing	4.4(b)
Financing Amounts	4.4(e)
Foreign Plan	3.11(c)
Go-Shop Period	6.1
Governmental Entity	3.4(a)
Guarantee	4.5
HSR Act	3.4(a)
Indemnified Party	7.8(b)
Leased Real Property	3.14
Lender Related Party	8.3(e)
Material Customers	3.18(a)(xii)
Material Vendors	3.18(a)(xii)
Merger	Recitals
Merger Consideration	1.4(b)
Merger Sub	Preamble
New Plans	7.7(d)
No-Shop Period Start Date	6.1
OFAC	3.9(g)(iv)
Old Plans	7.7(d)
Parent	Preamble
Parent Approvals	4.3(a)
Parent Disclosure Schedules	Article 4
Parent Liability Limitation	8.3(e)
Parent Material Adverse Effect	4.1
Parent Related Parties	8.3(e)
Parent Termination Fee	8.3(b)
Parties	Preamble
Party	Preamble
Paying Agent	2.3(a)(i)
Payment Fund	2.3(a)(i)
Permits	3.9(b)
Permitted Claims	8.3(f)
Proceeding	7.8(b)
Proxy Statement	3.4(a)
Representatives	7.6
Restricted Person	3.9(g)(ii)
Sanctioned Country	3.9(g)(iii)
Sanctioned Person	3.9(g)(iv)
Sanctions Laws	3.9(g)(v)
Specified Acquisition	5.2
Stockholder Litigation	7.16
Surviving Corporation	1.1
Termination Date	5.1(a)
Trade Control Laws	3.9(e)
Transaction Related Matters	8.3(e)
Unvested Company Option	1.5(a)(ii)
Unvested Company Option Consideration	1.5(a)(ii)
Unvested Company RSU Consideration	1.5(b)(ii)
Vested Company Option	1.5(a)(i)

Term	Section
Vested Company Option Consideration	1.5(a)(i)
Vested Company RSU	1.5(b)(i)
Vested Company RSU Consideration	1.5(b)(i)

Annex B

April 10, 2022

Board of Directors

SailPoint Technologies Holdings Inc.

11120 Four Points Drive, Suite 100

Austin, TX 78726

Members of the Board:

We understand that SailPoint Technologies Holdings Inc. (the “Company”), Project Hotel California Holdings, LP (“Parent”) and Project Hotel California Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 10, 2022 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock that are, as of immediately prior to the effective time of the Merger, (i) directly owned by the Company as treasury stock, (ii) directly owned by Parent or Merger Sub or (iii) held by holders of such shares who have not voted in favor of the adoption of the Merger Agreement nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”), will be converted automatically into the right to receive $65.25 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)

Reviewed certain financial projections prepared by the management of the Company and certain extrapolations prepared with guidance from the management of the Company (which were reviewed and approved for our use by the management of the Company) (collectively, the “Financial Projections”);

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices for and trading activity of the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company, Parent and their financial and legal advisors;

9)

Reviewed the Merger Agreement, the debt commitment letters from debt financing sources to Parent, substantially in the form of the drafts dated April 10, 2022 (the “Debt Commitment Letters”) and the equity commitment letter from Thoma Bravo Fund XV, L.P. to Parent, substantially in the form of the draft dated April 10, 2022 (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”), a guarantee made by Thoma Bravo Fund XV, L.P. substantially in the form of the draft dated April 10, 2022 and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company regarding the future financial performance of the Company. We express no view as to such Financial Projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, upon the closing of the Merger, Morgan Stanley may receive additional value resulting from adjustments to derivative call option transactions between Morgan Stanley and the Company entered into in connection with the Company’s issuance of convertible notes due in 2024. In the two years prior to the date hereof, we have provided financial advisory and financing services to Thoma Bravo L.P. (“Thoma Bravo”) (which we understand is the ultimate controlling equity owner of Parent) and its majority-controlled affiliates and portfolio companies (collectively the “Thoma Bravo Related Entities”), and, in each case, have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and/or financing services to the Company, Parent, Thoma Bravo and the Thoma Bravo Related Entities in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of Thoma Bravo, the Thoma Bravo Related Entities, Parent, the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with the Merger, may have committed and may commit in the future to invest in private equity funds managed by Thoma Bravo or the Thoma Bravo Related Entities or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in private equity funds managed by Thoma Bravo or the Thoma Bravo Related Entities.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Taylor Henricks
Taylor Henricks
Managing Director

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SailPoint P.O. BOX 8016,CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/SAIL • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-390-5387 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided “ALEXA, VOTE MY PROXY” • Open Alexa app and browse skills • Search “Vote my Proxy” • Enable skill You must pre-register to attend the meeting online. SailPoint Technologies Holdings, Inc. Special Meeting of Stockholders For Stockholders of record as of May 25, 2022 TIME: [ ], 2022 [ ], Central Time PLACE: Live Virtual Webcast (visit www.proxydocs.com/SAIL to register) This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Mark McClain (Chief Executive Officer) and Christopher Schmitt (General Counsel), and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them, to vote all the shares of capital stock of SailPoint Technologies Holdings, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

SailPoint Technologies Holdings, Inc. Special Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS RECOMMENDS PROPOSAL YOUR VOTE AGAINST FOR ABSTAIN 1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of FOR April 10, 2022, (the “Merger Agreement”), by and among Project Hotel California Holdings, LP, a Delaware limited partnership (“Parent”) and Project Hotel California Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into SailPoint and the separate corporate existence of Merger Sub will cease, with SailPoint continuing as the surviving corporation and a wholly owned subsidiary of Parent. 2. To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the FOR compensation that may be paid or become payable to SailPoint’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. 3. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if FOR necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. You must pre-register to attend the meeting online. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date